     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1999



                                                      REGISTRATION NO. 333-78983

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        INTERACTIVE PICTURES CORPORATION
             (Exact name of registrant as specified in its charter)

            TENNESSEE                            7372                            62-1275544
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                            1009 COMMERCE PARK DRIVE
                           OAK RIDGE, TENNESSEE 37830
                                 (423) 482-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               JAMES M. PHILLIPS
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        INTERACTIVE PICTURES CORPORATION
                            1009 COMMERCE PARK DRIVE
                           OAK RIDGE, TENNESSEE 37830
                                 (423) 482-3000
  (Name and address, including zip code, and telephone number, including area code, of registrant's agent for service)
                                   COPIES TO:

             MATTHEW S. HEITER, ESQ.                                GERALD S. TANENBAUM, ESQ.
              ROGER D. BAILEY, ESQ.                                  CAHILL GORDON & REINDEL
              SYLVIA M. REED, ESQ.                                     EIGHTY PINE STREET
       BAKER, DONELSON, BEARMAN & CALDWELL                          NEW YORK, NEW YORK 10005
         165 MADISON AVENUE, SUITE 2000                             (212) 701-3000 TELEPHONE
            MEMPHIS, TENNESSEE 38103                                (212) 269-5420 FACSIMILE
            (901) 577-8117 TELEPHONE
            (901) 577-2303 FACSIMILE

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                  TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM               AMOUNT OF
                SECURITIES TO BE REGISTERED                   AGGREGATE OFFERING PRICE(1)    REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share....................           $67,620,000                  $18,800
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Includes $16,000 previously paid in connection with the initial filing and $2,800 which is being paid in connection with Amendment No. 1.

                             ---------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS                   SUBJECT TO COMPLETION

                              DATED JULY 14, 1999



4,200,000 Shares

(IPIX LOGO Interactive Pictures Corporation)
Common Stock


Interactive Pictures Corporation is offering 3,850,000 shares of its common stock. The selling shareholders are offering 350,000 shares of our common stock. This is our initial public offering. We estimate that the initial public offering price will be between $12.00 and $14.00 per share.



We have applied to have our common stock listed on the Nasdaq National Market under the symbol IPIX.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


-------------------------------------------------------------------------------------------------------------
                                                                     PROCEEDS TO
                                                                     INTERACTIVE          PROCEEDS TO
                              PRICE TO          UNDERWRITING         PICTURES             THE SELLING
                              PUBLIC            DISCOUNT             CORPORATION          SHAREHOLDERS
-------------------------------------------------------------------------------------------------------------
Per Share                     $                 $                    $                    $
-------------------------------------------------------------------------------------------------------------
Total                         $                 $                    $                    $
-------------------------------------------------------------------------------------------------------------



We have granted the underwriters a 30-day option to purchase up to an additional 630,000 shares of common stock to cover over-allotments.


J.P. MORGAN & CO.
                 HAMBRECHT & QUIST
                                  MORGAN KEEGAN & COMPANY, INC.
                                                STEPHENS INC.

           , 1999

                              [INSIDE FRONT COVER]

             THE WORLD IS ROUND. WHY ARE YOUR PICTURES STILL FLAT?


  [PICTURE OF LANDSCAPE ALONG WITH TWO FISH-EYE PICTURES MAKING UP LANDSCAPE]



                     STRATEGIC RELATIONSHIPS AND ALLIANCES



   [NAMES AND LOGOS OF DISCOVERY COMMUNICATIONS, ADVANCE INTERNET, GE EQUITY, MICROSOFT, CENDANT, OLYMPUS, AMERICAN EXPRESS, LIBERTY DIGITAL, MEDIAONE, KODAK,
                 NBC, MOTOROLA, REALNETWORKS AND IBM HOTMEDIA]


[PAGE]


                                  REAL ESTATE



        [PICTURES OF CALDWELL BANKER, RENT.NET AND WINKWORTH WEB SITES]



                                   E-COMMERCE



          [PICTURES OF TICKETMASTER, MSN CARPOINT AND KODAK WEB SITES]



[PAGE]


                                  E-PUBLISHING


          [PICTURES OF CNN, CITYSEARCH AND CHICAGO TRIBUNE WEB SITES]


                            EDUCATION/ENTERTAINMENT


[PICTURES OF DISCOVERY CHANNEL ONLINE, E! ONLINE AND THE 50TH ANNUAL EMMY AWARDS
                                   WEB SITES]



[PAGE]

We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

                               TABLE OF CONTENTS


                                      PAGE
Prospectus Summary..................    1
Risk Factors........................    4
Forward-looking Statements..........   10
Use of Proceeds.....................   11
Dividend Policy.....................   11
Capitalization......................   12
Dilution............................   13
Selected Financial Information......   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   15



                                      PAGE
Business............................   23
Management..........................   36
Principal and Selling
  Shareholders......................   43
Certain Transactions................   45
Description of Capital Stock........   46
Shares Eligible For Future Sale.....   50
Underwriting........................   52
Legal Matters.......................   54
Experts.............................   54
Where You Can Find More
  Information.......................   54
Index to Consolidated Financial
  Statements........................  F-1


                     -------------------------------------


Until           , 1999, all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and regarding their unsold allotments or subscriptions.


We intend to furnish our shareholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year.

                     -------------------------------------


We own or have rights to various trademarks and trade names used in our business. These include the IPIX(TM) logo, IPIX(TM), GET THE WHOLE PICTURE(TM), IPIX On Location(TM), IPIX Teleporter(TM), IPIX LOCATION ON DEMAND-WEBCAM(TM), OMNIVIEW(TM), THE VIRTUAL EYE(R), V360(TM), IPIX: THE EYES OF THE INTERNET(TM), IPIX WEBCAM: THE EYES OF THE INTERNET(TM), INTERACTV(TM) and STEP INSIDE THE PICTURE(TM). This prospectus also includes trademarks, service marks and trade names owned by other companies.

                               PROSPECTUS SUMMARY


This summary highlights the information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the common stock. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and related notes.



Except as otherwise indicated, the share information in this prospectus assumes that the underwriters do not exercise the option granted by us to purchase additional shares in this offering and assumes, upon consummation of this offering, the conversion of all of our preferred stock into common stock, including preferred stock issuable upon the net exercise of all outstanding preferred stock warrants and the net exercise of all outstanding common stock warrants into common stock. In addition, the share information in this prospectus does not give effect to our repurchase from two affiliates of the underwriters, our repurchase from one of those underwriters and our repurchase from an officer of another underwriter of a total of 444,496 shares of common stock at a repurchase price of $7.70 per share, the price of those shares to those parties, as described under the heading "Underwriting" in this prospectus.


                        INTERACTIVE PICTURES CORPORATION


We are a leading provider of interactive photography and immersive imaging for the Internet. We have developed patented technology which combines two 1858 photographs taken with a standard digital camera. The resulting spherical image allows viewers to see the picture from a complete 3608 by 3608 perspective. Viewers can easily navigate the IPIX image on a personal computer screen by moving a cursor inside the image. We derive our revenues from the sale of IPIX keys, IPIX kits and studio work as well as from the license of archived IPIX images. We estimate that over 3,000 commercial web sites are utilizing IPIX images.



Our customers use IPIX images to enhance their marketing and e-commerce initiatives. IPIX images introduce interactivity and realism to existing digital imaging technology. We believe that leading companies use IPIX images to attract and retain visitors on their web sites by creating realistic virtual tours and compelling multimedia content. We have targeted the following domestic and international commercial markets: real estate, travel and hospitality, electronic publishing, corporate and e-commerce and education and entertainment. Our customers include Coldwell Banker, Rent.Net, Carnival Cruise Lines, Swissotel, CNN, Microsoft, Intel, Ticketmaster and Disney.



Our technology is easy to use, portable and cost-effective. With an IPIX key, a user can post the IPIX image to a web site, view it on a personal computer or email it. IPIX images can be viewed and navigated with the IPIX viewer or with a viewer using JAVA. We price our IPIX keys to meet the cost requirements and anticipated use of the IPIX image by the end user, making it a cost effective alternative to other immersive imaging technologies.



We have established strategic relationships with leading customers, camera manufacturers and technology companies in order to accelerate the promotion, adoption and enhancement of IPIX images. For example, we have established relationships with customers in our commercial markets such as Homes.com and Microsoft CarPoint. We have also established strategic relationships with Creative Artists Agency, as well as leading camera manufacturers such as Kodak, Nikon and Olympus and technology companies such as IBM, Intel and RealNetworks and have gained access to REALTOR.com, the largest real estate listing site on the Internet.



OUR GROWTH STRATEGY



Our objective is to become a world leader in interactive photography and immersive imaging for the Internet. We believe we can achieve this objective by:



     - building brand awareness;



     - targeting commercial markets;



     - penetrating consumer markets;



     - creating new product offerings;



     - expanding strategic relationships; and



     - expanding internationally.

                                  THE OFFERING



COMMON STOCK OFFERED BY
  INTERACTIVE PICTURES
  CORPORATION...................   3,850,000 shares



COMMON STOCK OFFERED BY THE
  SELLING SHAREHOLDERS..........   350,000 shares



COMMON STOCK OUTSTANDING AFTER
  THE OFFERING..................   16,757,186 shares



USE OF PROCEEDS.................   We intend to use the net proceeds we receive
                                   from this offering for general corporate purposes, including expansion of sales and marketing activities, enhancement of research and development activities, possible strategic acquisitions or investments and working capital requirements. We will not receive any proceeds from the sale of common stock by the selling shareholders.



PROPOSED NASDAQ NATIONAL MARKET
  SYMBOL........................   IPIX





DIVIDEND POLICY.................   We do not anticipate paying any cash
                                   dividends.



The table above excludes 2,514,614 shares of common stock issuable upon the exercise of outstanding stock options, including options outstanding under our 1997 equity compensation plan, of which options to purchase 1,260,505 shares are currently exercisable and options to purchase 186,341 shares will become exercisable upon the consummation of this offering. The table also excludes 676,289 shares of common stock reserved for future grant or award under our 1997 equity compensation plan and $1.0 million of common stock to be issued to Creative Artists Agency at the initial public offering price.



All references to shares of common stock presented in this prospectus reflect a 0.34009-for-1 reverse stock split which will become effective before the consummation of this offering.



We were incorporated in 1986 in Tennessee. Our primary business address is 1009 Commerce Park Drive, Oak Ridge, Tennessee, 37830, and our telephone number is
(423) 482-3000. We can be found on the Internet at www.ipix.com. Information on our web site is not a part of this prospectus.

                         SUMMARY FINANCIAL INFORMATION


The following table contains our summary financial data which you should read together with our consolidated financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information found in this prospectus. See note 2 of notes to consolidated financial statements for an explanation of the determination of the number of shares used in per share calculations. The pro forma as adjusted consolidated balance sheet data presented below assumes the conversion of all of our preferred stock into common stock, including preferred stock issuable upon the net exercise of all outstanding preferred stock warrants, and the net exercise of all outstanding common stock warrants into common stock and gives effect to the issuance of 3,850,000 shares of common stock upon the consummation of this offering.



                                                    ------------------------------------------------
                                                                                     THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                    ----------------------------   -----------------
                                                       1996      1997       1998      1998      1999
In thousands, except per share data                 -------   -------   --------   -------   -------
                                                                                      (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues
  Product.........................................  $ 1,337   $ 2,128   $  2,712   $   319   $ 1,229
  Service.........................................      208       318        329        98        --
                                                    -------   -------   --------   -------   -------
                                                      1,545     2,446      3,041       417     1,229
Cost of revenues
  Product.........................................      543       446      1,207        72       587
  Service.........................................      108       316        241        32        --
                                                    -------   -------   --------   -------   -------
                                                        651       762      1,448       104       587
                                                    -------   -------   --------   -------   -------
Gross profit......................................      894     1,684      1,593       313       642
Operating expenses
  Sales and marketing.............................      908     2,829      8,387     1,550     2,812
  Research and development........................      389     1,171      2,668       493       736
  General and administrative......................      921     2,598      3,864       887       828
  Amortization of product development and patent
     costs........................................       71       858         --        --        --
                                                    -------   -------   --------   -------   -------
          Total operating expenses................    2,289     7,456     14,919     2,930     4,376
                                                    -------   -------   --------   -------   -------
Interest and other income (expense), net..........      201       194        101       (37)       22
                                                    -------   -------   --------   -------   -------
          Net loss................................  $(1,194)  $(5,578)  $(13,225)  $(2,654)  $(3,712)
                                                    =======   =======   ========   =======   =======
Basic and diluted loss per common share...........  $ (0.21)  $ (0.89)  $  (2.84)  $ (0.42)  $ (0.90)
                                                    =======   =======   ========   =======   =======
Pro forma basic and diluted loss per common
  share...........................................                      $  (1.65)            $ (0.39)
                                                                        ========             =======



                                                       -----------------------------------------
                                                                           AS OF MARCH 31, 1999
                                                                           ---------------------
                                                                   AS OF               PRO FORMA
                                                       DECEMBER 31, 1998    ACTUAL   AS ADJUSTED
                                                       -----------------   -------   -----------
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and securities
  available-for-sale.................................             $1,064   $23,799       $69,596
Working capital......................................               (635)   22,650        68,447
Total assets.........................................              3,989    27,369        73,166
Long-term debt.......................................                 21        19            19
Redeemable common and preferred stock................                 --     3,810            --
Total shareholders' equity...........................                793    20,395        70,002

                                  RISK FACTORS

You should carefully consider the risks and uncertainties described below and all of the other information contained in this prospectus before deciding to purchase shares of our common stock.

RISKS PARTICULAR TO INTERACTIVE PICTURES CORPORATION

WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF LOSSES, AND WE MAY CONTINUE TO REALIZE LOSSES IN THE FUTURE


As a result of our limited operating history, we have limited meaningful historical financial data upon which to base planned operating expenses. Thus, our expense levels are based in part on our expectations of future revenues. We cannot assure you that we will be able to accurately predict our revenues, particularly in light of our limited operating history. In addition, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies like ours that operate in new and rapidly evolving industries. To address these risks and achieve profitability and increased sales levels, we must:


     - establish widespread market acceptance of our products;

     - expand sales and marketing operations;

     - introduce new and enhanced products on a timely basis; and

     - successfully market and support our products.


As of March 31, 1999, we had an accumulated deficit of $27.7 million. We expect to continue to incur substantial losses as we significantly expand our sales and marketing efforts, increase the number of our employees and invest in product development. We cannot assure you that we will achieve significant revenues or profitability or, if we do, that they can be sustained or increased on a quarterly or annual basis.



OUR QUARTERLY RESULTS MAY FLUCTUATE WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE SIGNIFICANTLY



We believe that our quarterly operating results could vary significantly in the future, and that quarter-to-quarter comparisons should not be relied upon as indications of future performance. It is likely that in some future periods our operating results may fall below the expectations of securities analysts and investors, which could have a material adverse effect on the trading price of our common stock. Among the factors that may influence our operating results are:



     - the introduction of new or enhanced products and services or changes in pricing policies by us or our competitors;



     - the amount and timing of capital expenditures and other costs relating to the expansion of our operations;



     - incurrence of costs relating to any potential future acquisitions; and


     - economic conditions specific to the Internet or all or a portion of the technology sector.


OUR FUTURE SUCCESS DEPENDS UPON THE WIDESPREAD USE OF DIGITAL CAMERAS AND FISHEYE LENSES AND ADOPTION OF IMMERSIVE IMAGING



Our future success is dependent upon the prevalent use of digital photography and fisheye lenses. Generally, digital cameras are more expensive than film cameras, and digital imaging does not offer the same clarity and pixel resolution that film-based photographs offer. Although the cost of digital cameras is declining and picture quality is improving, there can be no assurance that digital photography will be as widely accepted as film-based photography.

In addition, immersive imaging is a new concept that may not be accepted by businesses or consumers. In particular, there can be no assurance that our concept of immersive imaging will be adopted over other types of immersive imaging offered by our competition. Further, our future growth will be based upon both the business and consumer markets adopting our technology, and we can give no assurance that such adoption will occur. The failure of either the business or consumer markets to adopt our technology would limit our future growth.



WE DEPEND ON PROPRIETARY RIGHTS TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS THE FAILURE OR LIMITATION OF WHICH WOULD MATERIALLY HARM OUR BUSINESS



We rely on a combination of patent, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to protect our intellectual property rights. Our success is heavily dependent upon recognition and enforcement of these rights. We cannot assure you that any of our patents or trademarks will not be challenged and invalidated or circumvented, or that any patents will issue as a result of our pending or future patent applications. We have been involved in litigation relating to the protection of our intellectual property rights and could be involved in future litigation as third parties develop products that we believe infringe on our patent and other intellectual property rights. We are presently involved in litigation in which our rights to our technology have been challenged. A determination against us in this lawsuit would have a material adverse effect on our business. Also, we cannot assure you that any claims and issued patents or pending patent applications will be of sufficient scope or strength. Further, we cannot assure you that any claims, patents or patent applications will be issued in all countries where our products can be sold or where our technologies can be licensed to provide meaningful protection against any commercial damage to us. In particular, we are exposed to patent infringement in foreign markets because our patents are protected under United States patent laws that may not extend to foreign uses.



Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of our processes and devices that we regard as proprietary. A party who is able to copy or gain unauthorized use of our processes and devices could misappropriate proprietary information or circumvent the use of IPIX keys. We have experienced attempts to misappropriate our technology, and we expect that those attempts may continue. We may be required to expend significant capital and resources to prevent any further attempts. Policing unauthorized use of our proprietary information is difficult, and we cannot assure you that the steps we take will prevent misappropriation of our technologies. If we are unable to protect our intellectual property rights, we could face increased competition in the market for our products and technologies. Any increased competition could negatively affect our sales and ability to expand our business.



A SIGNIFICANT AMOUNT OF OUR SALES COMES FROM A FEW COMMERCIAL MARKETS



Currently, a significant portion of our revenues is derived from businesses in the real estate and corporate and e-commerce commercial markets. Customers from these markets represented 62% of our total revenues for 1998 and 75% of our total revenues for the first quarter of 1999. In addition, 13% of our total revenues for 1998 were derived from sales of products to Sumitomo Corporation, our Japanese distributor. Our inability to continue to sell our products to customers in these commercial markets could result in a significant reduction in our total revenues and have a material adverse effect on our business, results of operations and financial condition. The volume of products that we sell to customers within these and other commercial markets is likely to vary from year to year.


WE MAY ENCOUNTER RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT, AND CONSUMERS MAY NOT ADOPT OUR PRODUCTS

The markets for our products have only recently begun to develop and are rapidly changing. In addition, our products are new and based on evolving technologies. We are also dependent upon the continued use of our products by the business market and the acceptance of our products by the individual consumer. We have not yet made any sales to individual consumers and cannot assure you that they will be willing to purchase and use our products. Thus, both the timing and growth of market acceptance for our products are subject to a high level of uncertainty. Acceptance of our products will be highly dependent on a number of factors, including:

     - competing products;

     - the development of technologies that will facilitate the use of our products by businesses and consumers;

     - the ease-of-use and performance of our products; and

     - the success of our marketing efforts.


We cannot assure you that we will be successful in obtaining market acceptance of our products. Failure to gain market acceptance of our products would limit our future growth.


WE MAINTAIN MANY STRATEGIC RELATIONSHIPS THAT ARE NOT SUBJECT TO WRITTEN AGREEMENTS AND MAY BE TERMINATED AT ANY TIME


Many of our strategic relationships are not governed by written or other formal agreements and are subject to termination at any time. These relationships include those with companies that have agreed to manufacture IPIX compatible digital cameras, technology companies and industry leaders who use our technology on their web sites. If any of our strategic relationships are terminated for any reason, it could negatively impact the implementation of our business plans, which could materially harm our business.


OUR FAILURE TO INCREASE THE DISTRIBUTION OF OUR IPIX VIEWER COULD DELAY OR HINDER OUR FUTURE GROWTH


IPIX images can be viewed and navigated with an IPIX viewer or with a viewer using JAVA. The IPIX viewer is available as a plug-in for free, but must be downloaded from our web site or other participating web sites. The IPIX viewer provides greater picture resolution and navigational controls than viewing the image using JAVA. Although we are working with some of our strategic partners to develop alternative methods to view an IPIX image without a viewer, we are still substantially dependent upon the viewer for a competitive advantage.



Often, a web site visitor is unwilling to, or incapable of, downloading the viewer and thus does not experience the best available IPIX image. We must increase the download rates for our viewer, particularly with individual consumers, or include the viewer with other software or as part of a personal computer's operating system. If we do not significantly increase distribution of our viewer, our business, results of operations and financial condition could be materially adversely affected and our growth could be hindered or delayed.



OUR MARKET IS HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL OR TECHNICAL RESOURCES THAN US


Our primary competitors are Apple Computer, Inc., Bamboo.com, Inc., Be Here Corporation, Black Diamond, Inc., Cyclovision, Inc., Infinite Pictures Corporation and Live Picture Corporation. Each of these companies develops and markets imaging products and services that provide a panoramic image experience. We compete with these companies on the basis of price, ease of use and picture resolution. Some of our competitors offer their products at lower prices and with greater picture resolution than us.


We cannot assure you that others will not develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents. To compete effectively, we must:


     - establish favorable brand name recognition for our products;

     - introduce new versions of and enhancements to our products;

     - price our products at appropriate and competitive levels; and

     - provide strong marketing support to promote our products.

Some of our competitors have greater financial, marketing, distribution and technical resources than us. In addition, we compete with other companies in the traditional two-dimensional photography industry. Traditional photographs have significant and established customer acceptance. Our success will be dependent on our ability to compete with companies offering similar immersive imaging products and with companies in the traditional photography industry.

IF WE FAIL TO EFFECTIVELY MANAGE OUR GROWTH, THE PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY


Due to our recent growth, the number of our employees has grown from 17 as of December 31, 1995, to 138 as of June 30, 1999. This growth has placed a significant strain on our management and resources. To manage our growth successfully, we must:


     - manage multiple relationships among various customers, suppliers and strategic partners;

     - expand, train and manage our employees;

     - maintain our research and development activities; and

     - continue to improve our operational and financial systems.

We cannot assure you that we will be able to manage our growth successfully, and our failure to do so would have a material adverse effect on our business, future results of operations and financial condition.

OUR SUCCESS IS DEPENDENT ON THE CONTINUED SERVICE OF OUR KEY EMPLOYEES AND OUR ABILITY TO ATTRACT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL


Our future success depends on our ability to attract and retain key management, scientific, technical and other personnel. In addition, we must recruit additional qualified management, scientific, technical, marketing and sales and support personnel for our operations. Competition for this personnel is intense, and we cannot assure you that we will be successful in attracting or retaining personnel. The loss of the services of one or more members of our management group or our inability to hire additional qualified personnel as needed may have a material adverse effect on our business, results of operations and financial condition.


OUR GROWTH STRATEGY OF DEVELOPING AND INCREASING PUBLIC RECOGNITION OF OUR BRAND AND ATTEMPTING TO INCREASE SALES OF OUR PRODUCTS THROUGH INCREASED SALES AND MARKETING EFFORTS MAY BE UNSUCCESSFUL


We believe that establishing and maintaining the IPIX brand is important to our efforts to increase our customer base. We intend to make significant expenditures in creating and maintaining distinct brand loyalty through traditional media advertising campaigns such as print, billboards and television. In addition, we are considering establishing a new web site through which we would sell IPIX-compatible digital cameras in an attempt to enhance IPIX key sales. Establishment of this new web site could involve significant expenditures on our part. If customers do not perceive our existing products to be of high quality, or if we introduce new products or enter into new business ventures that are not favorably received or ultimately successful, the value of our brand could be diluted, in turn decreasing the attractiveness of our products. If we fail to increase our revenue as a result of our branding efforts or fail to promote our brand successfully, or if we incur excessive expenses in an attempt to promote and maintain our brand without a corresponding increase in sales, our business could be harmed.



WE FACE DIFFERENT RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS AND MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR STRATEGY TO EXPAND INTO INTERNATIONAL MARKETS


A part of our strategy is to distribute our products in international markets. We cannot assure you that our products will become widely accepted in any international markets. We may experience difficulty in managing international operations as a result of competition, technical problems, distance, language or cultural differences, and we cannot assure you that we will be able to successfully market our products in foreign markets.


Risks inherent in our doing business on an international level include:



     - failure of foreign countries to rapidly adopt the Internet and digital imaging;



     - unexpected changes in regulatory requirements, especially regarding the Internet;



     - trade barriers regarding electronic commerce;

     - slower payment and collection of accounts receivable than in our domestic market;



     - difficulty in enforcing contracts; and



     - political and economic instability.



We cannot assure you that we will be successful in our international expansion or that one or more of the above factors will not have a material adverse effect on our future international operations and, consequently, on our business, results of operations and financial condition.


INDUSTRY RISKS


ADOPTION OF THE INTERNET AS A COMMERCIAL MEDIUM IS UNCERTAIN, ESPECIALLY DUE TO SECURITY CONCERNS, AND ANY LACK OF ADOPTION COULD LIMIT OUR GROWTH


Our future success substantially depends on the continued growth in the use of the Internet for commercial purposes. Continued growth of the Internet could be slowed by:

     - inadequate infrastructure;

     - lack of availability of cost-effective, high-speed systems and service;

     - failure to develop a reliable network system;

     - delays in developing or adopting new standards and protocols to handle increased levels of Internet activity; or

     - government regulation.

If any one of these factors limits the growth of the Internet as a viable information medium or commercial marketplace, or if the use of and interest in the Internet does not continue to grow, our business, results of operations and financial condition could be materially adversely affected.


Concerns over the security of Internet transactions and user privacy may also inhibit the growth of the Internet, particularly as a means of conducting commercial transactions. Since we conduct business over the Internet through our web site, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot assure you that contractual provisions attempting to limit our liability in these areas will be successful or enforceable, or that other parties will accept these contractual provisions as part of our agreements, which could have a material adverse effect on our business, results of operations and financial condition.


GOVERNMENT REGULATION OF THE INTERNET, AS WELL AS OTHER LEGAL UNCERTAINTIES, MAY DIMINISH OUR GROWTH


We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by various governmental organizations. It is possible that a number of laws or regulations may be adopted to govern the Internet relating to user privacy, taxation, pricing and the quality of products and services. The adoption of any of these laws or regulations may slow the growth in Internet use, which could in turn decrease the demand for our product, increase our cost of doing business or, in other ways, have a material adverse effect on our business, results of operations and financial condition.


Moreover, existing laws governing property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy may be applied to the Internet in the future. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business, results of operations and financial condition.

PROBLEMS RELATING TO THE YEAR 2000 ISSUE COULD ADVERSELY AFFECT OUR BUSINESS



We are reliant on e-commerce transaction systems for the sale of our products over the Internet. If these systems fail due to year 2000 problems, our ability to conduct these transactions may be severely impacted.



The most reasonably likely worst-case scenario is a failure related to one or several of our external service providers including telecommunications providers, utilities or Internet commerce systems which we rely upon on a daily basis. A failure could cause any of the following:


     - protracted interruption of electrical power to our operations and Internet host servers which could materially adversely impact our ability to enable online transactions and other services;

     - significant or widespread failure of software products and services provided to us by third-parties; or

     - significant or widespread failure of third-party computer systems with which our systems interface.


We cannot assure you that we will not suffer any losses relating to these or other year 2000 problems. Any year 2000 compliance problems that either we, our customers or our vendors experience could have a material adverse effect on our business, results of operations and financial condition.


OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO ADAPT TO TECHNOLOGICAL CHANGES AND, IF WE FAIL TO ADAPT TO THOSE CHANGES, OUR PRODUCTS MAY BECOME OBSOLETE


We compete in a market characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are intensified by the emerging nature of the Internet and the multitude of companies offering Internet-based products and services. Thus, our success depends on our ability to adapt to rapidly changing technologies, to adapt our products to evolving industry standards and to continually improve the performance, features and reliability of our products in response to competitive products and shifting demands of the marketplace. In addition, the widespread adoption of Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify our products or infrastructure. Our failure to adapt to new technology in any of these areas could have a material adverse effect on our business, results of operations and financial condition.


RISKS RELATING TO THE OFFERING


WE HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM THIS OFFERING AND MAY NOT USE THEM EFFECTIVELY



As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds. The failure by our management to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition.



THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE



Sales of a substantial number of shares of common stock into the public market after this offering, or the perception that such sales could occur, could materially and adversely affect our stock price or could impair our ability to obtain capital through an offering of equity securities. After this offering, we will have outstanding 16,757,186 shares of common stock, or 17,387,186 shares if the underwriters fully exercise their over-allotment option. In addition, 2,514,614 shares of common stock are issuable upon the exercise of outstanding stock options. This number includes options to purchase 1,260,505 shares that are currently exercisable under our 1997 equity compensation plan and options to purchase 186,341 shares that will become exercisable under that plan at the consummation of this offering. We also have reserved 676,289 shares of common stock for grant under that plan and have excluded $1.0 million of common stock to be issued to Creative Artists Agency at the initial public offering price. We intend to register for resale the shares of common stock reserved for issuance under this plan as soon as practicable following the consummation of this offering.



In addition, our officers, directors and some of our shareholders and option holders will agree that, for a period of 180 days from the date of this prospectus, they will not sell their shares. Thus, upon the expiration of the 180 day lock-up period, 11,675,839 shares of our common stock held by those shareholders will be available for immediate resale, subject to certain restrictions imposed by the securities laws.



We have entered into registration rights agreements with some of our shareholders. Under circumstances described in the registration rights agreements, these shareholders can demand that we register their shares for sale to the public market. In addition, we may be required to include a portion of their shares if we register additional shares for sale to the public market.


YOU WILL EXPERIENCE AN IMMEDIATE AND SUBSTANTIAL DILUTION IF YOU PURCHASE COMMON STOCK IN THIS OFFERING


The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock will be immediately after the offering. Any common stock you purchase in this offering will have a post-offering net tangible book value per share of $8.82 less than the initial public offering price, assuming an initial public offering price of $13.00 per share, which is the mid-point of the range shown on the cover page of this prospectus.


OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED, AND OUR STOCK PRICE COULD BE VOLATILE

Our common stock price is likely to be highly volatile. The stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of many technology, emerging growth and developing companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. Since we may be viewed as one of these types of companies, market fluctuations may adversely affect the market price of our common stock.


OUR CHARTER AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT MORE DIFFICULT OR EXPENSIVE TO ACQUIRE US IN THE FUTURE, WHICH COULD NEGATIVELY AFFECT OUR STOCK PRICE


Our amended and restated charter and bylaws and applicable provisions of Tennessee law contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. In addition, the Tennessee Business Combination Act contains various other anti-takeover provisions that apply to us even though those provisions will not be in our charter. These provisions of our charter and bylaws and the Tennessee Business Combination Act may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively effect our stock price.

                           FORWARD-LOOKING STATEMENTS


This prospectus contains statements about future events and expectations which are characterized as forward-looking statements. Forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and in other sections of this prospectus.



The words believe, may, will, should, anticipate, estimate, expect, intends, objective or similar words or the negatives of these words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

                                USE OF PROCEEDS


Based on an assumed initial public offering price of $13.00 per share, the mid-point of the range shown on the cover page of this prospectus, we estimate our net proceeds will be approximately $45.8 million from the sale of shares of common stock in this offering, or approximately $53.4 million if the underwriters' over-allotment option is exercised in full, after deducting underwriting discounts and estimated offering expenses payable by us. We will not receive any proceeds from the sale of the common stock by the selling shareholders.



We intend to use the net proceeds we receive from this offering for general corporate purposes, including expansion of sales and marketing activities, enhancement of research and development activities, possible strategic acquisitions or investments and working capital requirements. Although we have not identified any specific businesses, products or technologies that we may acquire and have not entered into any current agreements regarding any of these transactions, we from time to time evaluate such opportunities. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade securities.


                                DIVIDEND POLICY


We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends on our common stock. Future dividends, if any, will be determined by the board of directors. We may incur indebtedness in the future which may prohibit or restrict the payment of dividends.

                                 CAPITALIZATION


The following table shows our capitalization as of March 31, 1999, on an actual basis and on a pro forma as adjusted basis after giving effect to (1) the issuance of 8,609,286 shares of common stock, comprised of (a) 8,207,493 shares of common stock issuable upon the conversion of all of our outstanding preferred stock, (b) 389,437 shares of common stock issuable upon the net exercise and conversion into common stock of all outstanding preferred stock warrants, and
(c) 12,356 shares of common stock issuable upon the net exercise of all outstanding common stock warrants into common stock, and (2) the sale of 3,850,000 shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, the mid-point of the range presented on the cover page of this prospectus, after the deduction of underwriting discounts and estimated offering expenses. The table does not give effect to a new class of preferred stock that will be authorized under our charter before the consummation of this offering.



                                                              -------------------------
                                                                AS OF MARCH 31, 1999
                                                              -------------------------
                                                                              PRO FORMA
                                                                   ACTUAL   AS ADJUSTED
                                                              -----------   -----------
Dollars in thousands
Long-term portion of promissory note........................  $        19    $     19
Series D redeemable convertible preferred stock; 389,416
  shares designated, issued and outstanding, actual.........        3,000          --
Redeemable common stock; 105,142 shares designated, issued
  and outstanding, actual...................................          810          --
Shareholders' equity:
  Convertible preferred stock
     Series A, 1,644,817 shares authorized, issued and
      outstanding, actual...................................            1          --
     Series B, 526,340 shares authorized, issued and
      outstanding, actual...................................            1          --
     Series C, 3,151,715 shares authorized; 2,531,592 shares
      issued and outstanding, actual........................            3          --
     Series D, 3,725,803 shares authorized; 3,115,328 shares
      issued and outstanding, actual........................            3          --
  Common Stock, 34,009,000 shares authorized; 4,192,759
     shares issued and outstanding, actual; 16,757,186
     shares issued and outstanding, pro forma as adjusted...            4          17
  Additional paid-in capital................................       48,119      97,721
  Accumulated deficit.......................................      (27,736)    (27,736)
                                                              -----------    --------
     Total shareholders' equity.............................       20,395      70,002
                                                              -----------    --------
     Total capitalization...................................  $    24,224    $ 70,021
                                                              ===========    ========



The table above excludes 1,746,690 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 1999, including options outstanding under our 1997 equity compensation plan, of which options to purchase 1,224,003 shares were currently exercisable and options to purchase 201,305 shares will become exercisable upon the consummation of this offering. The table also excludes 1,444,213 shares of common stock reserved for future grant or award under our 1997 equity compensation plan as of March 31, 1999.

                                    DILUTION


Our pro forma net tangible book value as of March 31, 1999 was $24,204,891, or $1.88 per share of common stock, and assumes the conversion of all of our preferred stock into common stock, including preferred stock issuable upon the net exercise of all outstanding preferred stock warrants, and the net exercise of all outstanding common stock warrants into common stock. Pro forma net tangible book value per share is determined by dividing our net tangible book value, total tangible assets less total liabilities, by the total number of shares of common stock outstanding after giving effect to the transactions described in the previous sentence. After giving effect to the sale of 3,850,000 shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, the mid-point of the range shown on the cover page of this prospectus, and after deducting estimated underwriting discounts and offering expenses, our adjusted pro forma net tangible book value as of March 31, 1999 would have been $70,001,391, or $4.18 per share. This represents an immediate increase in the pro forma net tangible book value of $2.30 per share to existing shareholders and an immediate dilution of $8.82 per share to new investors. The following table illustrates the per share dilution:



                                                              ---------------
Assumed initial public offering price per share.............           $13.00
  Pro forma net tangible book value per share as of March
     31, 1999...............................................  $ 1.88
  Increase to present shareholders attributable to new
     investors..............................................  $ 2.30
                                                              ------
Adjusted pro forma net tangible book value per share after
  this offering.............................................           $ 4.18
                                                                       ------
Dilution per share to new investors.........................           $ 8.82
                                                                       ======



The following table summarizes, as of March 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing shareholders and by the new investors, at an assumed initial public offering price of $13.00 per share, the mid-point of the range presented on the cover page of this prospectus, before deduction of estimated underwriting discounts and offering expenses:



                                            ----------------------------------------------------------
                                              SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                            ---------------------   ----------------------       PRICE
                                                 NUMBER   PERCENT         AMOUNT   PERCENT   PER SHARE
                                            -----------   -------   ------------   -------   ---------
Existing shareholders.....................   12,907,186      77%    $ 51,379,915      51%     $ 3.98
New investors.............................    3,850,000      23       50,050,000      49      $13.00
                                            -----------    ----     ------------    ----
          Total...........................   16,757,186     100%    $101,429,915     100%
                                            ===========    ====     ============    ====



The tables above assume no exercise of stock options outstanding as of March 31, 1999. If any of these options are exercised, there will be further dilution to new investors.

                         SELECTED FINANCIAL INFORMATION


The tables that follow present portions of our consolidated financial statements and are not complete. You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes to those statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The statements of operations data presented below for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998, are derived from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, that are included in this prospectus. The statements of operations data for the year ended December 31, 1994 and 1995 and the balance sheet data as of December 31, 1994, 1995 and 1996 are derived from audited consolidated financial statements that are not included in this prospectus. The statements of operations data presented below for the three months ended March 31, 1998 and 1999 and the balance sheet data as of March 31, 1999 are derived from unaudited consolidated financial statements that are included in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation. The pro forma as adjusted consolidated balance sheet data presented below assumes the conversion of all of our preferred stock into common stock, including preferred stock issuable upon the net exercise of all outstanding preferred stock warrants, and the net exercise of all outstanding common stock warrants into common stock and gives effect to the issuance of 3,850,000 shares of common stock upon the consummation of this offering.



                                                           --------------------------------------------------------------------
                                                                                                                THREE MONTHS
                                                                                                                    ENDED
                                                                       YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                           ------------------------------------------------   -----------------
                                                              1994      1995      1996      1997       1998      1998      1999
In thousands, except per share data                        -------   -------   -------   -------   --------   -------   -------
                                                                                                                 (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues
  Product................................................  $   393   $   699   $ 1,337   $ 2,128   $  2,712   $   319   $ 1,229
  Service................................................      492       578       208       318        329        98        --
                                                           -------   -------   -------   -------   --------   -------   -------
                                                               885     1,277     1,545     2,446      3,041       417     1,229
Cost of revenues
  Product................................................      246       312       543       446      1,207        72       587
  Service................................................      475       347       108       316        241        32        --
                                                           -------   -------   -------   -------   --------   -------   -------
                                                               721       659       651       762      1,448       104       587
                                                           -------   -------   -------   -------   --------   -------   -------
Gross profit.............................................      164       618       894     1,684      1,593       313       642
Operating expenses
  Sales and marketing....................................      283       528       908     2,829      8,387     1,550     2,812
  Research and development...............................      531       568       389     1,171      2,668       493       736
  General and administrative.............................      549     1,476       921     2,598      3,864       887       828
  Amortization of product development and patent costs...       --        --        71       858         --        --        --
                                                           -------   -------   -------   -------   --------   -------   -------
      Total operating expenses...........................    1,363     2,572     2,289     7,456     14,919     2,930     4,376
                                                           -------   -------   -------   -------   --------   -------   -------
Interest and other income (expense), net.................      175       189       201       194        101       (37)       22
Income tax benefit.......................................       10        --        --        --         --        --        --
                                                           -------   -------   -------   -------   --------   -------   -------
      Net loss...........................................  $(1,014)  $(1,765)  $(1,194)  $(5,578)  $(13,225)  $(2,654)  $(3,712)
                                                           =======   =======   =======   =======   ========   =======   =======
Basic and diluted loss per common share..................  $  (.19)  $  (.32)  $ (0.21)  $ (0.89)  $  (2.84)  $ (0.42)  $ (0.90)
                                                           =======   =======   =======   =======   ========   =======   =======
Pro forma basic and diluted loss per common share........                                          $  (1.65)            $ (0.39)
                                                                                                   ========             =======



                                                          ------------------------------------------------------------------
                                                                                                               AS OF
                                                                                                          MARCH 31, 1999
                                                                      AS OF DECEMBER 31,               ---------------------
                                                          ------------------------------------------               PRO FORMA
                                                            1994     1995     1996     1997     1998    ACTUAL   AS ADJUSTED
                                                          ------   ------   ------   ------   ------   -------   -----------
                                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and securities
  available-for-sale....................................  $3,592   $3,105   $5,107   $2,826   $1,064   $23,799       $69,596
Working capital.........................................   3,396    2,819    4,944      (71)    (635)   22,650        68,447
Total assets............................................   5,628    3,918    6,780    4,574    3,989    27,369        73,166
Long-term debt..........................................      --       --       --       29       21        19            19
Redeemable common and preferred stock...................      --       --       --       --       --     3,810            --
Total shareholders' equity..............................   5,103    3,407    6,160      582      793    20,395        70,002

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW



As a leader in interactive photography and immersive imaging for the Internet, our IPIX images allow viewers to Step Inside the Picture. Our patented technology changes the way people create and view images, immersing them in a 3608 by 3608 spherical environment. IPIX images capture the world as we see it, providing a complete field of view -- from ground to sky, floor to ceiling, horizon to horizon. Viewers can easily navigate the image on a personal computer screen by moving a cursor inside the image.



We were founded in 1986 at the Oak Ridge National Laboratory in Tennessee to develop remote robotic systems for the United States Department of Defense, the Department of Energy, NASA and others. Our efforts in this field led us to the invention of technology which removes the distortion inherent in fisheye photographic images and corrects the viewing perspective. We obtained a patent for this technology in 1991 and continued to improve upon it through special projects for third parties. In 1994, Motorola, Inc. provided equity capital which permitted us to further refine our technology. In 1996, Motorola and Discovery Communications, Inc. provided additional equity capital to enable us to explore potential commercial application of our technology. James M. Phillips, our chairman and chief executive officer, joined us in the spring of 1997 to commence commercialization of our technology. Over the next two years, we obtained additional equity capital, which we used to build an experienced management team to implement our business model. Since the latter part of 1998, we have continued to seek new commercial applications for our products by positioning ourselves to take advantage of the acceleration in the availability of digital cameras and significant growth in the popularity of the Internet. We have targeted the following domestic and international commercial markets: real estate, travel and hospitality, electronic publishing, corporate and e-commerce and education and entertainment. We have also entered into strategic relationships with digital camera manufacturers Kodak, Nikon and Olympus and received favorable outcomes in legal proceedings relating to our patents.



Product revenues are generated by the sale of IPIX keys, IPIX kits and studio work and the license of archived IPIX images. These revenues are recognized upon the shipment or delivery of products to our customers. Service revenues historically were generated by research and development projects, although we have de-emphasized this business and are currently not engaged in any of these projects. We intend to focus our initial efforts on establishing an installed base of IPIX kits as well as building brand recognition through our studio work. We intend to leverage this installed base to sell IPIX keys and generate recurring revenue. For the three months ended March 31, 1999, we sold 26,668 keys compared to 40,902 keys in all of 1998. We continue to examine and refine our business model and commercial applications to reflect a constantly changing business environment which includes improving digital cameras, growing use of the Internet and new product offerings by our competitors.



We sell our IPIX keys at different prices based on the potential number of viewers, useful life and utility of the IPIX image. For example, an IPIX image that is likely to be viewed by a large audience, has a lengthy useful life and contributes significantly to the overall experience, commands a higher price. In addition, we can further refine our IPIX key pricing through several modifications. IPIX keys can be modified so that the IPIX image may be displayed only in a particular file format or resolution, may be incorporated into multimedia presentations, has a limited creation and viewing lifetime and may be posted to a specific web site or distributed via e-mail. For example, an IPIX key that creates a high resolution IPIX image to be utilized on a widely-viewed CD-ROM encyclopedia with an unlimited life will command a higher price than an IPIX key that creates an IPIX image to be posted on a used-auto web site, where the IPIX image's lifetime is limited and will be viewed only by a select and small audience. We will continue to examine our pricing strategy for IPIX keys to meet current and changing market conditions.



International sales accounted for 26% of our total revenues for fiscal year 1996, 25% of our total revenues for fiscal year 1997 and 21% of our total revenues for fiscal year 1998. International sales accounted for 36% for the quarter ended March 31, 1998 and 20% for the quarter ended March 31, 1999. We anticipate that international sales may continue to account for a significant portion of our revenue in the future. A substantial portion of our international sales are denominated in U.S. dollars. As a result, changes in the values of foreign currencies relative to the value of the U.S. dollar can render our products comparatively more expensive.

Although we have not been negatively impacted in the past by foreign currency changes, these conditions could negatively impact our international sales in future periods.



In the second half of 1998, we introduced digital camera kits, which resulted in an increase in our relative cost of revenues. In addition, we made a significant investment to expand our marketing, distribution and brand awareness in 1998. Our distribution system includes a direct sales force, a telemarketing group and an online order fulfillment system. Research and development expenses have also increased as we continue to enhance our existing products and develop future applications of our technology, such as our IPIX Webcam and steerable video product offering, V360. We expect these investments and costs to continue as we develop additional product offerings and explore new commercial applications.



RECENT DEVELOPMENTS



Based on results through June 30, 1999, we expect total revenues in the second quarter of 1999 to be $1,777,000 compared to $788,000 in the second quarter of 1998, an increase of $989,000, or 125.5%. Total revenues for the first half of 1999 were $3,005,000, compared to $1,205,000 in the first half of 1998, an increase of $1,800,000, or 149.4%. Growth in revenues was due primarily to an increase in IPIX keys and IPIX kits sold to customers in the e-commerce and real estate markets. We sold 33,605 IPIX keys in the second quarter of 1999, compared to 13,507 keys in the second quarter of 1998, an increase of 20,098 keys, or 148.8%. We sold a total of 60,273 IPIX keys in the first half of 1999, compared to 16,828 IPIX keys in the first half of 1998, an increase of 43,445 keys, or 258.2%.



We have entered into an agreement with REALTOR.com, the official web site of the National Association of Realtors, which allows residential real estate brokers to post IPIX virtual tours to this web site. We have also engaged Creative Artists Agency to serve as our representative to the entertainment industry. In connection with our engagement with Creative Artists Agency, we have agreed to pay them a fee of $1.0 million, which we will pay by issuing them shares of our common stock at the initial public offering price. At an assumed initial public offering price of $13 per share, we will issue them 76,923 shares of our common stock.



In April and May of 1999, we issued options to employees and directors to purchase 795,130 shares of common stock at an exercise price of $7.70 per share. We recorded deferred stock compensation totalling approximately $1,034,000 during these time periods which represents the difference between the deemed fair market value of our common stock for accounting purposes and the exercise price of the options at the date of grant. The deferred stock compensation will be presented as a reduction of shareholders' equity and will be amortized over the three year vesting period of the options.


RESULTS OF OPERATIONS


The following table presents, for the periods indicated, the percent relationship to total revenues of select items in our statements of operations.



                                                   ---------------------------------------------
                                                                                  THREE MONTHS
                                                    YEAR ENDED DECEMBER 31,     ENDED MARCH 31,
                                                   -------------------------    ----------------
                                                    1996      1997      1998      1998      1999
                                                   -----    ------    ------    ------    ------
Revenues
  Product........................................   86.5%     87.0%     89.2%     76.5%    100.0%
  Service........................................   13.5      13.0      10.8      23.5        --
                                                   -----    ------    ------    ------    ------
                                                   100.0     100.0     100.0     100.0     100.0
Cost of revenues
  Product........................................   35.1      18.2      39.7      17.2      47.8
  Service........................................    7.0      12.9       7.9       7.7        --
                                                   -----    ------    ------    ------    ------
                                                    42.1      31.1      47.6      24.9      47.8
                                                   -----    ------    ------    ------    ------
Operating expenses
  Sales and marketing............................   58.8     115.7     275.8     371.7     228.8
  Research and development.......................   25.2      47.9      87.7     118.2      59.9
  General and administrative.....................   59.6     106.2     127.1     212.7      67.4
  Amortization of product development and patent
     costs.......................................    4.6      35.1        --        --        --
                                                   -----    ------    ------    ------    ------
     Total operating expenses....................  148.2     304.9     490.6     702.6     356.1
                                                   -----    ------    ------    ------    ------
Interest and other income (expense), net.........   13.0       7.9       3.3      (8.9)      1.8
                                                   -----    ------    ------    ------    ------
     Net loss....................................  (77.3)%  (228.1)%  (434.9)%  (636.4)%  (302.1)%
                                                   =====    ======    ======    ======    ======

Quarter Ended March 31, 1999 Compared to the Quarter Ended March 31, 1998

Revenues. Total revenues increased to $1,229,000 in the first quarter of 1999, compared to $417,000 in the first quarter of 1998, an increase of $812,000, or 194.7%. Product revenues increased to $1,229,000 from $319,000, an increase of $910,000. This increase was due primarily to an increase in sales of IPIX keys and IPIX kits to customers in the corporate and e-commerce and real estate markets and, to a lesser extent, an increase in international sales. We sold 26,668 IPIX keys in the first quarter of 1999, compared to 3,321 keys in the first quarter of 1998, an increase of 23,347 keys. We did not have service revenues in the first quarter of 1999, compared to $98,000 in the first quarter of 1998. We have de-emphasized our services business and are not currently performing any research and development projects for others.

Cost of Revenues. Cost of product revenues consists primarily of the costs of the studio and the digital camera and related hardware included in our IPIX kits. Cost of product revenues increased to $587,000 in the first quarter of 1999, compared to $72,000 in the first quarter of 1998, an increase of $515,000. Cost of product revenues as a percentage of product revenues increased from 22.6% in the first quarter of 1998 to 47.8% in the first quarter of 1999. This increase was due primarily to the costs of the digital camera and related hardware included in our kits which were not available in the first half of 1998. Cost of service revenues consists primarily of labor costs associated with research and development work. In the first quarter of 1998, cost of service revenues was $32,000, or 32.7% of service revenues. We did not incur any cost of service revenues in the first quarter of 1999.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries and commissions paid to our direct sales, marketing and telemarketing groups, expenses relating to advertising and public relations and studio expenses incurred for production of demonstration products. Sales and marketing expenses increased to $2,812,000 in the first quarter of 1999, compared to $1,550,000 in the first quarter of 1998, an increase of $1,262,000, or 81.4%. This increase was due primarily to a significant increase in our sales force.

Research and Development. Research and development expenses consist primarily of compensation and other expenses related to the ongoing support of existing product lines and development costs associated with future product introductions. Research and development expenses increased to $736,000 in the first quarter of 1999, compared to $493,000 in the first quarter of 1998, an increase of $243,000, or 49.3%. This increase was due primarily to increased staffing and associated costs in our research and development department.

General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related costs of the executive, finance and human resource departments and outside professional services fees. General and administrative expenses decreased to $828,000 in the first quarter of 1999, compared to $887,000 in the first quarter of 1998, a decrease of $59,000, or 6.7%. This decrease was due primarily to a decrease in legal fees associated with litigation relating to our patents, which was offset by an increase in additional salary and related costs.

Interest and Other Income (Expense). Interest and other income (expense) consists primarily of interest earned on our investments of cash, net of interest paid on borrowed funds. Net interest and other income increased to $22,000 in the first quarter of 1999, compared to $(37,000) in the first quarter of 1998, a change of $59,000. This change was due primarily to increased earnings on our cash investments and a reduction in the amount of our indebtedness.

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

Revenues. Total revenues increased to $3,041,000 in 1998, compared to $2,446,000 in 1997, an increase of $595,000, or 24.3%. Product revenues increased to $2,712,000 in 1998, compared to $2,128,000 in 1997, an increase of $584,000, or 27.4%. The increase in total revenues and product revenues was due primarily to an increase in the sale of IPIX keys, IPIX kits and studio work to an expanded base of corporate and e-commerce customers. Service revenues remained essentially unchanged, increasing to $329,000 in 1998, from $318,000 in 1997.

Cost of Revenues. Cost of product revenues increased to $1,207,000 in 1998, compared to $446,000 in 1997, an increase of $761,000, or 170.6%. This increase was due primarily to costs associated with the digital camera and related hardware included in our kits, which were not introduced until the second half of 1998, and an increase in sales. Cost of product revenues for 1998 also included a write-down of obsolete product inventory in the amount of $220,000. Cost of service revenues decreased to $241,000 in 1998 compared to $316,000 in 1997. This decrease was due primarily to a 1997 contract for which project costs exceeded associated revenue.

Sales and Marketing. Sales and marketing expenses increased to $8,387,000 in 1998, compared to $2,829,000 in 1997, an increase of $5,558,000, or 196.5%. This growth principally reflected an increase in salary and related expenses directly attributable to the establishment of a direct sales force and an increase in advertising and public relations expense.


Research and Development. Research and development expenses increased to $2,668,000 in 1998, compared to $1,171,000 in 1997, an increase of $1,497,000, or 127.8%. This increase was due primarily to increased staffing and associated costs relating to the introduction of JAVA based applications in support of the continued development of new product offerings, including V360 and IPIX Webcam products.


General and Administrative Expenses. General and administrative expenses increased to $3,864,000 in 1998, compared to $2,598,000 in 1997, an increase of $1,266,000, or 48.7%. This increase was due primarily to legal fees associated with litigation relating to protecting our patents and an increase in salaries and other expenses as a result of an increase in employees.


Amortization of Product Development and Patent Costs. During 1997, we revised the estimated economic lives of capitalized product development costs from five years to one year and patent costs from seven years to three years. This change resulted in additional amortization expense of $650,000 in 1997. In 1998, product development and patent costs were insignificant, and therefore, we did not capitalize those costs.


Interest and Other Income (Expense). Net interest and other income (expense) in 1998 was $101,000, compared to $194,000 in 1997, a decrease of $93,000 or 47.9%.
This decrease was primarily due to increased interest incurred on indebtedness issued in the fourth quarter of 1997, which more than offset an increase in interest income.

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

Revenues. Total revenues increased to $2,446,000 in 1997, compared to $1,545,000 in 1996, an increase of $901,000, or 58.3%. Product revenues increased to $2,128,000 in 1997, compared to $1,337,000 in 1996, an increase of $791,000, or 59.2%. This increase resulted primarily from increased sales of IPIX kits, IPIX keys and studio work in the real estate and international markets. Service revenues increased to $318,000 in 1997, compared to $208,000 in 1996, an increase of $110,000, or 52.9%. This increase was primarily due to an increase in research and development services provided to the Department of Defense.

Cost of Revenues. Cost of product revenues decreased to $446,000 in 1997, compared to $543,000 in 1996, a decrease of $97,000, or 17.9%. This decrease was due primarily to a shift in product mix to higher margin IPIX keys and license revenue. Cost of service revenues increased to $316,000 in 1997, compared to $109,000 in 1996, an increase of $207,000, or 189.9%. This increase was due primarily to a 1997 contract for which project costs exceeded associated revenue and an increase in research and development services provided to the Department of Defense.

Sales and Marketing. Sales and marketing expenses increased to $2,829,000 in 1997, compared to $908,000 in 1996, an increase of $1,921,000. The increase was due primarily to increased advertising expenses and salaries and related expenses resulting from an increase in personnel in the sales and studio departments.

Research and Development. Research and development expenses increased to $1,171,000 in 1997, compared to $389,000 in 1996, an increase of $782,000. This increase was due primarily to salaries and related expenses resulting from an increase in personnel conducting research and development projects.

General and Administrative Expenses. General and administrative expenses increased to $2,598,000 in 1997, compared to $921,000 in 1996, an increase of $1,677,000, or 182.1%. The increase was due primarily to legal fees related to litigation concerning our patents, an increase in personnel and associated relocation expense and an increase in our bad debt provisions.


Amortization of Product Development and Patent Costs. The amortization of product development and patent costs increased to $858,000 in 1997, compared to $71,000 in 1996, an increase of $787,000. This increase was due primarily to the change in 1997 of the estimated economic lives of capitalized product development costs from five years to one year and patent costs from seven years to three years.


Interest and Other Income (Expense). Net interest and other income (expense) decreased to $194,000 in 1997, compared to $201,000 in 1996, a decrease of $7,000, or 3.5%.

SELECTED QUARTERLY RESULTS OF OPERATIONS


The following tables represent unaudited quarterly consolidated statements of operations data for each of the nine quarters in the period ended March 31, 1999, as well as this data expressed as a percentage of revenues. In the opinion of management, this information has been prepared substantially on the same basis as the consolidated financial statements appearing in other sections of this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results. The quarterly information should be read in conjunction with our consolidated financial statements and the related notes appearing in the prospectus. The quarterly information has not been reviewed by our auditors. The operating results for any quarter are not necessarily indicative of the operating results for any future period.


                                   ---------------------------------------------------------------------------------------
                                                                      THREE MONTHS ENDED
                                   ---------------------------------------------------------------------------------------
                                                    1997                                    1998                     1999
                                   -------------------------------------   -------------------------------------   -------
                                   MAR. 31   JUN. 30   SEP. 30   DEC. 31   MAR. 31   JUN. 30   SEP. 30   DEC. 31   MAR. 31
                                   -------   -------   -------   -------   -------   -------   -------   -------   -------
In thousands
Revenues.....................      $   418    $  772   $   528   $   728   $   417   $   788   $   783   $ 1,053    $ 1,229
                                   -------   -------   -------   -------   -------   -------   -------   -------   --------
Gross profit.................          303       585       293       503       313       643       399       238        642
Operating expenses
  Sales and marketing........          344       540       859     1,086     1,550     1,837     2,238     2,762      2,812
  Research and development...           92        98       530       450       493       655       780       740        736
  General and
    administrative...........          624       580       506       889       887       845       558     1,574        828
  Amortization of product
    development and patent
    costs....................          286       286       286        --        --        --        --        --         --
                                   -------   -------   -------   -------   -------   -------   -------   -------   --------
    Total operating
      expenses...............        1,346     1,504     2,181     2,425     2,930     3,337     3,576     5,076      4,376
                                   -------   -------   -------   -------   -------   -------   -------   -------   --------
Interest and other income
  (expense), net.............           43        65        24        63       (37)       75        56         7         22
                                   -------   -------   -------   -------   -------   -------   -------   -------   --------
    Net loss.................      $(1,000)  $  (854)  $(1,864)  $(1,859)  $(2,654)  $(2,619)  $(3,121)  $(4,831)  $(3,712)
                                   =======   =======   =======   =======   =======   =======   =======   =======   ========

                               ---------------------------------------------------------------------------------------
                                                                 THREE MONTHS ENDED
                               ---------------------------------------------------------------------------------------
                                               1997                                    1998                     1999
                               -------------------------------------   -------------------------------------   -------
                               MAR. 31   JUN. 30   SEP. 30   DEC. 31   MAR. 31   JUN. 30   SEP. 30   DEC. 31   MAR. 31
                               -------   -------   -------   -------   -------   -------   -------   -------   -------
Percentage of revenues
Revenues.....................   100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%     100.0%
                               -------   -------   -------   -------   -------   -------   -------   -------   -------
Gross profit.................    72.5      75.8      55.5      69.1      75.1      81.6      51.0      22.6       52.2
Operating expenses
  Sales and marketing........    82.3      70.0     162.7     149.2     371.7     233.1     285.8     262.3      228.8
  Research and development...    22.0      12.7     100.4      61.8     118.2      83.1      99.6      70.3       59.9
  General and
    administrative...........   149.3      75.1      95.8     122.1     212.7     107.2      71.3     149.5       67.4
  Amortization of product
    development and patent
    costs....................    68.4      37.0      54.2        --        --        --        --        --         --
                               -------   -------   -------   -------   -------   -------   -------   -------   -------
    Total operating
      expenses...............   322.0     194.8     413.1     333.1     702.6     423.4     456.7     482.1      356.1
                               -------   -------   -------   -------   -------   -------   -------   -------   -------
Interest and other income
  (expense), net.............    10.3       8.4       4.5       8.6      (8.9)      9.5       7.2       0.7        1.8
                               -------   -------   -------   -------   -------   -------   -------   -------   -------
    Net loss.................  (239.2)%  (110.6)%  (353.1)%  (255.4)%  (636.4)%  (332.3)%  (398.5)%  (458.8)%   (302.1)%
                               =======   =======   =======   =======   =======   =======   =======   =======   =======

In the second half of 1998, we introduced digital camera kits, which resulted in an increase in our relative cost of revenues. As a result of the cost of the digital camera and related hardware included in our IPIX kits, our gross margins decreased. In the fourth quarter of 1998, we wrote off $220,000 of obsolete product inventory, which also impacted gross margins.


Our operating results have varied on a quarterly basis during our operating history and may fluctuate in the future as a result of different factors, many of which are outside our control. Additionally, as a result of our limited operating history and the emerging nature of the immersive imaging market in which we compete, it is difficult for us to forecast our revenues or earnings accurately. Our expense levels are largely based on investment plans and future revenue expectations. Our operating expenses have increased over the reported periods due to our investment in enhancing our sales and marketing and distribution capabilities and research and development activities to position us for future growth. Our general and administrative expenses have also increased for the same periods as we built our current management team. We expect these expenses to increase as we expand both our current and future business. These expenses are fixed, particularly in the short term, and we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall in relation to our expectations could cause significant declines in our quarterly operating results. Thus, our quarterly revenues and operating results are difficult to forecast. We believe that our quarterly operating results could vary significantly in the future, and that quarter-to-quarter comparisons should not be relied upon as indications of future performance. It is therefore likely that in some future periods our operating results may fall below the expectations of securities analysts and investors. In that event, the trading price of our common stock would likely decline.


LIQUIDITY AND CAPITAL RESOURCES

Since inception, we have financed our operations primarily through the private placements of capital stock and a convertible debenture. In the first quarter of 1999, we raised $27,000,000 through the sale of our Series D preferred stock. At March 31, 1999, we had $7,150,000 of cash and cash equivalents and $16,649,000 in securities available-for-sale.


Net cash used in operating activities was $1,189,000 in the year ended December 31, 1996, $4,825,000 in the year ended December 31, 1997 and $12,444,000 in the year ended December 31, 1998. Net cash used in operating activities was $2,191,000 for the three months ended March 31, 1998 and $4,135,000 for the three months ended March 31, 1999. Net cash used for operating activities in each of these periods is primarily a result of net losses.



Net cash provided by, or used in, investment activities was $1,159,000 in the year ended December 31, 1996, $(952,000) in the year ended December 31, 1997 and $253,000 in the year ended December 31, 1998. Net cash provided by, or used, in investment activities was $914,000 for the three months ended March 31, 1998 and $(16,846,000) for the three months ended March 31, 1999. Net cash provided by, or used in, investing activities was related to the acquisition of computer software and hardware and other equipment, the purchase of short-term investments and the maturity of acquired investment securities.



Net cash provided by, or used in, financing activities was $3,976,000 in the year ended December 31, 1996, $2,997,000 in the year ended December 31, 1997 and $11,428,000 in the year ended December 31, 1998. Net cash provided by, or used in, financing activities was $(2,000) for the three months ended March 31, 1998 and $27,068,000 for the quarter ended March 31, 1999. The net cash provided by, or used in, financing activities for these periods was due primarily to the sale of shares of our common and preferred stock. Net cash also was provided by the issuance of a $3,000,000 8% convertible debenture in 1997, $1,000,000 of which was repaid and $2,000,000 of which was converted to preferred stock.



In order to comply with the Conduct Rules of the National Association of Securities Dealers, Inc., we will repurchase an aggregate of 444,496 shares of our common stock as soon as practicable following the consummation of this offering for an aggregate repurchase price of $3,423,000. The number of shares to be repurchased is calculated based on an assumed initial public offering price of $14.00, the high end of the range shown on the cover page of this prospectus and assumes no exercise of the over-allotment option by the underwriters. This repurchase commitment will be funded by our existing cash and has been placed in a segregated account designated for this purpose.



Although we have no material commitments for capital expenditures except the stock purchase transaction described above, we anticipate an increase in the rate of capital expenditures and other expenses consistent with our anticipated growth in personnel, operations and marketing activities. We anticipate utilizing a portion of the net proceeds of this offering to expand our sales and marketing activities and enhance our research and development through the next twelve months. We also may use cash to acquire or license technology, products or business related to our current business. We anticipate that our operating expenses will continue to grow as we make investments in our sales and marketing and distribution capabilities. We believe that these enhanced capabilities will enhance revenue growth. Our operating expenses will be a material use of our cash resources. We do not expect to generate positive cash flows for at least two years.



We believe that the net proceeds from this offering, together with existing cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. After these twelve months, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing, bank debt financing or from other sources. There can be no assurance that this capital will be available in amounts or on terms acceptable to us, if at all.


YEAR 2000 READINESS, COSTS OF COMPLIANCE AND EFFECT ON OPERATIONS


We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value of 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail.


State of Readiness


We have completed our year 2000 compliance assessment plan. Our compliance assessment plan included testing all of our information and non-information technology as well as our internally developed studio and operation systems. Based on our testing and assessment, we believe that our information and non-information technology, as well as internally developed systems, are year 2000 compliant.



In addition, we are in the process of seeking verification from our key suppliers and distributors that they are year 2000 compliant or, if they are not presently compliant, to provide a description of their remedial plans. We have obtained information from various other third-party providers regarding the year 2000 readiness of their systems and we are continuing to review this information.


Costs


Our cost of upgrading our systems to become year 2000 compliant was approximately $40,000.


Risks


If we fail to solve a year 2000 compliance problem with one of our systems, the result could be a failure or interruption of normal business operations. Although we believe that the potential for significant interruptions to normal operations should be minimal due to the relative newness of our systems, our business is exposed to risks associated with the year 2000 problem.



Our primary risks of year 2000 failures are those related to external service providers including telecommunications, electrical power and Internet commerce systems that we rely upon daily. The most reasonably likely worst-case scenario is a failure related to one or several of our external service providers referenced above. A failure could cause any of the following:


     - protracted interruption of electrical power to our operations and Internet host servers which could materially and adversely impact our ability to enable online transactions and other services:

     - significant or widespread failure of software products and services provided to us by third parties; or

     - significant or widespread failure of third party computer systems with which our systems interface.

Contingency Plans


We have not established a contingency plan to mitigate the risks associated with any inaccuracies to our year 2000 assessment. Although we have found no material year 2000 problems with our internal systems, and despite our expectation that year 2000 compliance efforts will result in year 2000 compliant services, there can be no assurance that our compliance efforts will be successful. Further, there is no assurance that the various telecommunications and power delivery systems we rely upon will be year 2000 compliant or that any contingency plans they have made will be successful. A failure of any of these systems would have a material adverse effect on our business, results of operations and financial condition.


RECENT ACCOUNTING PRONOUNCEMENTS


In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction. We do not expect that the adoption of SFAS No. 133 will have a material impact on our reported results of operations, financial position or cash flows.



In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, AICPA, issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for our fiscal year ending December 31, 1999. We do not expect its adoption to have a material impact on our reported results of operations, financial position or cash flows.



In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities", which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. We do not expect its adoption to have a material impact on our reported results of operations, financial position or cash flows.



In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions". SOP 98-9 amends certain elements of SOP 97-2, and provides additional authoritative guidance on software revenue recognition. SOP 97-2 is effective for fiscal years beginning after March 15, 1999. We do not expect its adoption to have a material impact on our reported results of operations, financial position or cash flows.


INFLATION

Inflation has not had a significant impact on our operations to date.

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

                                    BUSINESS

OVERVIEW


As a leader in interactive photography and immersive imaging for the Internet, our IPIX images allow viewers to Step Inside the Picture. Our patented technology changes the way people create and view images, immersing them in a 360(degree) by 360(degree) spherical environment. We believe IPIX images enhance the key elements of a photograph: memory, information and entertainment. IPIX images capture the world as we see it, providing a complete field of view -- from ground to sky, floor to ceiling, horizon to horizon. Viewers can easily navigate the image on a personal computer screen by moving a cursor inside the image. To accelerate the adoption and enhancement of IPIX images, we have established strategic relationships with leading camera manufacturers such as Kodak, Nikon and Olympus as well as technology companies such as IBM, Intel and RealNetworks. We estimate that over 3,000 commercial web sites are utilizing IPIX images.



Our patented technology creates IPIX images by combining two film or digital photographs taken with a fisheye lens into one 360(degree) by 360(degree) spherical image. Our Wizard software corrects the distortion inherent in these photographs. A person may view the resulting image in any direction, and, if desired, save the image utilizing an IPIX key for posting to a web site, transmitting by e-mail or saving to a disk. IPIX images can be downloaded rapidly and can be viewed and navigated with the IPIX plug-in or a viewer using JAVA. We are utilizing our patented technology to develop other immersive imaging products, such as steerable video and an IPIX-compatible digital camera for the consumer market.



Leading companies use our technology to create virtual tours and multimedia content to attract and retain visitors on their web sites, which enhances their marketing and e-commerce initiatives. We have targeted the following domestic and international commercial markets: real estate, travel and hospitality, electronic publishing, corporate and e-commerce and education and entertainment. Our customers include Coldwell Banker, Rent.Net, Carnival Cruise Lines, Swissotel, CNN, Microsoft, Intel, Ticketmaster and Disney. In addition, we have entered into strategic relationships with leading customers in our commercial markets such as Homes.com and Microsoft CarPoint to promote the use of IPIX images to members of our targeted commercial markets. IPIX images can be posted to all of the leading residential real estate web sites, including REALTOR.com, the official web site of the National Association of Realtors.


INDUSTRY BACKGROUND

Growth of the Internet and e-commerce


The Internet has emerged as a global interactive medium enabling millions of people worldwide to share information, communicate and conduct business electronically. The Internet differs from traditional media by its lack of geographic limitations and its ability to provide instantaneous data communication. International Data Corporation, or IDC, estimates that the number of web users will grow from approximately 69 million worldwide in 1997 to approximately 320 million worldwide by the end of 2002. Growing usage of the Internet has been driven primarily by the rapid proliferation of personal computers, easier, faster and affordable access to the Internet, increasingly robust network architectures and the emergence of compelling content and applications.



The emergence of the Internet and secure transaction networks has generated significant opportunities for businesses to conduct electronic commerce. IDC estimates e-commerce revenues will grow from approximately $12.4 billion worldwide in 1997 to $237 billion worldwide by 2001. According to Forrester Research, on-line leisure travel reservations will grow from 1.3 million trips in 1997 to 65.5 million trips by 2003. Regarding real estate, Yankee Group reports that the percentage of homebuyers using the Internet to shop for a home will


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

increase from 4% in 1997, to over 30% in the year 2000. Additionally, Forrester Research estimates that on-line classified advertising will grow from $185 million in 1998 to $2.9 billion in 2003. This widespread deployment and acceptance of the Internet has introduced rapid changes in the way information is produced, distributed and consumed.

Demand for effective on-line content


The popularity of the Internet has resulted in substantial growth in the number and types of web sites. According to IDC, the number of web sites is estimated to grow from 829.4 million in 1998 to 2.7 billion in 2000. New technologies are allowing web site operators and advertisers to measure a site's traffic, average time spent on a site and visit-to-purchase ratios. Advertisers are utilizing this data to measure the effectiveness of Internet advertisements and to set advertising rates.



This data is causing businesses to demand content and features that will allow them to attract visitors, increase the amount of time spent on their web sites and promote e-commerce. According to a Forrester Research survey of online consumers, 75% of those surveyed stated that content was the most important factor in attracting and retaining visitors to web sites.


Emergence of broadband capability

The transmission of data intensive content over the Internet has been limited due to historical bandwidth constraints. Increasing availability of improved delivery systems, such as digital cable modems, satellite delivery systems and DSL networks are enabling the use of more feature-rich multimedia content. Forrester Research predicts that approximately 16 million U.S. households will have broadband connection by the end of 2002, representing approximately 25% of the homes connected to the Internet.

Growth in the use of digital imaging


Fundamental changes are occurring in the photography industry with the introduction of the digital camera. The digital camera allows the user to take pictures and display them digitally, either on a personal computer or over the Internet, without the need for traditional film development. Because digital cameras were initially expensive, early adopters of this technology were professionals and hobbyists. Recently, sales of digital cameras have grown substantially due to improved performance and lower unit prices. IDC forecasts that worldwide digital camera shipments will grow from 2.1 million units in 1997 to 15.5 million units in 2002.


Lack of interactivity and realism with existing digital imaging technology


Companies are increasingly using digital imaging to promote their products and present information on their web sites. Digital imaging provides businesses with a powerful, cost-effective medium to maximize the impact of their web sites.



However, most of the images remain flat two-dimensional images offering a limited field of view. Technological innovations that enhance realism and interactivity and contribute to a viewer's retention to that web site will facilitate the success of e-commerce by potentially leading to increased sales and advertising rates. Webcams and streaming video are some of the technological innovations businesses are using to attract and retain visitors to their web sites.

Specifically, immersive imaging, or the ability to create the viewing perspective of being inside the image, is becoming increasingly popular with many web sites. However, image creation with many of the existing immersive technologies is labor intensive and requires proprietary hardware. Conditions such as inadequate lighting, subject motion or lack of portability reduce the effectiveness of the image. As a result, market acceptance of these technologies has been limited.



For widespread adoption of immersive imaging by businesses and consumers to occur, new immersive technologies must offer the following benefits:


     - ease of creating and viewing an image;

     - ease of distributing and sharing the image;

     - portability of the capture device;

     - cost effectiveness;

     - use of standardized technology; and

     - platform independence.

THE IPIX SOLUTION

We believe that our 360(degree) by 360(degree) immersive imaging solution enhances the key elements of a photograph: memory, information and entertainment. An IPIX image provides more than just a picture. The key benefits of our immersive imaging solution are as follows:

     - IPIX images provide a more powerful viewing experience by creating a 360(degree) by 360(degree) immersive viewing environment;

     - our technology is easy to use, portable and cost-effective; and

     - our technology is compatible with commercially available digital cameras and different computer platforms and has low bandwidth requirements.


IPIX images enhance the photo viewing experience by permitting a person to view locations from ground to sky, floor to ceiling and horizon to horizon. A person can navigate the image on a personal computer screen by moving the cursor within the image. We believe IPIX images, alone or combined with other multimedia such as audio, video and automation, can provide businesses with more compelling content to attract and retain visitors to their web sites and promote e-commerce.



Our technology is easy to use, portable and cost-effective. Our Wizard software easily and quickly combines two 185(degree) photographs taken with a standard digital camera into one immersive image. After using an IPIX key, a user can post the IPIX image to a web site, view it on a personal computer or e-mail it with the click of a button. IPIX images can be viewed and navigated with the IPIX viewer or with a viewer using JAVA. We price our IPIX keys to meet the cost requirements and anticipated use of the IPIX image by the end user, making it a cost effective alternative to other immersive imaging technologies.


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


Because our technology can be used with commercially available digital cameras, IPIX images can be captured in almost any environment. Our technology is compatible with most major operating systems and Internet browsers. The IPIX image file size is small, 50 to 250 kilobytes, which results in quick delivery and short download on low bandwidth systems. Our technology is also taking advantage of the pending availability of broadband networks and higher resolution digital cameras. We currently have in development our IPIX Webcam and steerable video technology, V360.


OUR GROWTH STRATEGY

Our objective is to become a world leader in interactive photography and immersive imaging for the Internet. We believe we can achieve this objective by leveraging our leading position in immersive imaging technology. Our key strategies to achieve this objective include:

Build awareness of the IPIX brand and experience


We have begun to create awareness of the IPIX brand name and experience through a variety of activities. We are focusing our direct sales and advertising initiatives on our targeted commercial markets. We have entered into co-marketing relationships with camera manufacturers, such as Kodak, Nikon and Olympus, and commercial market leaders such as American Express, CNN and General Electric. We also participate in industry specific trade shows. In order to increase our presence on the Internet, we target high-profile, high-traffic web sites to use our technology. For example, we provided IPIX images of the space shuttle to CNN that were used in its special broadcast of John Glenn's return to space. We intend to use portions of the net proceeds of this offering to expand our sales and marketing programs and increase our brand awareness.


Target commercial markets that can best capitalize on our technology

We believe that applications within targeted commercial markets provide the most immediate revenue opportunities for IPIX images. These markets are characterized by the need for high visual content in advertising, product information and entertainment. We initially have targeted the following commercial markets: real estate, travel and hospitality, electronic publishing, corporate and e-commerce and education and entertainment. We actively seek customers that are leaders in each of these markets. For example, we have entered into an agreement with Cendant Corporation and are the preferred provider of immersive imaging to its real estate subsidiaries, Coldwell Banker, Century 21 and ERA. We organize our sales force and customize our product offering to each commercial market to satisfy the needs of the particular market and customer. In addition, we believe that opportunities exist for our technology in other commercial markets such as security, child care, government agencies and architecture.

Develop approaches to penetrate consumer markets


With the availability of IPIX images on retail products such as CD-ROM encyclopedias and increased usage of IPIX images on web sites, we believe that consumers are becoming familiar with immersive imaging and will begin to require the same immersive imaging technology for their personal use.



By taking advantage of the increasing use and decreasing cost of digital cameras, we currently are pursuing a number of different product approaches for the consumer market. The first of these, a personal edition digital camera kit, is targeted towards the early adopter, as well as the photo enthusiast. We also seek to partner with leading camera manufacturers to develop a single use point and shoot film camera kit that will create an immersive panoramic image and be targeted to a broader use market. We believe the consumer will utilize the services of a third party to process and deliver the IPIX images on a CD-ROM or via the Internet.


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

Leverage our technology to enhance existing products and create new product offerings

We continue research and development efforts to expand the features and capabilities of our products and services and to develop new product offerings. In particular, we are pursuing products compatible with the pending availability of broadband networks and higher resolution digital cameras.


One product in beta test phase is the IPIX Webcam, which we call the eyes of the Internet. This technology would permit the remote capture, creation and transmission of hemispherical IPIX images over the Internet. The IPIX image is continuously updated and can be viewed on a personal computer or other Internet-enabled device. In addition to our current targeted commercial markets, child care, security and entertainment industries are possible commercial market applications.


Another new product development is our steerable video technology, V360. When fully developed, V360 will enable multiple viewers to simultaneously and independently select their own field of view by navigating within a spherical or hemispherical video image transmitted from a stationary camera. Possible applications for this technology include the sports broadcasting, tourism and motion picture industries. V360 research is ongoing with working prototypes developed in conjunction with Discovery, MediaOne and Motorola currently under evaluation.

Expand strategic relationships


We have developed strategic relationships with camera manufacturers, technology companies and content providers. We have established strategic relationships with leading camera manufacturers such as Kodak, Nikon and Olympus as well as technology companies such as IBM, Intel and RealNetworks. We believe these relationships will enable us to achieve rapid adoption of our technology and penetrate markets quickly. In addition, they will help us to facilitate the development of compelling content and to expand the range of applications for IPIX images. We also plan to continue to capitalize on relationships with software and hardware vendors and distributors possessing complementary technologies. We plan to expand these relationships and seek additional partners with market and technology leaders.


Expand internationally


We have increased our international presence through relationships with strategic partners in select markets. Through these relationships, we sell to our targeted commercial markets internationally. We have established an operating subsidiary in the United Kingdom to target market opportunities in Europe and have entered into distributorship arrangements with strategic partners in Japan and Australia. Through our UK subsidiary, we have entered into distribution arrangements with preferred partners in several European countries. We intend to continue to seek new strategic relationships and organize additional operating subsidiaries as we expand into new global markets.


PRODUCTS AND SERVICES


Our patented software technology creates IPIX images by combining two film or digital photographs taken with a fisheye lens into one 360(degree) by 360(degree) spherical image. Our Wizard software corrects the distortion inherent in these photographs. The resulting image can be viewed in any direction, up-down, left-right, and horizon to horizon. The user may then view the IPIX image and, if desired, save the image utilizing an IPIX key for posting to a web site, transmitting via e-mail or saving to a disk. The following demonstrates the steps to create an IPIX image.


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

       (SERIES OF FOUR PICTURES DESCRIBING STEPS OF CREATE AN IPIX IMAGE)



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

We sell IPIX keys, kits and studio work, license archived IPIX images and conduct special research and development projects.

Products


IPIX Keys. An IPIX key is an encryption tool that enables the user to save and distribute an IPIX image and is our digital equivalent to standard film. One IPIX key enables the saving and distribution of one IPIX image, just as one film negative enables the creation of one film photograph. We provide an initial bundle of IPIX keys in our IPIX kits. IPIX kit owners can purchase additional keys from us through our web site or through our toll-free order system. We price IPIX keys based on the potential number of viewers, useful life and utility of the IPIX image. For example, IPIX images used in a CD-ROM encyclopedia are viewed by a large audience, have a long life and contribute significantly to the viewing experience and can command higher prices. In addition, we offer enhancements to our IPIX keys. IPIX keys can be modified so that the IPIX image may be displayed only in a particular file format or resolution, may be incorporated into multimedia presentations, has limited creation and viewing lifetime and may be posted to a specific web site or distributed via e-mail.



IPIX Kits. Our IPIX kit contains all the necessary items to create an IPIX image, including a digital camera, fisheye lens, rotator, tripod, Wizard software and an initial amount of IPIX keys. Kit sales are intended primarily to increase the number of capture devices in the market and to stimulate repeat purchases of IPIX keys and are not intended to be a significant source of our future profits. We have established strategic relationships with leading digital camera manufacturers such as Kodak, Nikon and Olympus to increase the number of IPIX enabled digital cameras in the market. We sell our IPIX kits through our direct sales force, from an on-line store maintained on our web site and through our toll-free telephone order system. We are considering establishing a new web site, eCamera.com, where we would sell a full line of IPIX enabled digital cameras to also enhance IPIX key sales.



In-house Studio. We maintain an in-house studio capable of creating high-quality, multimedia-rich IPIX images for our customers. Our in-house studio serves to introduce our technology to customers and stimulate additional sales. We provide our studio customers with a complete turnkey solution where we take the photographs, create the IPIX images and transmit the images to the customer or directly to their web site. Prices charged for studio work vary depending on the number of desired images, type of photograph requested, such as film or digital, and nature of added enhancements.



IPIX Stockhouse. We maintain a growing archive of over 3,300 select IPIX images from around the world, such as the Grand Canyon, the Great Wall of China and the Eiffel Tower, which we license to others for a fee. These images are submitted by company and freelance photographers. Customers who license IPIX images from our IPIX Stockhouse include online publishers, CD-ROM producers, travel companies, multimedia designers and other content creators. Licensing fees for using our stock IPIX images are determined based on quality, content, usage and time frame. We intend to expand this business by partnering with other image stockhouses to provide additional distribution channels for our archived IPIX images.


Services

Research and Development Projects. We conduct special research and development projects acting as a subcontractor for the customer who owns the final product. However, we maintain ownership of our technology incorporated into the project, including any improvements and enhancements. For example, we are developing an in-flight entertainment system for a customer which will permit each individual passenger on an airplane to view live scenes outside the aircraft on their in-seat video monitor. Our participation in this project has contributed to the development of our technology.

Multimedia Enhancements

We can add the following multimedia capabilities to an IPIX image with minimal incremental file size:

Multimedia Software. Our multimedia software can link a series of IPIX images together and include other multimedia content, such as video, audio and text. The user can combine the finished product with other digital

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

multimedia features such as Macromedia Director to provide an attractive interactive product. For example, in November 1998, PBS and Intel used our multimedia software to incorporate and link IPIX images into its digital television broadcast of the Ken Burns documentary on Frank Lloyd Wright.

IPIX-TV. Our multimedia software can create an IPIX image to include automated viewing and background audio. By adding autoplay with either music or narration, the user can provide a video-like viewing experience of a still image. For example, Swissotel used an IPIX image of the exterior of a hotel, with automated motion and accompanied by background street noise, to make the viewer feel as if he were watching a video of the front of the hotel. Jupiter Communications, an Internet marketing research firm, selected IPIX-TV as one of the top five technologies to watch in 1999.

New Products

We continually make enhancements and improvements to our technology and take advantage of innovations in image compression and cross platform software development languages. We believe these efforts have enabled us to explore new applications for our technology. Described below are several products currently under development:

V360. Our patented technology has the potential to generate full-motion steerable video. When fully developed, V360 will enable multiple viewers to simultaneously and independently select their own field of view within a spherical video image from a fixed camera source. For example, an IPIX-enabled V360 video feed from a sporting event would allow viewers to choose their own camera angle, just as if they were actually in the stadium. V360 was featured at IDC's Demo '99 conference as one of the forty most innovative technologies of 1999. We are exploring additional potential commercial applications of V360 such as the security, teleconference and surveillance industries.

We believe V360 will benefit from the deployment of high-speed digital networks. Multiple V360 streams could be delivered to the home via a digital cable network, satellite or broadband. We have developed working prototypes in conjunction with industry leaders such as MediaOne and Motorola. Our goal is to become the leader in the field of full-motion steerable video by aggressively pursuing and developing commercial applications for V360.


IPIX Webcam. According to InfoTrends, the number of webcams in service will grow from 1.2 million in 1998 to 12 million by 2002. Existing webcam technology continuously captures and transmits two-dimensional digital images over the Internet. We have developed a webcam which will permit the remote capture, creation and transmission of 1808 navigable hemispherical IPIX images over the Internet. The IPIX image is continuously updated and viewed on a personal computer or other Internet-enabled device such as Web-TV. The IPIX Webcam will enable an unlimited number of viewers to view the IPIX image and independently control their viewpoint. We are currently engaged in a beta test with some of our customers to further refine this technology. Potential commercial applications include entertainment, child care and security industries.



IPIX On-Location. We are developing a blue screen application to our technology in which an IPIX image can be used as a virtual set background. Blue screens are used to create entire production studios from graphically rendered images. We believe that our application of this technology, when fully developed, will provide a cost-effective interactive solution for these virtual studios.


IPIX Touch Screen. We have incorporated the ability to view an IPIX image with a touch screen monitor. Viewers may navigate within the IPIX image by touching the screen in the direction in which they wish to view. This innovation provides an easy to use method of viewing an IPIX image. Potential opportunities for our touch screen technology include kiosk manufacturers and airport and tourist information exhibitors who wish to incorporate IPIX images into their product offerings.

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

CUSTOMERS

We have directed our initial sales efforts to industry leaders within targeted commercial markets. We believe that adoption of our technology by these leaders will encourage other members of these markets to use IPIX images in order to stay competitive. The following is a description of our targeted commercial markets and our representative customers within these segments.

TARGETED COMMERCIAL MARKET                     REPRESENTATIVE CUSTOMERS
--------------------------                     ---------------------------------------------
Real estate..................................  Century 21, Coldwell Banker, ERA, Prudential,
                                               Rent.Net, Rubloff, Winkworth (London)
Travel and hospitality.......................  Carnival Cruise Lines, Disney Vacation Club,
                                               Hilton Hotels, Holiday Inn, Hyatt Hotels,
                                               Marriott, Starwood, Swissotel, Travelocity
Electronic publishing........................  Associated Press, CNN, Chicago Tribune,
                                               CitySearch, Knight-Ridder, New York Times,
                                               Reuters, The Washington Post, The Weather
                                               Channel
Corporate and e-commerce.....................  AutoVantage, Bell South, Cablevision, General
                                               Motors, HGTV, Intel, Kodak, MCI Worldcom,
                                               Microsoft CarPoint, Road Runner, Saab,
                                               Ticketmaster, Toyota
Education and entertainment..................  ABC, Discovery Channel, Dreamworks SKG, Duke
                                               University, E! Online, Fox, IBM Worldbook,
                                               MGM, MTV, NBA, NBC, NFL, National Geographic,
                                               PBS, Paramount Parks, The Walt Disney
                                               Company, Warner Brothers

Real Estate


Residential and commercial real estate brokers and agents use IPIX images on their web sites to provide online virtual tours of featured properties. This capability allows brokers to differentiate themselves and gain new listings. In addition, IPIX images allow brokers to cost-effectively showcase properties to the widest possible audience as well as allow prospective buyers to quickly target properties that match their criteria while expending minimal time and money. To enhance our exposure to real estate brokers, we have entered into an agreement with Top Producer, Inc., a leading provider of software customized for residential real estate brokers, to include our virtual tour software with its products. Our customers can post their IPIX virtual tours to all of the leading residential web sites, including REALTOR.com, the official web site of the National Association of Realtors. We are the preferred provider of virtual tours and immersive imaging to Cendant Corporation's family of real estate brokers which include Coldwell Banker, ERA and Century 21. We have entered into an exclusive arrangement with Rent.Net, an on-line apartment locator service, to provide immersive images of rental apartments. We have strategic relationships with several real estate portals, including Homes.com and Microsoft HomeAdvisor, to further penetrate this market.


We offer a virtual tour package which includes four IPIX images of a home taken by an approved photographer for a suggested retail price of $99.95. Our real estate customers who own their own IPIX kits may create their own four-room virtual tour for a retail price of $49.95.

Travel and Hospitality


Hotel chains, vacation resorts, cruise lines, theme parks, major tourist attractions and tourism bureaus use IPIX images to influence travel plans to targeted destinations, transportation modes and lodging. IPIX images provide a prospective visitor the opportunity to take virtual tours of rooms, amenities and attractions before making final travel plans.


The majority of our travel and hospitality clients utilize our studio for a complete turnkey solution. On average, prices for our studio work range from $2,000 to $4,000 per property.

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Electronic Publishing


Broadcasters and publishers incorporate IPIX images on their web sites to enhance their reporting and coverage of major news events. Also, local city guides and online classified advertisers are beginning to use IPIX images to enhance the information on their web sites and enhance online advertising. These companies typically own their own digital cameras and purchase IPIX keys on a per-key basis. We are exploring the adoption of a subscription service where a customer in this industry can purchase a specific or unlimited number of IPIX keys for one monthly charge.


Corporate and E-Commerce


Companies utilize IPIX images to advertise their product and service offerings or provide virtual tours of their corporate facilities. For example, when Ticketmaster launched the My Ticketmaster web site, they used IPIX images of stadium and concert venues to allow customers to view their seat location prior to purchasing a ticket online. Our corporate and e-commerce customers either purchase kits to create their own IPIX images or utilize our in-house studio to create IPIX images for them.


Education and Entertainment


Leaders in the education and entertainment industries use IPIX images to enhance the appeal and functionality of their products and web sites. In particular, these customers provide significant exposure for our brand and products. For example, IBM features IPIX images in their 1998 IBM Worldbook electronic encyclopedia. Also, an IPIX virtual tour of the set of the movie, Episode I: The Phantom Menace, posted on the starwars.com web site helped promote the film's release. Our education and entertainment clients request studio work and purchase kits and keys to create their own IPIX images. To increase our penetration into this market, we have engaged Creative Artist Agency to serve as our representative to promote and market our technology to the entertainment industry.


INTERNATIONAL


Through our operating subsidiary in the United Kingdom and our strategic relationships with distributors in Japan and Australia, we market our technology to international customers. For example, in Europe, our preferred partners distribute IPIX products to customers in several European countries. We believe that our strategy of targeting commercial markets can be applied on a global scale as usage of the Internet grows internationally. We intend to continue to seek new strategic relationships and organize additional operating subsidiaries as we expand into new global markets.


STRATEGIC RELATIONSHIPS

We are establishing strategic relationships with leading companies to integrate our technology with other hardware, software and Internet applications, to continue the development of IPIX enabled digital cameras and to promote and distribute our products and services to existing and emerging customer bases.

Technology Relationships

We are working with leading technology companies to increase the multimedia features of IPIX images and to increase the applications available for viewing IPIX images. We have entered into an agreement with RealNetworks and have licensed our viewer software for incorporation into its RealPlayer. Through this agreement, we intend to integrate our technology into their streaming audio and video platform, RealPlayer, enabling users to view IPIX images, along with other multimedia content. We also have entered into an agreement with IBM to incorporate our technology in IBM's HotMedia software. HotMedia is a JAVA based software which allows web developers to incorporate multimedia content into e-commerce applications. One development that may arise out of this relationship is the ability to include IPIX images within Internet banner ads. We are an Intel MMX and Pentium technology development partner, and Intel has featured IPIX images in demonstrations of the capabilities of its multimedia microprocessor technology.

Digital Camera Manufacturers

We have relationships with leading manufacturers of digital cameras such as Kodak, Nikon and Olympus. These manufacturers have developed several models of IPIX-compatible digital cameras. Recently, sales of digital cameras have grown substantially. IDC forecasts that shipments of digital cameras will grow from
2.7 million units in 1997 to 29.5 million in 2002, although only a small number of digital cameras currently in circulation are IPIX compatible. We intend to continue to work with these manufacturers to enhance the IPIX related features and increase the availability of these cameras. We intend to enhance these relationships to include joint product development, manufacture of fisheye lenses that are easily adaptable to the digital camera, co-marketing arrangements and distribution of our products through the manufacturer's distribution channels.

Promotion and Distribution Relationships


We have established relationships with companies that provide technology to our targeted commercial markets to accelerate awareness and adoption of our technology. These companies market IPIX images with their own technology offerings to members of commercial markets. For example, we have entered into an agreement with Microsoft HomeAdvisor, a leading real estate portal site, to promote IPIX virtual tours on its web site. We have also established relationships with companies to distribute our products internationally. We distribute our products in Europe through our preferred partner program.


SALES AND MARKETING


Our marketing efforts focus on increasing brand awareness and supporting our product offerings. Using this strategy, we intend to acquire new customers, increase repeat purchases of IPIX keys and develop new sales opportunities. Our marketing efforts include print and Internet advertising, direct mailings, participation in trade shows, co-marketing with strategic partners and public relations campaigns. We intend to utilize a portion of the net proceeds of this offering to expand our sales and marketing organization and efforts. Our sales and marketing team focuses on commercial markets and targets industry leaders. In addition, we continue to explore other commercial markets for our technology, such as government agencies, and we have sold IPIX products to TVA, the General Services Administration and the Tennessee Department of Education. As of June 30, 1999, our direct sales group consisted of 32 employees who operate out of our Oak Ridge office and our multiple national and international sales offices.



We also have established a telesales group that targets web developers and other potential users of our technology outside of our targeted commercial markets. Our telesales team also provides support for the direct sales teams and fields inquiries from our web site and our toll-free customer service number. As of June 30, 1999 we had nine employees on our telesales team which is based in our Oak Ridge office.



We maintain a customer relations department with seven employees as of June 30, 1999. Our customer relations personnel answer telephone and e-mail inquiries regarding our products and respond to technical questions. Our service personnel also perform quality assurance checks on each item of equipment included in our kits prior to shipment and process customer service inquiries concerning order status, shipping information, returns and exchanges.


RESEARCH AND PRODUCT DEVELOPMENT


We have made substantial investments in research and product development. We continue to develop enhancements to our technology and pursue new product offerings. In particular, we are pursuing products compatible with the pending availability of broadband networks and higher resolution cameras. One product in beta test phase is the IPIX Webcam, which we call the eyes of the Internet. This technology will permit the remote capture, creation and transmission of 1808 navigable hemispherical IPIX images over the Internet. Another new product development is our steerable video technology, V360. When fully developed, V360 will enable multiple viewers to independently select their own field of view by navigating within a spherical video image transmitted by a stationary camera. As of June 30, 1999, we employed 17 engineers dedicated to research and product development.

COMPETITION


We compete with companies that offer immersive imaging products and companies that offer traditional two-dimensional photography. We compete with these companies on the basis of price, ease of use, picture resolution and end user experience. Our primary competitors are Apple Computer, Inc., Bamboo.com, Be Here Corporation, Black Diamond, Inc., Cyclovision, Inc., Infinite Pictures Corporation and Live Picture Corporation in the immersive imaging market. We do not believe any of these companies are dominant in this industry. We also compete against photography development companies in the traditional two-dimensional film market. Some of our competitors may have greater financial, marketing, distribution and technical resources than us. We believe our ease of use and patented technology are positive factors that enhance our competitive position. Our success will be dependent on our ability to compete with these competitors on both a quality and cost-effective basis, and there is no assurance that we will be successful in that competition.


INTELLECTUAL PROPERTY


We rely on a combination of patent, trade secret and trademark laws and contractual restrictions to establish and protect proprietary rights in our products. Our patents are intended to protect and support current and future development of our technology. In the United States, we have seven issued patents and 13 patent applications pending. We have 16 international patent applications pending. In addition, we license related patents and their associated international filings from Motorola under the terms of a non-royalty bearing license agreement. Motorola has a limited right to license our patents, and Motorola's consent must be obtained before any grant of an exclusive license to our patents in excess of one year.



We believe that the ownership of patents is presently a significant factor in our business. However, our success depends primarily on the innovative skills, technical competence and marketing abilities of our personnel. In addition, there can be no assurance that our current and future patent applications will be granted, or, if granted, that the claims covered by the patents will not be reduced from those included in our applications. We have entered into confidentiality and invention assignment agreements with our employees and entered into non-disclosure agreements with our suppliers, distributors and appropriate customers to limit access to and disclosure of our proprietary information. We must also guard against the unauthorized use or misappropriation of our technology by third parties. We have experienced wrongful use in the past, and although we have taken steps to stop that use, we expect to experience more attempts in the future. There can be no assurance that the statutory and contractual arrangements will provide sufficient protection to prevent misappropriation of our technology or deter independent third-party development of competing technologies.


We pursue the protection of our trademarks in the United States and, based upon anticipated use, internationally. The laws of some foreign countries might not protect our products or intellectual property rights to the same extent as the laws of the United States. Effective patent, trade secret and trademark protection may not be available in every country in which we market or license our products.


Claims by third parties that our current or future products infringe upon their intellectual property rights may have a material adverse effect on us. Intellectual property litigation is complex and expensive, and the outcome of this litigation is difficult to predict. We have been involved in litigation relating to the protection of our intellectual property rights. Any future litigation, regardless of outcome, may result in substantial expense to us and significant diversion of our management and technical personnel. An adverse determination in any litigation may subject us to significant liabilities to third parties, require us to license disputed rights from other parties, if licenses to these rights could be obtained, or require us to cease using the technology.


LITIGATION


On October 28, 1998, Minds-Eye-View, Inc. and Mr. Ford Oxaal filed a lawsuit against us in the United States District Court for the Northern District of New York. Minds-Eye alleged in its lawsuit that we breached a duty of confidence to them, made misrepresentations and misappropriated trade secrets. The plaintiffs alleged that our technology wrongfully incorporated trade secrets and other know-how gained from them in breach of various duties. We removed this action to arbitration and cross-claimed alleging various affirmative claims, including trade secret theft. Minds-Eye and Mr. Oxaal dismissed the lawsuit on May 19, 1999. Although the lawsuit was dismissed, the arbitration will proceed in Knoxville, Tennessee in the fall of 1999 as to our affirmative claims against Mr. Oxaal.



On May 20, 1999, Mr. Oxaal filed a lawsuit against us, Kodak, Nikon and Cendant in the same court alleging that our technology infringes upon a patent claim for 3608 spherical visual technology held by him. Mr. Oxaal claims that this alleged infringement is deliberate and willful and is seeking treble damages against us in an unspecified amount plus interest, an accounting by us, costs and attorney's fees, in addition to a permanent injunction prohibiting the alleged infringement of his patent by us. We will assert defenses to Mr. Oxaal's claims as we believe we did not infringe any valid claims of his patent. We believe that Mr. Oxaal's claims are without merit and we intend to vigorously defend against his claims. If Mr. Oxaal were to prevail in this lawsuit, our business and financial condition could be materially adversely affected.



We are not currently a party to any other legal proceedings the adverse outcome of which, individually or in the aggregate, we believe could have a material adverse effect on our business, financial condition or results of operations.



EMPLOYEES



As of June 30, 1999, we employed 138 full-time employees. Our employees are not covered by any collective bargaining agreements. We believe that our employee relations are good. There is significant competition for employees with the managerial, technical, marketing, sales and other skills required to operate our business. Our success will depend upon our ability to attract, retain and motivate employees.


FACILITIES

We lease approximately 31,250 square feet of space in Oak Ridge, Tennessee for our corporate office and operations. The current lease expires October 8, 2002. We also lease space in Japan, the United Kingdom, New York, Chicago, San Jose and Fort Lauderdale for sales offices.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


The following contains information concerning our directors and executive officers as of June 30, 1999:



NAME                           AGE   POSITION
----                           ---   --------
James M. Phillips............  47    Chairman of the Board of Directors and Chief Executive
                                     Officer
Jeffrey D. Peters............  47    President and Chief Operating Officer
John J. Kalec................  48    Vice President and Chief Financial Officer
William J. Gubbins...........  48    Vice President, Strategy
Marsha A. Lehman.............  47    Vice President, Operations
Edmond B. Lewis..............  29    Vice President, Marketing and Secretary
John M. Murphy...............  44    Vice President and General Manager, Sales
Michael J. Tourville.........  39    Vice President, Product Engineering
Joseph M. Viglione...........  55    Vice President, Administration
Steven D. Zimmermann.........  40    Vice President and Corporate Fellow
Randall Battat...............  39    Director
John S. Hendricks............  47    Director
Doug Holmes..................  38    Director
Laban P. Jackson, Jr.........  55    Director


---------------


JAMES M. PHILLIPS has served as our chairman and chief executive officer since March 1997 and has been a member of our board of directors since 1995. From June 1995 to March 1997, Mr. Phillips was corporate vice president of Motorola, Inc.'s multimedia markets division, a division that manufactures, markets and sells cable modems and other advanced telecommunications products and systems. From June 1994 to June 1995, Mr. Phillips was vice president and general manager for Motorola's personal communication systems division, a division that designs, manufactures, markets and distributes PCS subscriber and infrastructure systems and equipment and other intelligent devices. Mr. Phillips also serves on the Fogelman School of Business Board of Advisors at the University of Memphis and on the Chancellor's Advisory council for enhancement for the University of Tennessee, and as a director of Tennessee Technology, Inc. and the East Tennessee Economic Council. Mr. Phillips holds a bachelor's degree and a master's degree in business administration from the University of Memphis.



JEFFREY D. PETERS joined us in August 1998 and serves as our president and chief operating officer. From February 1996 to August 1998, Mr. Peters was vice president/general manager of Eastman Kodak Company's digital imaging group. From September 1991 to February 1996, Mr. Peters was vice president and general manager of the semiconductor sector of Harris Corporation. Mr. Peters holds a bachelor's degree from the University of Michigan and a master's degree in business administration from the Florida Institute of Technology.



JOHN J. KALEC joined us in August 1998 and serves as vice president and chief financial officer. From August 1996 to August 1998, Mr. Kalec was chief financial officer of Clayton Homes, Inc., a company specializing in manufactured housing headquartered in Knoxville, Tennessee. From January 1996 to August 1996, Mr. Kalec served as senior vice president of Philips Lighting Americas. From July 1992 to December 1995, he served as managing director, finance and accounting for Philips Components International B.V., located in Eindhoven, the Netherlands. Mr. Kalec holds a bachelor's degree in business administration from Lewis University and a master's degree in accountancy from DePaul University. Mr. Kalec is a director of Clayton Homes, Inc.



WILLIAM J. GUBBINS joined us in July 1999 and serves as our vice president of strategy. From April 1996 to July 1999, Mr. Gubbins was a development and strategy consultant with William Gubbins Incorporated. From October 1994 to April 1996, Mr. Gubbins was executive vice president, development for Channel One/K-III

Communications. From June 1984 to October 1994, Mr. Gubbins was employed by Whittle Communications, serving as its executive vice president, Whittle Media Lab, from 1992 to 1994. Mr. Gubbins holds a bachelor's degree from Bowling Green State University.



MARSHA A. LEHMAN joined us in May 1999 as vice president of operations. From February 1997 to February 1998, Ms. Lehman was vice president of the digital and applied imaging division of Eastman Kodak Company. From May 1994 to February 1997, Ms. Lehman served as general manager, worldwide dental business and vice president, health imaging division of Eastman Kodak. Ms. Lehman serves on the board of directors of Susquehanna University. Ms. Lehman holds a bachelor's degree in mathematics from Susquehanna University and a master's degree in operations research from the University of Rochester.



EDMOND B. LEWIS joined us in April 1997 as vice president, marketing. Mr. Lewis became Secretary in June 1997. From August 1994 to April 1997, Mr. Lewis served as senior manager of business development and marketing for Motorola, Inc. From September 1993 to August 1994, he served as manager of corporate development of Telular Corporation. Mr. Lewis holds a bachelor's degree and a master's degree in business administration from The University of Iowa.



JOHN M. MURPHY joined us as vice president and general manager, sales in July 1997. From June 1995 to June 1997, Mr. Murphy was president of Coryphaeus Software, Inc., a real time 3-D simulation graphics company. From March 1993 to June 1995, he was vice president of sales and marketing at Orchid Technology, Inc., a multimedia graphics company. Mr. Murphy holds a bachelor's degree from the University of Oregon.



MICHAEL J. TOURVILLE joined us in September 1993 as a senior engineer and was promoted to vice president, product engineering in December of 1997. Mr. Tourville holds a bachelor's degree in electrical engineering from Auburn University.



JOSEPH M. VIGLIONE joined us in May 1998 and serves as our vice president, administration. From January 1992 to May 1998, Mr. Viglione was senior vice president, human resources and total quality at Anchor Advanced Products, a manufacturer of injection molded products headquartered in Knoxville, Tennessee. Mr. Viglione holds a bachelor's degree and a master's degree in business administration from Drexel University.



STEVEN D. ZIMMERMANN rejoined us in July 1997 and serves as our corporate fellow and a vice president. From December 1996 to July 1997, Mr. Zimmermann served as senior engineer of Motorola, Inc. Mr. Zimmermann was an independent consultant from August 1993 to November 1996 and assisted technology companies in consumer product development. From June 1988 to August 1993, he was an engineer and an officer with us and co-developed the technology on which our software is based. Mr. Zimmermann holds bachelor of science and master of science degrees in electrical engineering from The University of Tennessee.



RANDALL BATTAT was elected a director in January 1999. Since July 1998, Mr. Battat has served as senior vice president and general manager of Motorola's Internet and networking group. From January 1997 to July 1998, he was corporate vice president and general manager of the information systems group of Motorola. From January 1994 to January 1997, Mr. Battat served as corporate vice president and general manager of the wireless data group, part of Motorola, Inc.'s messaging, information and media sector. From January 1993 to January 1994, he was vice president of the Macintosh desktop and powerbook division of Apple Computer, Inc. Mr. Battat holds a bachelor's degree in electrical engineering from Stanford University. Mr. Battat serves as a director at the designation of Motorola, Inc.



JOHN S. HENDRICKS has been a director since January 1997. Since 1982, Mr. Hendricks has been chairman and chief executive officer of Discovery Communications, Inc., a television broadcasting company. He is also a member of the boards of directors of Excalibur Technologies Corporation, the National Museum of Natural History, Smithsonian Institution, the James Madison Council, the Library of Congress, the National Cable Television Association and the Academy of Television Arts and Sciences. Mr. Hendricks is also a member of the 'advisory board of the Lowell Observatory, chairman of the board of trustees of the Walter Kaitz Foundation and co-chair for the CEO Forum on Education and Technology. Mr. Hendricks holds a bachelor's degree and an honorary doctorate from the University of Alabama. Mr. Hendricks serves as a director at the designation of Discovery Communications, Inc.

DOUG HOLMES has been a director of our company since April 1998. Since May 1998, Mr. Holmes has served as executive vice president-strategy and business development for MediaOne Group, Inc. From January 1997 to May 1998, he was executive vice president-finance, strategy & business development for MediaOne. From January 1995 to January 1997, Mr. Holmes was vice president and chief financial officer of US WEST Media Group. From January 1994 to January 1995, Mr. Holmes was executive director-investor relations of US WEST. Mr. Holmes is also a director of Time Warner Telecom, Inc. Mr. Holmes holds a bachelor's degree and a master's degree in business administration from Brigham Young University. Mr. Holmes serves as a director at the designation of MediaOne Interactive Services, Inc.



LABAN P. JACKSON, JR. has been a director since 1989. Since January 1989, Mr. Jackson has served as chairman of Clear Creek Properties, a real estate development company. Mr. Jackson is a director of BankOne Corporation, TBN Holdings, Inc. and Gulf Stream Home and Garden, Inc. Mr. Jackson is a graduate of the United States Military Academy.



GE Capital Equity Investments, Inc. has the right to designate a member to our board of directors. It is expected that GE Capital Equity Investments, Inc. will designate its member prior to the consummation of this offering.



BOARD OF DIRECTORS


Observers


Representatives of Advance Publications, Inc. and Liberty IP, Inc. serve as observers to our board of directors. Observers are given notice of all board of directors meetings and copies of materials provided in connection with each meeting. Observers do not have voting rights. Currently, Steven Newhouse, president of Advance Internet, Inc. a subsidiary of Advance Publications, represents Advance Publications as an observer. Mr. Newhouse previously served as a member of our board of directors and is a director of Third Age Media. In addition, Lee Masters, president and chief executive officer of Liberty Digital, a wholly owned subsidiary of Liberty Media Corporation, represents Liberty IP as an observer. Liberty IP is a subsidiary of Liberty Digital, which primarily invests in new media and music businesses which emphasize the development of interactive content for broadband networks. Our observers participate in discussions and matters brought before the board of directors and provide business and Internet media experience.


Classification of Directors

The board of directors will be divided into three classes under our amended and restated charter. Class I will consist of two directors who will stand for election at the annual meeting of shareholders to be held in 1999. Class II will consist of two directors who will stand for election at the annual meeting of shareholders to be held in 2000. Class III will consist of two directors who will stand for election at the annual meeting of shareholders to be held in 2001. After their initial term following this offering, directors in each class will serve for a term of three years. The charter will provide that directors can be removed only for cause by a majority of the shareholders or by a majority of the other directors. Officers are chosen by and serve at the discretion of the board of directors.

Board Committees

The audit committee has the responsibility to review our audited consolidated financial statements and accounting practices, and to consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The audit committee is currently comprised of Messrs. Jackson, Battat and Holmes.


The compensation committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to our board of directors regarding these matters. The compensation committee is currently comprised of Messrs. Jackson, Hendricks and Phillips.

Director Compensation


Directors do not receive any cash compensation for their service as members of the board of directors; however, they are reimbursed for reasonable out-of pocket expenses incurred in connection with their attendance at meetings of the board of directors and committee meetings. In March 1998, we adopted our non-employee stock option policy, or the policy. Under the policy, non-employee directors, during their first year of service, receive options to purchase 17,005 shares of common stock and are eligible for additional options annually, as determined by the compensation committee. Options are granted under our 1997 equity compensation plan and become fully vested in the event of a change of control, unless the compensation committee determines otherwise. The exercise price for options granted under the policy is the fair market value of our common stock on the date of grant, with fair market value to be determined by the compensation committee. All options granted under the policy expire 10 years from the date of the option grant.


Technology Advisory Board


We have established a technology advisory board whose membership includes leaders in basic fields of science and technology which are relevant to our future products, as well as other persons experienced in business and photography. The members of the technology advisory board are: John Battin, who previously served on our board of directors and was senior vice president of Motorola's multimedia division; Dr. Alvin Trivelpiece, director of the Oak Ridge National Laboratory and president of Lockhead-Martin Energy Research; Dr. Deborah Rieman, executive director of CheckPoint Software Technologies, Inc., a leading provider of secure enterprise networking solutions; Senator Howard H. Baker, Jr., the former majority leader of the Senate and a publisher of a collection of photographs of the Big South Fork region of Tennessee; and Dr. H. Lee Martin, one of our co-founders and the executive director of the Tennessee Technology Development Corporation. The technology advisory board is expected to meet with our management and key research and development personnel at least semi-annually and will provide advice regarding future trends in business, photography, technology and basic sciences. In consideration of this service, we granted to each of Messrs. Battin and Baker and Drs. Trivelpiece and Rieman stock options to purchase 11,903 shares of our common stock pursuant to the policy. The option to purchase 5,101 of these shares vested on the date of the grant, with an additional 3,401 shares vesting on the first and second anniversary of the date of the grant. Dr. Martin receives a stipend of $2,000 per month for his service on the technology advisory board.

EXECUTIVE COMPENSATION


The table below provides information concerning the total compensation received for services rendered to us during 1998 by our chief executive officer and our four other highest paid executive officers who are referred to as the named officers.



Summary Compensation Table



                                                      ----------------------------------------------
                                                                   ANNUAL COMPENSATION
                                                      ----------------------------------------------
                                                                                        OTHER ANNUAL
NAME AND PRINCIPAL POSITION                           YEAR   SALARY($)    BONUS($)   COMPENSATION($)
---------------------------                           ----   ---------    --------   ---------------
James M. Phillips...................................  1998   $383,438     $    --         $214,989(3)
  Chairman and Chief Executive Officer
Jeffrey D. Peters...................................  1998    112,692(1)       --           25,000(4)
  President and Chief Operating Officer
John J. Kalec.......................................  1998     62,372(2)       --               --
  Vice President and Chief Financial Officer
John M. Murphy......................................  1998    162,700      10,000               --
  Vice President and General Manager, Sales
Steven D. Zimmermann................................  1998    101,500      16,682               --
  Vice President and Corporate Fellow


---------------

(1) Annualized salary for 1998 was $300,000.
(2) Annualized salary for 1998 was $175,000.
(3) This amount represents a relocation expense of $190,794 and life insurance premiums of $24,195 we paid on behalf of Mr. Phillips.
(4) This amount represents a relocation expense for Mr. Peters.


The following table presents information concerning stock options granted to each of the named officers during 1998. We did not grant stock options to Mr. Phillips or Mr. Zimmermann in 1998. We have never granted stock appreciation rights.



Option Grants in Last Fiscal Year



                              ------------------------------------------------------------------------------
                                               INDIVIDUAL GRANTS
                              ----------------------------------------------------      POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF
                               NUMBER OF     % OF TOTAL                                          STOCK PRICE
                              SECURITIES        OPTIONS                                     APPRECIATION FOR
                              UNDERLYING     GRANTED TO                                       OPTION TERM(1)
                                 OPTIONS   EMPLOYEES IN       EXERCISE  EXPIRATION   -----------------------
NAME                          GRANTED(#)    FISCAL YEAR   PRICE ($/SH)        DATE        5%($)       10%($)
----                          ----------   ------------   ------------  ----------   ----------   ----------
Jeffrey D. Peters...........   102,027         19.0%             $5.94         (2)   $1,261,750   $1,986,475
John J. Kalec...............    42,511          7.9               5.94         (3)      525,726      827,693
John M. Murphy..............    17,005          3.2               5.94   03/03/08       259,074      472,362


---------------


(1) Assumes increases in the fair market value of the common stock of 5% and 10% per year from $13.00, the mid-point of the range shown on the cover of this prospectus, over the terms of the options in compliance with the rules and regulations of the Securities and Exchange Commission, and does not represent our estimate or projection of the future value of the common stock. The actual value realized may be greater or less than the potential realizable values presented in the table.

(2) Mr. Peters' stock options vest in equal amounts over a three year period and expire in equal amounts on August 17, 2004, 2005 and 2006.
(3) Mr. Kalec's stock options vest in equal amounts over a three year period and expire in equal amounts on August 24, 2004, 2005 and 2006.

The following table presents information concerning stock option holdings held by the named officers at December 31, 1998.



Fiscal Year-End Option Values



                                                ---------------------------------------------------------
                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                                                  FY-END(#)                     FY-END($)
                                                ---------------------------   ---------------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
James M. Phillips.............................    579,016        193,005      $5,396,429     $1,798,807
Jeffrey D. Peters.............................         --        102,027              --        720,311
John J. Kalec.................................         --         42,511              --        300,128
John M. Murphy................................     19,838         56,682         129,542        379,146


Employment Agreements

We have entered into employment agreements with the following named officers:

     Mr. Phillips. Mr. Phillips' employment agreement expires on December 31, 2001 and is renewable automatically for one year periods unless terminated by us or Mr. Phillips. Mr. Phillips receives an annual salary of $386,250 and is eligible for a performance based bonus. We may terminate Mr. Phillips' employment agreement with or without cause; however, if we terminate the agreement without cause, Mr. Phillips is entitled to a severance payment of $500,000, which increases to $1,000,000 upon the consummation of this offering.

     Mr. Peters. Mr. Peters' employment agreement continues indefinitely unless terminated by us or Mr. Peters. Mr. Peters receives an annual salary of $300,000 and is eligible for a performance based annual bonus. We may terminate Mr. Peters' employment agreement with or without cause; however, if we terminate the agreement without cause, Mr. Peters is entitled to a severance payment equal to one year's salary.

     Mr. Kalec. Mr. Kalec's employment agreement continues indefinitely unless terminated by us or Mr. Kalec. Mr. Kalec receives an annual salary of $175,000 and is eligible for a performance based annual bonus. We may terminate Mr. Kalec's employment agreement with or without cause; however if we terminate the agreement without cause prior to August 24, 2000, Mr. Kalec is entitled to a severance payment of $175,000.

     Mr. Murphy. Mr. Murphy's employment agreement continues indefinitely unless terminated by us or Mr. Murphy. Mr. Murphy receives an annual salary of $163,600 and is eligible for a performance based annual bonus. We may terminate Mr. Murphy's employment agreement with or without cause; however, if we terminate the agreement without cause before the end of the term, Mr. Murphy is entitled to a severance payment equal to two months' salary.

     Mr. Zimmermann. Mr. Zimmermann's employment agreement expires on June 23, 2000. Mr. Zimmermann receives an annual salary of $127,000. We may terminate Mr. Zimmermann's employment agreement with or without cause; however, if we terminate the agreement without cause before the end of the term, Mr. Zimmermann is entitled to a severance payment of equal to one year's salary.

1997 EQUITY COMPENSATION PLAN


Our 1997 equity compensation plan, or the plan, was adopted by the board of directors in November 1997 and approved by the shareholders on December 8, 1997. The plan provides for grants of stock options to selected employees, officers, directors, consultants and advisors. By encouraging stock ownership, we seek to attract, retain and motivate these persons and to encourage them to devote their best efforts to our business and financial success.

The plan authorizes the granting of options to purchase up to 1,998,559 shares of our common stock, subject to adjustment in certain circumstances. Options to purchase 1,308,893 shares of common stock had been granted under the plan. Considering all options to purchase shares, options to purchase 1,260,505 shares are currently exercisable and 186,341 shares will be exercisable at the consummation of this offering. If options expire or are terminated for any reason without being exercised, the shares of common stock subject to these options again will be available for grant.



The plan may be administered by the board of directors or by a committee of the board of directors. Grants under the plan may consist of options intended to qualify as incentive stock options, or ISOs, within the meaning of Section 422 of the Code, or non-qualified stock options, or NQSOs, that are not intended so to qualify. During any calendar year, a grantee may not receive options to purchase common stock for more than 25% of the total number of shares of common stock reserved under the plan.



The option price of any ISO granted under the plan will not be less than the fair market value of the underlying shares of common stock on the date of grant. The option price of a NQSO will be determined by the committee, in its sole discretion, and may be greater than, equal to or less than the fair market value of the underlying shares of common stock on the date of grant. The committee will determine the term of each option; provided that the exercise period may not exceed ten years from the date of grant. The price of an ISO granted to a person who owns more than 10% of our stock must be at least equal to 110% of the fair market value of common stock on the date of grant, and the ISO's term may not exceed five years. A grantee may pay the exercise price in cash, by delivering shares of common stock already owned by the grantee and having a fair market value on the date of exercise equal to the option price, or by such other method as the committee may approve. The committee may impose such vesting and other conditions on options as the committee deems appropriate. Options may be exercised while the grantee is an employee, officer, director, consultant or advisor or within a specified period after termination of the grantee's employment or services.



If a change of control occurs, all outstanding options shall become fully exercisable, unless the committee determines otherwise. Except as provided below, unless the committee determines otherwise, if a merger takes place where we are not the surviving corporation, all outstanding options shall be assumed by or replaced with comparable options by the surviving corporation. The committee may require that grantees surrender their outstanding options in the event of a change of control and receive a payment in cash or common stock equal to the amount by which the fair market value of the shares of common stock subject to the options exceeds the exercise price of the options.


401(K) PLAN

We have a 401(k) profit sharing plan which is intended to qualify under Sections 401(a) and 401(k) of the Code. Generally, all employees are eligible to participate in the 401(k) plan after they have completed six months of service and are fully vested three years from the date of their eligibility.

Eligible employees electing to participate in the 401(k) plan may defer a portion of their compensation, on a pre-tax basis, by making a contribution to the 401(k) plan. The maximum contribution is fixed in Section 401(k) of the Code. The contribution limit for calendar year 1998 was $10,000. We may contribute an annual discretionary matching contribution equal to 65% of each participant's deferred compensation. Our matching contribution may not exceed 6.15% of the employee's annual compensation. We contributed to the 401(k) plan an aggregate of $33,432 in fiscal year 1996, $43,803 in fiscal year 1997 and $116,071 in fiscal year 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


The compensation committee during the year ended December 31, 1998 consisted of Messrs. Jackson, Hendricks, Newhouse and Phillips. Mr. Phillips is our chairman and chief executive officer. None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served on our board of directors or compensation committee.

                       PRINCIPAL AND SELLING SHAREHOLDERS



The following table presents information regarding the beneficial ownership of the common stock as of June 30, 1999, by (1) each person who beneficially owns more than 5% of our common stock; (2) each of our directors and named officers; and (3) all current executive officers and directors as a group. The table includes all shares of common stock issuable within 60 days of June 30, 1999 upon the exercise of options and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with regard to the shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. The applicable percent ownership for each shareholder before the offering is based on 12,505,393 shares of common stock outstanding as of June 30, 1999, which includes 8,207,493 shares of common stock issuable upon the conversion of all of our outstanding shares of preferred stock, together with applicable warrants and options for that shareholder. Shares of common stock issuable upon exercise of warrants and options which are exercisable within 60 days of June 30, 1999 are deemed outstanding for the purpose of computing the percent ownership of the person holding those warrants and options but are not deemed outstanding for computing the percent ownership of any other person. The applicable percent ownership for each shareholder after the offering is based on 16,757,186 shares of common stock and reflects the conversion of all of our outstanding shares of preferred stock as well as the net exercise of all preferred stock and common stock warrants into common stock. Unless otherwise stated, the address for each person below is 1009 Commerce Park Drive, Oak Ridge, Tennessee, 37830.



                                                        ----------------------------------------------
                                                                                      PERCENT
                                                                                BENEFICIALLY OWNED
                                                        NUMBER OF SHARES     -------------------------
                 NAME AND ADDRESS OF                        BENEFICIALLY       BEFORE
                PRINCIPAL SHAREHOLDERS                             OWNED     OFFERING   AFTER OFFERING
                ----------------------                  ----------------     --------   --------------
Dr. H. Lee Martin.....................................     2,557,178(1)        20.4%         13.5%
  11615 S. Monticello Drive
  Knoxville, TN 37922
Motorola, Inc.........................................     2,079,462(2)        16.6          12.4
  1303 East Algonquin Rd.
  Schamburg, IL 60196
MediaOne Interactive Services, Inc....................     1,527,761(3)        11.9           8.3
  188 Inverness Drive West
  Englewood, CO 80112
GE Capital Equity Investments, Inc....................     1,194,598(4)         9.4           6.2
  120 Long Ridge Road
  Stamford, CT 06927
Advance Publications, Inc.............................     1,052,259(5)         8.3           5.7
  30 Journal Square
  Jersey City, NJ 07306
Liberty IP, Inc.......................................       649,027(6)         5.2           3.9
  8101 East Prentice Avenue
  Englewood, CO 80111
James M. Phillips.....................................       772,021(7)         5.8           4.4
Jeffrey D. Peters.....................................        59,516(8)           *             *
John J. Kalec.........................................        59,516(9)           *             *
John M. Murphy........................................        65,184(10)          *             *
Steven D. Zimmermann..................................       394,736            3.2           2.4
John S. Hendricks.....................................       427,872(11)        3.4           2.5
Laban P. Jackson, Jr..................................       153,666(12)        1.2             *
All directors and executive officers as a group.......     2,031,703(13)       15.0%         11.4%


---------------

* Less than one percent

(1) As described below, Dr. Martin will beneficially own 2,257,178 shares of common stock after the consummation of this offering. Includes 131,309 shares owned by the H. Lee Martin Irrevocable Trust No. 2.



(2) Includes 2,073,793 shares issuable upon the conversion of outstanding shares of preferred stock and 5,668 shares of common stock issuable upon the exercise of stock options.



(3) Includes 1,217,674 shares issuable upon the conversion of outstanding shares of preferred stock, 304,419 shares of common stock issuable upon the exercise of warrants and 5,668 shares of common stock issuable upon the exercise of stock options.



(4) Includes 973,540 shares issuable upon the conversion of outstanding shares of preferred stock and 221,059 shares of common stock issuable upon the exercise of warrants.



(5) Includes 841,807 shares issuable upon the conversion of outstanding shares of preferred stock and 210,452 shares of common stock issuable upon the exercise of warrants.



(6) Includes 649,027 shares issuable upon the conversion of outstanding shares of preferred stock.



(7) Includes 772,021 shares of common stock issuable upon the exercise of stock options.



(8) Includes 51,014 shares of common stock issuable upon the exercise of stock options.



(9) Includes 42,511 shares of common stock issuable upon the exercise of stock options.



(10) Includes 65,184 shares of common stock issuable upon the exercise of stock options.



(11) Includes 5,668 shares of common stock issuable upon the exercise of stock options. Also includes 74,542 shares of common stock issuable upon the conversion of outstanding shares of preferred stock and 10,522 shares of common stock issuable upon the exercise of warrants held by Hendricks Family Investments, LLC. Also includes 337,139 shares of preferred stock of Discovery Communications, Inc., of which Mr. Hendricks is chairman and chief executive officer, to which he disclaims all beneficial ownership.



(12) Includes 143,747 shares issuable upon the conversion of outstanding shares of preferred stock and 4,251 and 5,668 shares of common stock issuable upon the exercise of warrants and stock options.



(13) Includes 218,288 shares issuable upon the conversion of outstanding shares of preferred stock and 14,774 and 976,642 shares of common stock issuable upon the exercise of warrants and stock options and 337,139 shares of preferred stock of Discovery.



SELLING SHAREHOLDERS



Dr. H. Lee Martin, is offering 300,000 shares of common stock in this offering. Dr. Martin is one of our founders but is no longer employed by us or involved in our day-to-day operations. Dr. Martin was our chief executive officer until March 1997 and was our chief technology officer from March 1997 to July 1998. Dr. Martin is also a member of our technology advisory board. As of June 30, 1999, Dr. Martin beneficially owned 2,557,178 of our common stock, or 20.4%. After the consummation of this offering, Dr. Martin will beneficially own 2,257,178 shares of common stock, or 13.5%.



Daniel P. Kuban is offering 50,000 shares of common stock in this offering. Mr. Kuban is our senior vice-president. As of June 30, 1999, Mr. Kuban beneficially owned 465,284 shares of our common stock, or 3.7%. After the consummation of this offering, Mr. Kuban will beneficially own 415,284 shares of common stock, or 2.5%.

                              CERTAIN TRANSACTIONS


In December 1996, we issued to each of Motorola, Inc. and Discovery Communications, Inc., 337,139 shares of common stock for an aggregate purchase price of $2.0 million each. John S. Hendricks, one of our directors, is the chairman and chief executive officer of Discovery. Each of Motorola and Discovery are entitled to demand and piggyback registration rights with regard to these shares. In April 1998, Motorola and Discovery exchanged their shares of common stock for a like number of shares of Series B preferred stock.



We license from Motorola patent and patent applications related to our technology pursuant to a patent license agreement dated January 17, 1997. These licenses have been granted for the lives of the underlying Motorola patents on a worldwide, royalty-free, non-exclusive, non-transferrable basis with the right to sublicense. We may not grant third parties exclusive licenses for our technology for a term exceeding one year without the prior written consent of Motorola.


In January 1997, we granted Discovery a world-wide, exclusive license to utilize our technology in connection with the development of 15 destination-specific CD-ROM titles. The term of the Discovery license will expire on the expiration date of the last underlying patent.


In July 1998, we purchased 170,045 shares of stock from Dr. H. Lee Martin, our founder and beneficial owner of greater than 5% of our common stock, for an aggregate purchase price of $500,000.



In August 1998, we purchased 147,939 shares of Series B preferred stock from Motorola for an aggregate purchase price of $878,700.



From April to July 1998, we sold an aggregate of 2,188,698 shares of Series C preferred stock to a group of private investors for an aggregate purchase price of $13.0 million. We also issued warrants to these investors to purchase an aggregate of 547,175 shares of Series C preferred stock at an exercise price of $5.94 per share. Purchasers of our Series C preferred stock included the following related parties:



                                              ---------------------------------------------------
                                                                     AGGREGATE  NUMBER OF WARRANT
NAME                                          NUMBER OF SHARES  PURCHASE PRICE             SHARES
----                                          ----------------  --------------  -----------------
MediaOne Interactive Services, Inc..........         1,217,674      $7,233,000            304,419
Advance Publications, Inc...................           841,807       5,000,000            210,452
John S. Hendricks...........................            42,090         250,000             10,522
Laban P. Jackson, Jr........................            17,005         101,000              4,251



From January to March 1999, we sold an aggregate of 3,504,744 shares of Series D preferred stock to a group of private investors for an aggregate purchase price of $27.0 million. Purchasers of our Series D preferred stock included the following related parties:



                                                              --------------------------------
                                                                                     AGGREGATE
NAME                                                          NUMBER OF SHARES  PURCHASE PRICE
----                                                          ----------------  --------------
GE Capital Equity Investments, Inc..........................           973,540      $7,500,000
Liberty IP, Inc.............................................           649,027       5,000,000
Motorola, Inc...............................................           389,416       3,000,000
Laban P. Jackson, Jr........................................            51,922         400,000
John S. Hendricks...........................................            32,451         250,000



All of our shares of preferred stock will automatically convert into common stock upon completion of this offering. Each of the purchasers of the Series C preferred stock and the Series D preferred stock are entitled to demand and piggyback registration rights with regard to their shares of preferred stock.



In connection with the issuance of the Series D preferred stock to GE Capital, we entered into a marketing agreement with GE Capital who will provide us assistance in developing and implementing a marketing program and a cooperative advertising allowance of $500,000. In addition, we issued a warrant to GE Capital to purchase 221,059 shares of our Series D preferred stock at an exercise price of $9.23 per share.

                          DESCRIPTION OF CAPITAL STOCK


Our amended and restated charter, which will become effective upon the closing of this offering, authorizes the issuance of up to 100,000,000 shares of common stock, and 10,000,000 shares of preferred stock, the rights and preferences of which may be established from time to time by our board of directors. As of June 30, 1999, 4,297,901 shares of common stock were outstanding and 8,207,493 shares of preferred stock convertible into 8,207,493 shares of common stock upon the completion of this offering were issued and outstanding. As of June 30, 1999, we had 80 shareholders.


COMMON STOCK


Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All of the issued and outstanding shares of common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.


PREFERRED STOCK


Under the charter, the board of directors will be authorized, subject to limitations prescribed by law, without further shareholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences and rights, and any qualifications, limitations or restrictions, of the shares of each of these series, including the number of shares constituting any of these series and the dividend rights, dividend rates, conversion rights, voting rights, terms of reduction, including sinking fund provisions, if any, redemption price or prices and liquidation preferences. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control. We have no present plans to issue any shares of preferred stock.


REGISTRATION RIGHTS


We have granted registration rights to a number of our preferred shareholders whose shares will convert into restricted shares of our common stock upon consummation of this offering. If we propose to register for sale additional shares of our common stock under the Securities Act after this offering, these shareholders will be entitled to notice of the registration and inclusion of their shares in the registration process. The registration rights are not applicable to registration of securities in connection with employee benefit plans. In addition, these shareholders may demand that we file a registration statement for the sale of their shares. In either event, the underwriters for the proposed offering will have the right to limit the number of shares included in the registration. Also, these shareholders are entitled, subject to some limitations, to require us to register their shares on Form S-3 when we are eligible to use a short form. We have agreed to bear all of the expenses of any registration.


TENNESSEE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS


The directors comprising the board of directors will be divided into three classes. Two directors will constitute class I and will stand for election at the annual meeting of shareholders to be held in 1999. Two directors will constitute class II and will stand for election at the annual meeting of shareholders to be held in 2000. Two directors will constitute class III and will stand for election at the annual meeting of shareholders to be held in 2001. After their initial term following the offering, directors in each class will serve for a term of three years. The charter will provide that directors can be removed only for cause by a majority of the shareholders and only by a majority of the other directors. Officers are chosen by and serve at the discretion of the board of directors. The charter will also provide that special meetings of shareholders may be called only by the chairman of the board of directors, the chief executive officer or the president or by a majority of the board of directors.



Our bylaws will provide that shareholders must provide timely notice in writing to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. To be timely notice for an annual meeting, a shareholders's notice must be delivered to or mailed and received at our principal executive offices at least 120 days before the first anniversary of the date our notice of annual meeting was provided for the previous year's annual meeting of shareholders. If we did not hold an annual meeting in the prior year, or if we have changed the date of the annual meeting to be more than 30 calendar days earlier or 60 calendars after that anniversary, different notice procedures are required. In these instances, we must receive notice from the shareholder at least 60 but no more than 90 days before the annual meeting or within 10 days following the date on which notice of the date of the meeting is given to shareholders or made public, whichever first occurs. To be timely notice for a special meeting, a shareholder's notice must be delivered to us by the close of business 10 days after notice of the meeting is given to shareholders. The bylaws also specify requirements as to the form and content of a shareholders' notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.


We are subject to anti-takeover provisions provided under Tennessee law, including the following:


Business Combination Statute. The Tennessee Business Combination Act, or TBCA, provides that a party owning 10% or more of stock in a resident domestic corporation, an interested shareholder, cannot engage in a business combination with the resident domestic corporation unless the combination (1) takes place at least five years after that shareholder first acquired 10% or more of the resident domestic corporation, and (2) either (A) is approved by at least two-thirds of the voting shares of the resident domestic corporation not counting that shareholder or (B) satisfies fairness conditions specified in the TBCA.



A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes subject to this restriction. TBCA does not apply when the resident corporation has enacted a charter amendment or bylaw removing itself entirely from coverage under TBCA. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year before the vote and may not take effect for at least two years after the vote. We have not adopted a charter or bylaw amendment removing us from coverage under TBCA.



Under TBCA, officers and directors of resident domestic corporations who do not approve either (1) proposed business combinations or (2) charter amendments and bylaws removing their corporations from TBCA's coverage cannot be held liable for this action as long as they held a good faith belief that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates or the corporation's charter permits these factors to be considered by the board of directors.



Control Share Acquisition Act. The Tennessee Control Share Acquisition Act, or TCSAA, strips an acquiror's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings an acquiror's voting power to prescribed maximum levels. Under TCSAA, the acquiror's voting rights can be established only by a majority vote of the other shareholders. The acquiror may, upon submitting a control share acquisition statement, demand a meeting of shareholders to conduct this vote. The acquiror can demand a meeting before acquiring a control share only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. Under TCSAA, a target corporation has the option of redeeming an acquiror's shares if the shares are denied voting rights. The TCSAA applies only to a corporation that has adopted a provision in its charter or by-laws expressly declaring that the TCSAA will apply. We have not adopted any provision in our charter or bylaws electing protection under the TCSAA.



Investor Protection Act. Tennessee's Investor Protection Act, or TIPA applies to tender offers directed at corporations that have substantial assets in Tennessee and that are either incorporated in or have a principal office in Tennessee. TIPA requires a company making a tender offer for another company to file a registration statement with the Commissioner of Commerce and Insurance. When the company intends to gain control of the target company, the registration statement must indicate any plans the company has for the target company, among other required information. The state commissioner may require additional information material to the takeover offer and may call for hearings. This statute does not apply to an offer that the target company's board of directors has recommended to its shareholders.



In addition to requiring the company to file a registration statement with the state commissioner, this statute requires the company and the target company to deliver to the state commissioner all solicitation materials used in connection with the tender offer. This statute prohibits fraudulent, deceptive, or manipulative acts or practices by either side, and gives the state commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the state commissioner that the company, the target company, or any of their affiliates has engaged in or is about to engage in a violation of this statute. Upon proper showing, the Chancery Court may grant injunctive relief. This statute further provides civil and criminal penalties for violations.



Greenmail Act. The Tennessee Greenmail Act, or TGA, applies to any corporation chartered under the laws of Tennessee which has a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission according to Section 12(g) of the Exchange Act. TGA provides that it is unlawful for any corporation to purchase any of its shares at a price above the market value, as defined in TGA, from any person who holds more than 3% of its class of securities if the person has held these shares for less than two years, unless either (1) the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or (2) the corporation makes an equivalent offer, on a value per share basis, to all holders of shares of the class.


LIMITATION OF LIABILITY AND INDEMNIFICATION

As permitted by Tennessee law, our amended charter will provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our shareholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

     - for any transaction from which the director derives an improper personal benefit.


As a result of this provision, we and our shareholders may be unable to obtain monetary damages from a director for breach of duty of care.


Our charter and bylaws will provide for the indemnification of our directors and officers to the fullest extent authorized by Tennessee law, except that we will indemnify a director or officer in connection with an action initiated by that person only if the action was authorized by our board of directors. The indemnification provided under our charter and bylaws will include the right to be paid expenses in advance of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Under our bylaws, if we do not pay a claim for indemnification within 60 days after we have received a written claim, the director or officer may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer also will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

Under our charter and bylaws, we will have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person's fulfilling one of these capacities. The insurance will also cover any expenses related to the liability. The insurance coverage is available to these persons whether or not we would have the power to indemnify the person against the claim under the provisions of Tennessee law. We have purchased director and officer liability insurance on behalf of our directors and officers.

TRANSFER AGENT AND REGISTRAR


The transfer agent and registrar for the common stock is American Securities Transfer & Trust, Inc.


LISTING


We have applied to have the shares of common stock listed on the Nasdaq National Market under the symbol IPIX.

                        SHARES ELIGIBLE FOR FUTURE SALE


Upon completion of this offering, we will have 16,757,186 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options under the plan. The number of shares of common stock outstanding is also based on the conversion of all of our preferred stock, including the net exercise of all preferred stock purchase warrants, to common stock. Of these shares, the 4,200,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing affiliate of ours, as that term is defined in Rule 144 under the Securities Act. For purposes of Rule 144, our affiliate is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, Interactive Pictures Corporation. Any shares held by one of our affiliates will be subject to the resale limitations of restricted stock as defined in Rule 144 under the Securities Act. Other than the shares issued in this offering, and without consideration of the contractual restrictions described below, 584,778 shares would be available for immediate sale in the public market without restriction pursuant to Rule 144(k). Beginning 90 days after the date of this prospectus, and without consideration of the contractual restrictions described below, 9,061,808 shares will become eligible for sale in reliance upon Rule 144 and Rule 701 promulgated under the Securities Act.



In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate of ours, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then outstanding, which will equal approximately 167,572 shares immediately after this offering; or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 in connection with the sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.



Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon regarding the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act, under written compensatory benefit plans or written contracts relating to compensation of those persons. In addition, the Commission has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold (1) by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and (2) by affiliates under Rule 144 without compliance with its one-year holding period requirement.



All of our officers and directors and many of our shareholders will agree not to sell any shares of common stock for 180 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities Inc. As a result of these contractual restrictions and subject to the provisions of Rules 144 and 701, as applicable, 11,675,839 shares subject to restriction will be eligible for sale upon expiration of these agreements.



We have agreed not to offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any rights to acquire common stock for a period of 180 days after the date of this prospectus, without the prior written consent of J.P. Morgan Securities Inc., subject to certain limited exceptions.



We intend to file one or more registration statements under the Securities Act to register all shares of common stock issued, issuable or reserved for issuance under our 1997 equity compensation plan. These registration statements are expected to be filed as soon as practicable after the date of this prospectus and will automatically become effective upon filing. Following this filing, shares registered under these registration statements will, subject to the 180-day lock-up agreements described above and Rule 144 volume limitations applicable to affiliates, be available for sale in the open market.

                                  UNDERWRITING


Interactive Pictures Corporation, the selling shareholders and the underwriters named below have entered into an underwriting agreement covering the common stock to be offered in this offering. J.P. Morgan Securities Inc., Hambrecht & Quist LLC, Morgan Keegan & Company, Inc. and Stephens Inc. are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of shares of common stock opposite its name below.



                                                              ----------------
                                                              NUMBER OF SHARES
UNDERWRITERS                                                  ----------------
J.P. Morgan Securities Inc..................................
Hambrecht & Quist, LLC......................................
Morgan Keegan & Company, Inc................................
Stephens Inc................................................

                                                                 ---------
          Total.............................................     4,200,000
                                                                 =========



The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances.



The underwriters are offering the shares of common stock, subject to the prior sale of shares, and when, as and if these shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price shown on the cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to
$     per share from the initial public offering price. Any of these securities dealers may resell shares to other brokers or dealers at a discount of up to
$     per share from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.



If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional 630,000 shares of common stock from Interactive Pictures Corporation to cover these sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.


The following table shows the per share and total underwriting discounts that Interactive Pictures Corporation and the selling shareholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                              -----------------------------
                                                              PAID BY INTERACTIVE PICTURES
                                                                       CORPORATION
                                                              -----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              ------------   --------------
Per share...................................................    $               $
                                                                --------        --------
          Total.............................................    $               $
                                                                ========        ========


                                                              ----------------------------
                                                              PAID BY SELLING SHAREHOLDERS
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................   $                     --
                                                               --------
          Total.............................................   $                     --
                                                               ========

The underwriters may purchase and sell shares of common stock in the open market in connection with this offering. These transactions may include short shares, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or slowing a decline in the market price of the common stock while the offering is in progress. The underwriters may also impose a penalty bid, which means that an underwriter must repay to the other underwriters a portion of the underwriting discount received by it. An underwriter may be subject to a penalty bid if the representatives of the underwriters, while engaging in stabilizing or short covering transactions, repurchase shares sold by or for the account of that underwriter. These activities may stabilize, maintain or, under other conditions, affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that, under other conditions, might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.



Interactive Pictures Corporation estimates that the total expenses of this offering, excluding underwriting discounts and commissions, will be $750,000.



Interactive Pictures Corporation and the selling shareholders have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933. Interactive Pictures Corporation and its directors, officers and several of its shareholders, including the selling shareholders, have agreed with the underwriters not to transfer, dispose of or hedge any of their common stock, or securities convertible into or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus, except with the prior written consent of J.P. Morgan Securities Inc. This agreement does not apply to any of our employee benefit plans existing on the date of this prospectus.


At our request, the underwriters have reserved shares of common stock for sale to our directors, officers, employees and retirees who have expressed an interest in participating in this offering. Interactive Pictures Corporation
expects these persons to purchase no more than        % of the common stock
offered in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares.


Interactive Pictures Corporation has applied to have the common stock listed on the Nasdaq National Market under the symbol IPIX.


It is expected that delivery of the shares will be made to investors on or about
                    , 1999.


There has been no public market for the common stock before the consummation of this offering. Interactive Pictures Corporation and the underwriters will negotiate the initial offering price. In determining the price, Interactive Pictures Corporation and the underwriters expect to consider a number of factors in addition to prevailing market conditions, including:


     - the history of and prospects for the industry and for Internet companies generally;

     - an assessment of Interactive Pictures Corporation's management;

     - Interactive Pictures Corporation's present operations;

     - Interactive Pictures Corporation's historical results of operations;

     - the trend of Interactive Pictures Corporation's revenues and earnings;
       and

     - Interactive Pictures Corporation's earnings prospects.


Interactive Pictures Corporation and the underwriters will consider these and other factors in relation to the price of similar securities of generally comparable companies. Neither Interactive Pictures Corporation nor the underwriters can assure investors that an active trading market will develop for the common stock, or that the common stock will trade in the public market at or above the initial offering price.



From time to time in the ordinary course of their businesses, some of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with

Interactive Pictures Corporation and its affiliates. J.P. Morgan Securities Inc. acted as private placement agent in connection with Interactive Pictures Corporation's Series D preferred stock offering which was completed in March 1999, for which it received 105,142 shares of common stock as a portion of its compensation. In connection with the Series D preferred stock offering, an affiliate of J.P. Morgan Securities Inc. purchased 389,415 shares of Series D preferred stock and an affiliate of Stephens Inc. purchased 129,805 shares of Series D preferred stock. In addition, Morgan Keegan & Company, Inc. acted as private placement agent in connection with Interactive Pictures Corporation's Series C preferred stock offering which was completed in July 1998 for which it received warrants to purchase 62,285 shares of Series C preferred stock and a private common stock offering which was completed in August 1998, for which it received a warrant to purchase 22,956 shares of common stock. Also, officers of Morgan Keegan & Company, Inc. own 2,525 shares of Interactive Pictures Corporation's Series C preferred stock purchased in April 1998, 31,458 shares of Interactive Pictures Corporation's common stock purchased in August 1998 and 6,801 shares of Interactive Pictures Corporation's Series D preferred stock purchased in March 1999.



To comply with the provisions of Rule 2710 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding underwriting compensation, Interactive Pictures Corporation will repurchase 346,698 shares of its common stock from J.P. Morgan Securities Inc. and its affiliate, 90,997 shares from the affiliate of Stephens Inc. and 6,801 shares from an officer of Morgan Keegan & Company, Inc. as soon as practicable following the consummation of this offering at a purchase price of $7.70 per share, which is the price of these shares to those parties. The number of shares to be repurchased by Interactive Pictures Corporation is based on an assumed initial public offering price of $14.00, the high end of the range shown on the cover page of this prospectus, and assumes no exercise of the over-allotment option by the underwriters. The remaining 147,859 shares held by J.P. Morgan Securities Inc. and its affiliate and the remaining 38,808 shares held by the affiliate of Stephens Inc. will be restricted from sale, transfer, pledge, assignment or hypothecation for a period of one year from the date of this prospectus, subject to limited exceptions.


                                 LEGAL MATTERS


The validity of the common stock offered will be passed upon for us by Baker, Donelson, Bearman & Caldwell, a professional corporation, Memphis, Tennessee. Members of Baker, Donelson, Bearman & Caldwell, in the aggregate, beneficially own more than $50,000 of our common stock. Holland and Knight will pass upon legal matters for the selling shareholders. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.


                                    EXPERTS


The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



                      WHERE YOU CAN FIND MORE INFORMATION



We have filed with the Commission a registration statement on Form S-1 regarding the common stock being offered by this prospectus. This prospectus does not contain all of the information presented in the registration statement. For further information about us and the common stock, reference is made to the registration statement and its exhibits. Descriptions in this prospectus of any contract or other document are not complete. For a more complete description, you should refer to the registration statement and the exhibits attached to the registration statement. Copies of the registration statement, including exhibits, may be examined without charge in the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549, and the Securities and Exchange Commission's Regional Offices located at 500

West Madison Street, Suite 1400, Chicago, IL 60601, and Seven World Trade Center, 13th Floor, New York, NY 10048, or on the Internet at http://www.sec.gov. Information about the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the Public Reference Section of the Commission upon payment of prescribed fees.


As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and other information with the Commission. Upon approval of the common stock for quotation on the Nasdaq National Market, these reports, proxy statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

                        INTERACTIVE PICTURES CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants...........................          F-2
Consolidated Balance Sheets.................................          F-3
Consolidated Statements of Operations.......................          F-4
Consolidated Statements of Changes in Shareholders'
  Equity....................................................          F-5
Consolidated Statements of Cash Flows.......................          F-6
Notes to Consolidated Financial Statements..................          F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Interactive Pictures Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of Interactive Pictures Corporation and its subsidiary (the "Company") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP


Knoxville, Tennessee

January 29, 1999, except as to Notes 5 and 6

for which the date is April 12, 1999 and as to Note 13


for which the date is July 2, 1999

                        INTERACTIVE PICTURES CORPORATION

                          CONSOLIDATED BALANCE SHEETS


                                                              ---------------------------------------------------------
                                                                                                           MARCH 31,
                                                                                                              1999
                                                                                                           PRO FORMA
                                                                    DECEMBER 31,                         SHAREHOLDERS'
                                                              -------------------------    MARCH 31,         EQUITY
                                                                    1997           1998       1999          (NOTE 2)
                                                              ----------   ------------   ------------   --------------
                                                                                          (UNAUDITED)     (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $1,825,744   $  1,063,618   $  7,150,171
Securities available-for-sale...............................   1,000,000             --     16,648,861
Accounts receivable, less allowance for doubtful accounts of
 $190,000 at December 31, 1997 and $170,000 at both December
 31, 1998 and March 31, 1999 (unaudited)....................     538,304        842,585      1,174,572
Inventory, less reserve for obsolescence of $100,000 at both
 December 31, 1998 and March 31, 1999 (unaudited)...........     231,774        328,161        437,525
Costs and estimated earnings in excess of billings on
 uncompleted contracts......................................      64,458             --             --
Prepaid expenses and other current assets...................     231,398        305,030        383,317
                                                              ----------   ------------   ------------
       Total current assets.................................   3,891,678      2,539,394     25,794,446
                                                              ----------   ------------   ------------
PROPERTY AND EQUIPMENT:
Furniture and equipment.....................................     771,582      1,666,642      1,854,617
Leasehold improvements......................................      35,393         53,470         80,416
                                                              ----------   ------------   ------------
                                                                 806,975      1,720,112      1,935,033
Less accumulated depreciation and amortization..............    (144,008)      (367,570)      (444,570)
                                                              ----------   ------------   ------------
   Property and equipment, net..............................     662,967      1,352,542      1,490,463
                                                              ----------   ------------   ------------
Other assets................................................      19,273         96,858         83,903
                                                              ----------   ------------   ------------
       Total assets.........................................  $4,573,918   $  3,988,794   $ 27,368,812
                                                              ==========   ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Convertible debenture.......................................  $3,000,000   $  1,000,000   $         --
Current portion of promissory note..........................       8,000          8,000          8,000
Accounts payable............................................     325,302        400,762        265,012
Accrued expenses............................................     567,036      1,598,214      1,743,295
Accrued placement fees and related expenses.................          --         50,000        981,862
Deferred revenue............................................      62,700        117,681        146,418
                                                              ----------   ------------   ------------
       Total current liabilities............................   3,963,038      3,174,657      3,144,587
                                                              ----------   ------------   ------------
Long-term portion of promissory note........................      28,667         21,334         19,334
Commitments and contingencies (Note 11)
Series D redeemable convertible preferred stock; $.001 par
 value; 389,416 shares designated, issued and outstanding at
 March 31, 1999 (unaudited); ($3,000,000 aggregate
 liquidation value at March 31, 1999 (unaudited)); no shares
 issued and outstanding, pro forma..........................  $       --   $         --   $  3,000,000    $         --
Redeemable common stock; $.001 par value; 105,142 shares
 designated, issued and outstanding at March 31, 1999
 (unaudited); no shares issued and outstanding, pro forma...          --             --        810,000              --
SHAREHOLDERS' EQUITY:
Convertible preferred stock:
 Series A $0.001 par value; 1,644,817 shares authorized,
   issued and outstanding at December 31, 1998 and March 31,
   1999 (unaudited) ($6,577,526 aggregate liquidation value
   at December 31, 1998 and March 31, 1999 (unaudited); no
   shares issued and outstanding, pro forma.................          --          1,645          1,645    $         --
 Series B $0.001 par value; 674,279 and 526,340 shares
   authorized at December 31, 1998 and March 31, 1999,
   respectively; 526,340 shares issued and outstanding at
   December 31, 1998 and March 31, 1999 (unaudited),
   respectively ($3,126,249 aggregate liquidation value at
   December 31, 1998 and March 31, 1999 (unaudited); no
   shares issued and outstanding, pro forma.................          --            526            526              --
 Series C $0.001 par value; 4,482,705 and 3,151,715 shares
   authorized at December 31, 1998 and March 31, 1999,
   respectively; 2,357,058 and 2,531,592 shares issued and
   outstanding at December 31, 1998 and March 31, 1999
   (unaudited), respectively ($13,999,990 and $15,036,656
   aggregate liquidation value at December 31, 1998 and
   March 31, 1999 (unaudited), respectively); no shares
   issued and outstanding, pro forma........................          --          2,357          2,532              --
 Series D $0.001 par value; 3,725,803 authorized; 3,115,328
   shares issued and outstanding at March 31, 1999
   ($24,000,000 aggregate liquidation value (unaudited); no
   shares issued and outstanding, pro forma.................          --             --          3,115              --
Common stock, $0.001 par value, 17,004,500 and 34,009,000
 shares authorized at December 31, 1998 and March 31, 1999,
 respectively; 6,286,565 and 4,101,805 shares issued and
 outstanding at December 31, 1997 and 1998, respectively;
 4,192,759 shares issued and outstanding at March 31, 1999
 (unaudited); 12,905,214 shares issued and outstanding, pro
 forma......................................................       6,287          4,102          4,193          12,905
Additional paid-in capital..................................   9,981,672     24,808,178     48,119,339      51,928,445
Accumulated deficit.........................................  (9,405,746)   (24,024,005)   (27,736,459)    (27,736,459)
                                                              ----------   ------------   ------------    ------------
       Total shareholders' equity...........................     582,213        792,803     20,394,891    $ 24,204,891
                                                              ----------   ------------   ------------    ============
       Total liabilities and shareholders' equity...........  $4,573,918   $  3,988,794   $ 27,368,812
                                                              ==========   ============   ============


The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                   --------------------------------------------------------------------
                                                                                    THREE MONTHS
                                           YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                                   ----------------------------------------   -------------------------
                                          1996          1997           1998          1998          1999
                                   -----------   -----------   ------------   -----------   -----------
                                                                                     (UNAUDITED)
REVENUES:
Products.........................  $ 1,336,686   $ 2,127,872   $  2,711,947   $   319,494   $ 1,228,621
Services.........................      208,167       317,898        329,008        97,700            --
                                   -----------   -----------   ------------   -----------   -----------
                                     1,544,853     2,445,770      3,040,955       417,194     1,228,621
                                   -----------   -----------   ------------   -----------   -----------
COST OF REVENUES:
Products.........................      542,604       445,936      1,207,221        72,250       586,811
Services.........................      108,674       316,034        240,684        31,650            --
                                   -----------   -----------   ------------   -----------   -----------
                                       651,278       761,970      1,447,905       103,900       586,811
                                   -----------   -----------   ------------   -----------   -----------
Gross profit.....................      893,575     1,683,800      1,593,050       313,294       641,810
                                   -----------   -----------   ------------   -----------   -----------
OPERATING EXPENSES:
Sales and marketing..............      908,383     2,828,876      8,387,401     1,549,846     2,811,595
Research and development.........      388,885     1,170,710      2,668,328       493,070       736,149
General and administrative.......      920,838     2,598,526      3,863,534       886,692       828,383
Amortization of product
  development and patent costs...       71,040       857,899             --            --            --
                                   -----------   -----------   ------------   -----------   -----------
          Total operating
            expenses.............    2,289,146     7,456,011     14,919,263     2,929,608     4,376,127
                                   -----------   -----------   ------------   -----------   -----------
Interest income..................      110,760       181,396        276,681        23,114        30,607
Interest expense.................           --       (42,667)      (202,333)      (60,001)      (11,667)
Other income (expense), net......       90,311        55,453         27,029            --         2,923
                                   -----------   -----------   ------------   -----------   -----------
          Net loss...............  $(1,194,500)  $(5,578,029)  $(13,224,836)  $(2,653,201)  $(3,712,454)
                                   ===========   ===========   ============   ===========   ===========
Basic and diluted loss per common
  share (Note 2).................  $     (0.21)  $     (0.89)  $      (2.84)  $     (0.42)  $     (0.90)
Pro forma basic and diluted loss
  per share (Note 2).............                              $      (1.65)                $     (0.39)


The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                       ---------------------------------------------------------------------------------------
                                                                                                                     NET
                                                                                                                 UNREALIZED
                                                                                                                 GAIN (LOSS)
                                                                                                                     ON
                                                 PREFERRED   PREFERRED   PREFERRED   PREFERRED   ADDITIONAL    AVAILABLE-FOR-
                                       COMMON      STOCK       STOCK       STOCK       STOCK       PAID-IN          SALE
                                        STOCK    SERIES A    SERIES B    SERIES C    SERIES D      CAPITAL       SECURITIES
                                       -------   ---------   ---------   ---------   ---------   -----------   ---------------
Balances, January 1, 1996............  $5,586     $   --       $  --      $   --      $   --     $ 6,006,829      $ 27,334
  Proceeds from issuance of 674,279
    common shares, net of related
    costs............................     674         --          --          --          --       3,973,870            --
  Issuance of 27,207 common shares
    upon exercise of options.........      27         --          --          --          --             973            --
  Change in net unrealized gain on
    securities available-for-sale....      --         --          --          --          --              --       (27,334)
  Net loss...........................      --         --          --          --          --              --            --
                                       -------    ------       -----      ------      ------     -----------      --------
Balances, December 31, 1996..........   6,287         --          --          --          --       9,981,672            --
  Net loss...........................      --         --          --          --          --              --            --
                                       -------    ------       -----      ------      ------     -----------      --------
Balances, December 31, 1997..........   6,287         --          --          --          --       9,981,672            --
  Issuance of 74,820 common shares
    upon exercise of options.........      75         --          --          --          --           2,925            --
  Conversion of 2,319,095 shares of
    common stock into Series A and B
    preferred stock..................  (2,319)     1,645         674          --          --          15,041            --
  Proceeds from issuance of 2,188,698
    shares of Series C preferred
    stock and warrants, net of
    related costs....................      --         --          --       2,189          --      12,527,247            --
  Conversion of $1,000,000 debenture
    into 168,361 shares of Series C
    preferred stock..................      --         --          --         168          --         999,832            --
  Proceeds from issuance of 229,561
    shares of common stock and
    warrants, net of related costs...     229         --          --          --          --       1,281,461            --
  Exchange of common for preferred
    shares and related repurchase and
    retirement of 170,045 shares of
    Series C preferred stock.........    (170)        --          --          --          --              --            --
  Repurchase and retirement of
    147,939 shares of Series B
    preferred stock..................      --         --        (148)         --          --              --            --
Net loss.............................      --         --          --          --          --              --            --
                                       -------    ------       -----      ------      ------     -----------      --------
Balances, December 31, 1998..........   4,102      1,645         526       2,357          --      24,808,178            --
  Proceeds from issuance of 3,115,328
    shares of Series D preferred
    stock and warrants, net of
    related costs (unaudited)........      --         --          --          --       3,115      22,148,087            --
  Issuance of 90,954 common shares
    upon exercise of options
    (unaudited)......................      91         --          --          --          --         126,583            --
  Conversion of $1,000,000 debenture
    and interest into 174,535 shares
    of Series C preferred stock
    (unaudited)......................      --         --          --         175          --       1,036,491            --
  Net loss (unaudited)...............      --         --          --          --          --              --            --
                                       -------    ------       -----      ------      ------     -----------      --------
Balances, March 31, 1999
  (unaudited)........................  $4,193     $1,645       $ 526      $2,532      $3,115     $48,119,339      $     --
                                       =======    ======       =====      ======      ======     ===========      ========

                                       ------------

                                       ACCUMULATED
                                         DEFICIT
                                       ------------
Balances, January 1, 1996............  $ (2,633,217)
  Proceeds from issuance of 674,279
    common shares, net of related
    costs............................            --
  Issuance of 27,207 common shares
    upon exercise of options.........            --
  Change in net unrealized gain on
    securities available-for-sale....            --
  Net loss...........................    (1,194,500)
                                       ------------
Balances, December 31, 1996..........    (3,827,717)
  Net loss...........................    (5,578,029)
                                       ------------
Balances, December 31, 1997..........    (9,405,746)
  Issuance of 74,820 common shares
    upon exercise of options.........            --
  Conversion of 2,319,095 shares of
    common stock into Series A and B
    preferred stock..................       (15,041)
  Proceeds from issuance of 2,188,698
    shares of Series C preferred
    stock and warrants, net of
    related costs....................            --
  Conversion of $1,000,000 debenture
    into 168,361 shares of Series C
    preferred stock..................            --
  Proceeds from issuance of 229,561
    shares of common stock and
    warrants, net of related costs...            --
  Exchange of common for preferred
    shares and related repurchase and
    retirement of 170,045 shares of
    Series C preferred stock.........      (499,830)
  Repurchase and retirement of
    147,939 shares of Series B
    preferred stock..................      (878,552)
Net loss.............................   (13,224,836)
                                       ------------
Balances, December 31, 1998..........   (24,024,005)
  Proceeds from issuance of 3,115,328
    shares of Series D preferred
    stock and warrants, net of
    related costs (unaudited)........            --
  Issuance of 90,954 common shares
    upon exercise of options
    (unaudited)......................            --
  Conversion of $1,000,000 debenture
    and interest into 174,535 shares
    of Series C preferred stock
    (unaudited)......................            --
  Net loss (unaudited)...............    (3,712,454)
                                       ------------
Balances, March 31, 1999
  (unaudited)........................  $(27,736,459)
                                       ============


The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                        --------------------------------------------------------------------
                                                                                         THREE MONTHS
                                                YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                                        ----------------------------------------   -------------------------
                                               1996          1997           1998          1998          1999
                                        -----------   -----------   ------------   -----------   -----------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..............................  $(1,194,500)  $(5,578,029)  $(13,224,836)  $(2,653,201)  $(3,712,454)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
  Depreciation........................      107,605       132,069        223,562        38,911        77,000
  Provision for doubtful accounts
    receivable........................           --       190,000        (20,000)           --            --
  Loss (gain) on disposal of fixed
    assets............................           --        87,871             --            --        (6,098)
  Amortization of product development
    and patent costs..................       71,040       857,899             --            --            --
  Accretion of securities
    available-for-sale discounts......      (49,816)      (51,479)      (166,515)           --       (11,276)
  Provision for inventory
    obsolescence......................       43,533       (43,533)       100,000            --            --
  Changes in operating assets and
    liabilities:
    Accounts receivable...............     (147,846)     (444,717)      (284,281)      180,588      (331,987)
    Inventory.........................      (59,686)     (120,021)      (196,387)      (74,007)     (109,364)
    Prepaid expenses..................      (55,416)        6,873       (171,864)      (40,669)     (142,286)
    Other assets......................      (16,356)     (161,932)        20,647        (2,367)       76,953
    Accounts payable..................      169,356       (84,750)        75,460      (168,297)     (135,750)
    Accrued expenses..................      (43,010)      519,605      1,081,178       517,423       131,748
    Costs and estimated earnings in
       excess of billings on
       uncompleted contracts..........        3,912       (34,922)        64,458            --            --
    Deferred revenue..................      (17,502)      (99,798)        54,981        10,275        28,737
                                        -----------   -----------   ------------   -----------   -----------
       Net cash used in operating
         activities...................   (1,188,686)   (4,824,864)   (12,443,597)   (2,191,344)   (4,134,777)
                                        -----------   -----------   ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of furniture and
  equipment...........................     (129,462)     (504,331)      (913,137)      (86,231)     (250,764)
Purchases of securities
  available-for-sale..................   (3,174,300)   (3,932,596)    (7,831,124)           --   (16,637,585)
Maturities of securities
  available-for-sale..................    5,141,125     3,484,845      8,997,639     1,000,000            --
Proceeds from disposal of equipment...           --            --             --            --        41,941
Patent and product development
  costs...............................     (677,883)           --             --            --            --
                                        -----------   -----------   ------------   -----------   -----------
       Net cash provided by (used in)
         investing activities.........    1,159,480      (952,082)       253,378       913,769   (16,846,408)
                                        -----------   -----------   ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common
  stock...............................    3,975,544            --      1,284,690            --       126,674
Net proceeds from issuance of
  preferred stock.....................           --            --     12,529,436            --    26,943,064
Repurchase of preferred and common
  stock...............................           --            --     (1,378,700)           --            --
Issuance (repayment) of convertible
  debenture...........................           --     3,000,000     (1,000,000)           --            --
Repayments of promissory note.........           --        (3,333)        (7,333)       (2,000)       (2,000)
                                        -----------   -----------   ------------   -----------   -----------
       Net cash provided by (used in)
         financing activities.........    3,975,544     2,996,667     11,428,093        (2,000)   27,067,738
                                        -----------   -----------   ------------   -----------   -----------
Net increase (decrease) in cash and
  cash equivalents....................    3,946,338    (2,780,279)      (762,126)   (1,279,575)    6,086,553
Cash and cash equivalents, beginning
  of year.............................      659,685     4,606,023      1,825,744     1,825,744     1,063,618
                                        -----------   -----------   ------------   -----------   -----------
Cash and cash equivalents, end of
  year................................  $ 4,606,023   $ 1,825,744   $  1,063,618   $   546,169   $ 7,150,171
                                        ===========   ===========   ============   ===========   ===========

                        INTERACTIVE PICTURES CORPORATION

---------------

No income taxes were paid in any period presented. Interest payments totaled $0, $0 and $202, $333 in the years ended December 31, 1996, 1997 and 1998, respectively, and $0 in both of the three month periods ended March 31, 1998 and 1999 (unaudited), respectively.

Noncash investing and financing activities:

  The Company acquired furniture and equipment of $40,000 in 1997 through the issuance of a promissory note.


  During 1998, a $1,000,000 convertible debenture was converted into 168,361 shares of Series C preferred stock. In addition, 2,319,095 shares of common stock were exchanged for 1,644,817 shares of Series A preferred stock and 674,279 shares of Series B preferred stock.



  During March 1999, a $1,000,000 convertible debenture and accrued interest was converted into 174,535 shares of Series C preferred stock.



  Also during March 1999, the Company issued 105,142 shares of redeemable common stock for a portion of the placement fee in connection with the issuance of Series D preferred stock.


  At March 31, 1999, offering costs of $981,862 related to the first quarter private placement had not yet been paid by the Company (unaudited).

The accompanying notes are an integral part of these consolidated financial statements.

                        INTERACTIVE PICTURES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

Interactive Pictures Corporation ("IPIX" or the "Company") is engaged in the design and sale of electronic digital imaging products related to IPIX images. The Company's patented technology allows viewers to Step Inside the Picture with IPIX images and changes the way people create and view images, immersing them in a 360 degrees X 360 degrees spherical environment. IPIX images provide a complete field of view in a window, which can be navigated by moving a cursor inside the image.

Using the Company's technology, clients can create virtual tours and multimedia content to enhance marketing and accelerate electronic commerce over the Internet. The Company's customers are primarily in the real estate, publishing and corporate and e-commerce industries. Customers in the real estate and the corporate and e-commerce markets represented an aggregate of 63%, 57% and 62% of total revenues for 1996, 1997 and 1998.

The Company performs research and development to enhance its own products, as well as for other entities with whom the Company has entered into contracts. The Company also performs content development services for itself and others with whom the Company has entered into contracts.

The Company is currently preparing a registration statement on Form S-1. Management anticipates that the registration statement will be filed with the Securities and Exchange Commission ("SEC") in May 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS. Information in the accompanying financial statements and notes to the financial statements for the interim period as of March 31, 1999, and for the three-month periods ended March 31, 1998 and 1999, is unaudited. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles and Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements of the Company include the accounts of Interactive Pictures Corporation and its wholly-owned subsidiary, Interactive Pictures UK Limited, a United Kingdom company formed in 1998. All significant intercompany balances and transactions have been eliminated. The subsidiary's functional currency is the British Pound. The cumulative translation adjustment account as of December 31, 1998 and March 31, 1999, was insignificant.

CASH AND CASH EQUIVALENTS. The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

SECURITIES AVAILABLE-FOR-SALE. Securities available-for-sale represent those securities intended to be held for an indefinite period of time. Securities available-for-sale are recorded at fair value based on prices obtained from commercial pricing services.

Unrealized gains and losses are excluded from earnings and reported in other comprehensive income in shareholders' equity. Interest income includes interest, amortization of purchase premiums and discounts, and realized gains and losses on sales of securities. The cost of securities sold is based on the specific identification method. The securities portfolio at December 31, 1997, consisted entirely of U.S. government obligations with maturities of less than one year. Amortized costs approximated fair values and unrealized gains and losses were insignificant.

CONCENTRATIONS OF CREDIT RISK. Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. Cash and cash

                        INTERACTIVE PICTURES CORPORATION
equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from clients located in the U.S. and abroad. The Company performs ongoing credit evaluations of its clients' financial condition and generally requires no collateral from its clients. To date, the Company has not experienced any material losses.

The following table summarizes the revenue from product customers in excess of 10% of total revenues:

                                                              ------------
                                                              1996    1998
                                                              ----    ----
Customer A..................................................    0%      13%
Customer B..................................................   12        0
Customer C..................................................   16        0

At December 31, 1998, Customer A accounted for 16% of accounts receivable. One additional customer also represented 16% of accounts' receivable at December 31, 1998. Four customers represented 10%, 10%, 11%, and 28%, respectively, of accounts' receivable at December 31, 1997. However, no customer represented in excess of 10% of the Company's revenues in 1997, or in the three-month periods ended March 31, 1998 and 1999 (unaudited).

INVENTORY. Inventory, which consists primarily of digital cameras and related hardware, is stated at the lower of cost or market, with cost determined using standard costs (which approximate first-in, first-out costs). The Company records a provision for obsolete inventory whenever such an impairment has been identified.

PROPERTY AND EQUIPMENT. Property and equipment consist primarily of computer equipment and office furnishings, which are stated at cost. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements, and improvements are capitalized. Gains and losses from disposals are included in operations upon disposal. To date, disposals of property and equipment have been insignificant. Fixed assets are depreciated primarily using the straight-line method over estimated useful lives, which range from three to ten years. Leasehold improvements are amortized over the term of the lease, or estimated useful life whichever is shorter.

PATENTS AND PRODUCT DEVELOPMENT COSTS. External legal costs incurred to maintain the Company's intellectual property position are capitalized and amortized over the estimated useful life of the related patents.

The Company also capitalizes eligible software costs incurred after technological feasibility of the product has been established by a working model. Capitalized software costs are amortized over the estimated useful life of the product on a straight-line basis.


During 1997, the Company became aware of certain competitors using alternative technologies and determined that it was necessary to revise the estimated economic lives of both capitalized product development costs and patent costs from five years and seven years, respectively, to one year and three years, respectively. The effect of the change was to increase amortization expense by approximately $650,000. Qualifying costs in 1997 and 1998, were insignificant and, therefore, the Company did not capitalize such costs.



LONG-LIVED ASSETS. The carrying value of intangible assets, property and equipment, and other long-lived assets is reviewed on a regular basis for the existence of facts, both internally and externally, that may suggest impairment. The Company recognizes impairment losses whenever events or circumstances result in the carrying amount of the assets exceeding the sum of the expected future cash flows associated with such assets. The measurement of the impairment losses to be recognized is based on the difference between the fair values and the carrying amounts of the assets. To date no such impairment has been indicated.


INCOME TAXES. The Company uses the asset and liability method of accounting for income taxes, which requires the recognition of deferred tax liabilities and assets for expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance

                        INTERACTIVE PICTURES CORPORATION
against deferred tax assets is recorded if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Tax credits are accounted for as a reduction of tax expense in the year in which the credits reduce taxes payable.

The Company does not recognize deferred income taxes for temporary differences associated with its investment in the foreign subsidiary because the differences are essentially permanent in duration.

Interactive Pictures UK Limited is not included in the tax filing of its parent, Interactive Pictures Corporation. As a result, Interactive Pictures UK Limited files a separate return with the United Kingdom jurisdiction governing the subsidiary.


REVENUE RECOGNITION. Product revenue is recognized upon shipment or delivery to distributors and end users provided there are no uncertainties surrounding product acceptance, there are no significant vendor obligations, the fees are fixed and determinable, and collection is considered probable. The Company provides an allowance for returns upon recognizing revenue as deemed necessary based on historical experience. Returns were insignificant for all years presented. Payments received in advance are initially recorded as deferred revenue and recognized ratably as obligations are fulfilled.


The Company derives service revenues from research and development activities performed under fixed-price contracts with certain U.S. government agencies and other third parties. Such revenues are recognized using the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs, or as certain targets in the development process are met, as appropriate under the contract). Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. To date, such losses have been insignificant. Unbilled fees and services on contracts are comprised of costs plus estimated earnings on certain contracts in excess of contractual billings on such contracts. Advanced billings and billings in excess of costs plus estimated earnings are classified as deferred revenue.

RESEARCH AND DEVELOPMENT COSTS. Research and development expenditures are expensed as incurred. Costs incurred under contracts to perform research and development for others, excluding contracts with government agencies, are accounted for under Statement of Financial Accounting Standards (SFAS) No. 68, Research and Development Arrangements (Note 12).


ADVERTISING EXPENSES. All advertising expenditures are expensed as incurred. Advertising expenses for 1996, 1997 and 1998, were $0, $391,800 and $1,087,000, respectively. The Company recognizes expenditures under cooperative advertising arrangements net of reimbursements received from participants.


ACCOUNTING FOR STOCK-BASED COMPENSATION. The Company has elected to continue following Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock options granted to employees rather than the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation ("Statement 123").

FOREIGN CURRENCY TRANSACTIONS. Substantially all historical sales have been denominated in U.S. dollars. All transaction gains and losses are included in operations. Such amounts have been insignificant to date.

ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Examples of items affected by certain significant estimates made by management are long-lived assets, including patents and product development costs, certain accruals, receivables and inventory.

SEGMENT REPORTING. In 1998, the Company adopted Statement of Financial Accounting Standards 131 ("SFAS 131"), Disclosure About Segments of an Enterprise and Related Information. SFAS 131 requires use of

                        INTERACTIVE PICTURES CORPORATION

\the "management" approach which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position.



PRO FORMA SHAREHOLDERS' EQUITY (UNAUDITED). The accompanying pro forma shareholders' equity at March 31, 1999 reflects (i) the conversion of all outstanding shares of preferred stock into an aggregate of 8,207,493 shares of common stock and (ii) the "cashless exercise" of all outstanding common and preferred stock warrants calculated using an assumed initial public offering price of $13.00 (the midpoint of the range) and the conversion of the preferred shares issued upon the exercise of the preferred stock warrants into common shares, resulting in the issuance of 399,820 shares of common stock.


NET LOSS PER SHARE. The Company computes net loss per share in accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of incremental shares of common stock issuable upon the exercise of potentially dilutive stock options and warrants and upon conversion of the Company's preferred stock and convertible debenture.

The following table sets forth the computation of basic and dilutive net loss per share for the periods indicated:


                                 --------------------------------------------------------------------
                                                                                  THREE MONTHS
                                         YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                                 ----------------------------------------   -------------------------
                                        1996          1997           1998          1998          1999
                                 -----------   -----------   ------------   -----------   -----------
NUMERATOR:
Net loss.......................  $(1,194,500)  $(5,578,029)  $(13,224,836)  $(2,653,201)  $(3,712,454)
DENOMINATOR:
Weighted average shares........    5,636,662     6,286,565      4,660,789     6,286,565     4,136,452
NET LOSS PER SHARE:
Basic and diluted..............  $     (0.21)  $     (0.89)  $      (2.84)  $     (0.42)  $     (0.90)


The following table sets forth common stock equivalents that are not included in the diluted net income per share calculation above because to do so would be antidilutive for the periods indicated:


                                      --------------------------------------------------------------
                                                                                  THREE MONTHS
                                            YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                      -----------------------------------   ------------------------
                                          1996         1997          1998         1998          1999
                                      --------   ----------   -----------   ----------   -----------
Weighted average effect of common
  stock equivalents
Preferred Stocks:
  Series A..........................        --           --     1,197,061           --     1,644,817
  Series B..........................        --           --       434,837           --       526,340
  Series C..........................        --           --     1,511,024           --     2,374,511
  Series D..........................        --           --            --           --       640,373
Employee stock options..............   203,018      697,241       661,210      714,056       873,308
Convertible debenture...............        --       86,987       441,481      505,084       151,525
                                      --------   ----------   -----------   ----------   -----------
                                       203,018      784,228     4,245,613    1,219,140     6,210,874
                                      ========   ==========   ===========   ==========   ===========

                        INTERACTIVE PICTURES CORPORATION

PRO FORMA NET LOSS PER SHARE (UNAUDITED). Pro forma net loss per share for the year ended December 31, 1998 and for three months ended March 31, 1999, is computed using the weighted-average number of common shares outstanding, including (i) the conversion of all outstanding shares of the Company's preferred stock into an aggregate of 8,207,493 shares of the Company's common stock, and (ii) the "cashless exercise" of all outstanding common and preferred stock warrants calculated using an assumed initial public offering price of $13.00 (the midpoint of the range) and the conversion of the preferred shares issued upon exercise of the preferred stock warrants into common shares, resulting in the issuance of 399,820 shares of common stock, as if such transactions occurred at the beginning of the respective period, or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 3,351,726 for the year ended December 31, 1998 and 5,335,091 for the three months ended March 31, 1999. The calculation of diluted net loss per share excludes other potential common shares described above as the effect would be antidilutive.


RECLASSIFICATIONS. Certain reclassifications have been made to certain previously reported 1996 and 1997 amounts to conform with the 1998 presentation.


RECENT ACCOUNTING PRONOUNCEMENTS. In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The adoption of SFAS 133 is not expected to have a material impact on the Company's reported results of operations, financial position or cash flows.



In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 is effective for financial statements for the years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company will adopt the provisions of SOP 98-1 in its fiscal year ending December 31, 1999, and does not expect such adoption to have a material effect on the Company's reported results of operations, financial position, or cash flows.



In March 1998, AICPA issued Statement of Position 98-4, Deferral of the Effective Date of a Provision of SOP 97-2. SOP 98-4 defers for one year the application of certain provisions of Statement of Position 97-2, Software Revenue Recognition. Different informal and nonauthoritative interpretations of certain provisions of SOP 97-2 have arisen and, as a result, the AICPA issued SOP 98-9 in December 1998, which is effective for periods beginning after March 15, 1999. SOP 98-9 extends the effective date of SOP 98-4 and provides additional interpretive guidance. The adoption of SOP 97-2, SOP 98-4 and SOP 98-9 have not had and are not expected to have a material impact on the Company's reported results of operations, financial position or cash flows.



In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of this standard is not expected to have a material impact on the Company's reported results of operations, financial position or cash flows.

                        INTERACTIVE PICTURES CORPORATION

3. ACCRUED LIABILITIES

Accrued liabilities consist of the following as of December 31:

                                                              ---------------------
                                                                  1997         1998
                                                              --------   ----------
Accrued legal fees..........................................  $210,000   $  451,000
Accrued vacation............................................    55,176      137,498
Accrued relocation expenses.................................        --      461,235
Other liabilities...........................................   301,860      598,481
                                                              --------   ----------
                                                              $567,036   $1,648,214
                                                              ========   ==========

4. INCOME TAXES

The components of the Company's net deferred tax asset (liability) as of December 31, 1997 and 1998, is as follows:

                                                              -------------------------
                                                                     1997          1998
                                                              -----------   -----------
DEFERRED TAX ASSETS (LIABILITIES):
Financial reserves..........................................  $    72,000   $   103,000
Accrued expenses and deferred revenue.......................       91,000       255,000
                                                              -----------   -----------
                                                                  163,000       358,000
Valuation allowance.........................................     (163,000)     (358,000)
                                                              -----------   -----------
          Net current deferred tax asset (liability)........  $        --   $        --
                                                              ===========   ===========
LONG-TERM:
Net operating loss carryforwards............................  $ 3,121,000   $ 7,911,000
Research and development credits............................       45,000        45,000
Intangible assets...........................................      259,000       239,000
                                                              -----------   -----------
                                                                3,425,000     8,195,000
Valuation allowance.........................................   (3,425,000)   (8,195,000)
                                                              -----------   -----------
          Net long-term deferred tax asset (liability)......  $        --   $        --
                                                              ===========   ===========

At December 31, 1998, the Company has available net operating loss carryforwards of approximately $21,000,000, which it may use to offset future federal taxable income. The net operating loss carryforwards, if not utilized, will begin to expire in 2009. The Company has available research and development credits of approximately $45,000 that will expire in 2010.

Income tax benefits have not been recorded since the Company has fully reserved the tax benefit of temporary differences, operating losses and tax credit carryforwards based on management's evaluation of the positive and negative evidence impacting the realizability of the assets, consisting principally of net operating loss carryforwards. Management has considered the Company's history of losses and concluded that as of December 31, 1997 and 1998, the deferred tax assets should be fully reserved.

                        INTERACTIVE PICTURES CORPORATION

The Company's 1996, 1997 and 1998 income tax provision differs from that obtained by using the statutory rate of 34% due to the following:

                                                             -------------------------------------
                                                                  1996          1997          1998
                                                             ---------   -----------   -----------
Computed "expected" tax benefit............................  $(406,000)  $(1,897,000)  $(4,496,000)
State income taxes, net of federal income tax benefit......    (48,000)     (223,000)     (524,000)
Change in valuation allowance..............................    451,000     2,105,000     4,965,000
Permanent differences......................................      3,000        15,000        55,000
                                                             ---------   -----------   -----------
                                                             $      --   $        --   $        --
                                                             =========   ===========   ===========

5. DEBT


On October 29, 1997, the Company issued a $3,000,000, 8% convertible debenture due September 30, 1998 (the Debenture). The debenture was convertible into 505,084 shares of Series C preferred stock. Effective October 23, 1998, $1,000,000 of the Debenture was assigned by the investor to a group of private investors who converted such portion of the Debenture into 168,361 shares of Series C preferred stock. The Company paid off $1,000,000 of the Debenture in October 1998, and converted the remaining $1,000,000 into 174,535 shares of Series C preferred stock in March 1999.


The Company entered into a $40,000 noninterest bearing promissory note payable during August 1997; due in monthly installments of $667, including principal and imputed interest, through August 2002. The note is collateralized by certain furniture and equipment of the Company.

6. SHAREHOLDERS' EQUITY

As of December 31, 1997, the Company's outstanding capital stock consisted solely of common stock. The investment agreements among the Company and certain corporate investors provide certain rights and obligations to the parties, including but not limited to board representation, the issuance of equity securities, and public registration and antidilution rights.


During April 1998, the Company authorized and issued to new corporate investors 2,188,698 shares of Series C preferred stock, as well as warrants to purchase an additional 609,460 shares of Series C preferred stock, for net proceeds of $12,529,436. The warrants expire five years from the issuance or upon consummation of a "qualified public offering," as defined in the warrant agreements. The warrant exercise price for 547,175 shares is $5.94 and $7.12 for the remaining shares under these warrants.



In connection with the Series C transaction, the Company exchanged, on a one-for-one basis, an aggregate of 2,319,095 shares of common stock for 1,644,817 shares of Series A preferred stock and 674,279 shares of Series B preferred stock.



During August 1998, the Company issued warrants to purchase 22,956 shares of common stock. These warrants have an exercise price of $7.12 per share and expire three years from the issuance or upon consummation of a "qualified public offering," as defined in the warrant agreement.



On March 19 and April 12, 1999, the Company amended its Charter to (i) increase the number of common shares authorized to 34,009,000 shares; (ii) change the authorized number of shares of Series B and C preferred stock to 526,340 and 3,151,715, respectively; and (iii) change the par value of its common stock to $0.001. All amounts included in the accompanying financial statements have been restated to retroactively reflect the change in par value.



Subsequent to the year ended December 31, 1998, the Company issued an aggregate of 3,504,744 shares of Series D preferred stock for gross proceeds of $27,000,000, of which approximately $16,600,000 was invested in

                        INTERACTIVE PICTURES CORPORATION
commercial paper with maturities of less than one year. These obligations are reported at amortized cost, which approximates fair value.


In connection with the Series D issuance, warrants to purchase 221,059 shares of Series D preferred stock were issued. The warrants have an exercise price of $9.23 and expire three years from issuance or upon consummation of a "qualified public offering," as defined in the warrant agreement.



In April 1999, the Company issued 6,802 warrants to purchase common stock at $9.23 per share. These warrants expire three years from issuance or upon consummation of a "qualified public offering," as defined in the warrant agreement.


The Company's amended Charter provides the following rights and preferences to the holders of Series A, B, C and D preferred stock:

     VOTING

     Each share of all series of preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock.

     The consent of the holders of greater than 70% of the outstanding shares of Series A, B and C preferred stock will be necessary to effect certain changes to the Company's Charter that would adversely affect the powers, preferences and other rights of the preferred stock.

     The consent of the holders of greater than a majority of the outstanding shares of Series D preferred stock will be necessary to effect certain changes to the Company's Charter.

     The holders of Series A and B preferred stock shall each be entitled to elect one director at each annual meeting of the stockholders. The holders of Series C and D preferred stock shall be entitled to elect two directors at each meeting.

     LIQUIDATION


     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series A, B and C preferred stock are entitled to receive an amount of $3.9989, $5.9396 and $5.9396 per share, respectively, prior to and in preference to any distribution to the holders of common stock.



     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series D preferred stock are entitled to receive an amount of $7.7038 per share prior to and in preference to any distribution to the holders of common stock and all other classes of preferred stock.


     CONVERSION

     Each share of all series of outstanding preferred stock is convertible, at the option of the holder, according to a conversion ratio which is subject to adjustment for dilution. In the event that the per share offering price of proceeds from a "qualified public offering," as defined in the Company's charter, exceed certain thresholds, each share of all series of outstanding preferred stock automatically converts on a one-for-one basis to common stock.

     DIVIDENDS

     Holders of preferred stock are entitled to receive noncumulative dividends when and if declared by the Board of Directors. No dividends have been declared through December 31, 1998.


The Company provided put options to certain of its underwriters upon their purchase for cash of 389,416 shares of Series D convertible preferred stock and 105,142 shares of common stock. The option holders can exercise

                        INTERACTIVE PICTURES CORPORATION
the options at the close of an initial public offering only if the National Association of Securities Dealers, Inc. (NASD) concludes upon the close of the initial public offering that the underlying stock issuances result in compensation to the underwriters in excess of its allowed limits. Upon exercise of the options by the holders, the Company must pay cash to the holders of the original purchase price of each share. There is no provision for unpaid dividends. The Company has presented the shares of convertible preferred stock and common stock subject to the put options as mandatorily redeemable stock in the balance sheet. The Company has concluded that redemption value of these securities is the same as the amount at which the securities were initially recorded.


7. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair values of financial instruments have been estimated using data which the Company considered the best available. The following estimation methodologies were used:

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents are reflected at carrying value, which is considered fair value due to the short-term nature of these instruments.

     ACCOUNTS RECEIVABLE. Accounts receivable consists primarily of trade receivables. The Company has estimated their fair value to be the carrying value.

     SECURITIES AVAILABLE-FOR-SALE. The estimated fair value of securities available-for-sale is based on the quoted market prices for those or similar investments. Amortized costs approximate fair value.

     CONVERTIBLE DEBENTURE AND PROMISSORY NOTE. Fair values are based on quoted market prices for the same or similar issues, or the carrying value is used where a market price is unavailable. The carrying value is assumed to be the fair value for these liabilities as no market price for a comparable instrument was available.


     REDEEMABLE COMMON AND PREFERRED STOCKS. Redeemable common and preferred stocks are recorded at their redemption amounts which is considered to approximate fair value.


8. EMPLOYEE STOCK AND BENEFIT PLANS

STOCK OPTION PLAN


The Company has authorized the 1997 Equity Compensation Plan (the Plan), under which 1,998,559 shares of common stock are authorized and reserved for issuance to selected employees, officers, directors, consultants and advisors. The Company has reserved a sufficient number of shares of common stock for issuance pursuant to the authorized options. As of December 31, 1998, 547,970 options had been granted under this Plan. In addition, the Company has granted certain options to purchase shares of the Company's common stock to employees not under the Plan; these options were primarily granted prior to the authorization of the 1997 plan. The exercise price of all options granted is the fair value of the Company's common stock at the date of grant as estimated by common stock and convertible preferred stock transactions with third parties at or near grant dates. The options generally vest over one to three-year periods and expire five years after the respective vesting dates.

                        INTERACTIVE PICTURES CORPORATION

A summary of the Company's stock option activity is as follows:


                                      -------------------------------------------------------------
                                                     WEIGHTED     WEIGHTED                 WEIGHTED
                                                      AVERAGE      AVERAGE         STOCK    AVERAGE
                                                  OF EXERCISE   GRANT DATE       OPTIONS   EXERCISE
                                         SHARES        PRICES   FAIR VALUE   EXERCISABLE      PRICE
                                         ------   -----------   ----------   -----------   --------
Under option at January 1, 1996.....    519,467
Options granted in 1996.............    140,117      $3.68        $0.97
Options exercised in 1996...........    (27,207)      0.03
Options cancelled in 1996...........    (40,811)      3.68
                                      ---------
Under option at December 31, 1996...    591,566                                 446,008     $0.56
Options granted in 1997.............    891,733       4.06         0.97
Options cancelled in 1997...........   (107,468)      3.68
                                      ---------
Under option at December 31, 1997...  1,375,831                                 677,103      1.62
Options granted in 1998.............    536,067       6.00         1.21
Options exercised in 1998...........    (74,820)      0.03
Options cancelled in 1998...........    (11,337)      6.47
                                      ---------
Under option at December 31, 1998...  1,825,741                                 835,192      2.47
                                      =========


The following table summarizes information about stock options at December 31, 1998:


                ----------------------------------------------------------------------------------
                               OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                -------------------------------------------------   ------------------------------
                     NUMBER                                              NUMBER
                OUTSTANDING   WEIGHTED-AVERAGE                      EXERCISABLE
   RANGE OF              AT          REMAINING   WEIGHTED-AVERAGE            AT   WEIGHTED-AVERAGE
EXERCISE PRICE     12/31/98   CONTRACTUAL LIFE     EXERCISE PRICE      12/31/98     EXERCISE PRICE
--------------  -----------   ----------------   ----------------   -----------   ----------------
    $0.03          308,611       0.7 years            $0.03            308,611         $0.03
    $3.68          872,688       2.7 years            $3.68            486,677         $3.68
$5.94 - $6.47      644,442       8.9 years            $6.06             39,904         $6.41


ACCOUNTING FOR STOCK-BASED COMPENSATION


Under APB 25, because the exercise price of the Company's stock options equals the deemed fair value of the underlying stock on the date of the grant, no compensation cost has been recognized in the accompanying financial statements. Pro forma information regarding net loss is required by Statement 123, and has been determined as if the Company had accounted for its stock options under the fair value method of Statement 123. The Company has determined that the difference between historical results and such pro forma information would have been to increase the net loss by $133,037, $311,129 and $300,876 in 1996, 1997 and 1998, respectively, and to increase the net loss per share to $(0.24), $(0.94), and $(2.91) in 1996, 1997 and 1998, respectively.


The minimum fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: expected lives of five years, risk free interest rate of 6.21% in 1996, 5.71% in 1997, 4.59% in 1998, and expected dividends and volatility of zero in 1996, 1997 and 1998. Because the determination of fair value of all options granted after such time as the Company becomes a public entity would include an expected volatility factor in addition to the factors described in this paragraph, these results may not be representative of future periods.

                        INTERACTIVE PICTURES CORPORATION

401(K) PLAN

The Company has a 401(k) profit sharing plan which is available to all full-time employees after six months of service and those part-time employees who have completed one thousand hours of employment during twelve consecutive months. The Company will match sixty-five cents per dollar up to 6.15% of the employee's annual salary. The Company made contributions of $33,432, $43,803 and $116,071 in 1996, 1997 and 1998, respectively.

9. COMPREHENSIVE INCOME

On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes new requirements for reporting and displaying comprehensive income (loss) and its components. The adoption of SFAS No. 130 has no impact on the Company's net loss or total stockholders' equity. This new accounting standard requires net unrealized gains or losses on the Company's available-for-sale securities to be reported as accumulated other comprehensive income (loss).

The following reclassification adjustments are required to avoid double-counting net realized gains on sales of securities that were previously included in comprehensive income prior to the sales of the securities:

                                                              --------
                                                                  1996
                                                              --------
Net gains on sales of securities included in interest
  income....................................................  $ 27,334
Other comprehensive income reclassification adjustment......   (27,334)
                                                              --------
  Net unrealized gain (loss) reported in other comprehensive
     income.................................................  $     --
                                                              ========

10. SEGMENT INFORMATION

The Company has two reportable segments: 1) IPIX products, and 2) research and development services for others. The accounting policies of the segments are the same as those of the Company. The Company evaluates the performance of its segments and allocates resources to them based solely on evaluation of gross profit. There are no inter-segment revenues. The Company does not make allocations of corporate costs to the individual segments and does not identify separate assets of the segments in making decisions regarding performance or allocation of resources to them. Management believes the Company's future growth will occur in the IPIX products segment.

Information about reported segments for the years ended December 31, 1996, 1997 and 1998, and the three-month periods ended March 31, 1998 and 1999, is as follows:

                                                           --------------------------------------
                                                                        RESEARCH AND
                                                                         DEVELOPMENT
                                                                 IPIX       SERVICES
                                                             PRODUCTS     FOR OTHERS        TOTAL
                                                           ----------   ------------   ----------
YEAR ENDED DECEMBER 31:
1996
Revenues.................................................  $1,336,686     $208,167     $1,544,853
Gross profit.............................................  $  794,082     $ 99,493     $  893,575
1997
Revenues.................................................  $2,127,872     $317,898     $2,445,770
Gross profit.............................................  $1,681,936     $  1,864     $1,683,800

                        INTERACTIVE PICTURES CORPORATION

                                                           --------------------------------------
                                                                        RESEARCH AND
                                                                         DEVELOPMENT
                                                                 IPIX       SERVICES
                                                             PRODUCTS     FOR OTHERS        TOTAL
                                                           ----------   ------------   ----------
1998
Revenues.................................................  $2,711,947     $329,008     $3,040,955
Gross profit.............................................  $1,504,726     $ 88,324     $1,593,050

THREE MONTHS ENDED MARCH 31:
1998 (UNAUDITED)
Revenues.................................................  $  319,494     $ 97,700     $  417,194
Gross profit.............................................  $  247,244     $ 66,050     $  313,294
1999 (UNAUDITED)
Revenues.................................................  $1,228,621     $     --     $1,228,621
Gross profit.............................................  $  641,810     $     --     $  641,810


Revenue and long-lived asset information by geographic area as of and for the years ended December 31, 1996, 1997 and 1998 and the three-month periods ended March 31, 1998 and 1999, is as follows:


                                        ------------------------------------------------------------
                                                                                   THREE MONTHS
                                              YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                        ------------------------------------   ---------------------
                                              1996         1997         1998       1998         1999
                                        ----------   ----------   ----------   --------   ----------
                                                                                    (UNAUDITED)
REVENUES:
United States.........................  $1,147,845   $1,833,851   $2,403,793   $268,227   $  978,899
Japan.................................     138,000      273,093      352,330     82,650        4,825
Singapore.............................     259,008      143,364       13,000         --        1,695
United Kingdom........................          --       21,537       40,979     48,395      194,619
Other foreign countries...............          --      173,925      230,853     17,922       48,583
                                        ----------   ----------   ----------   --------   ----------
                                        $1,544,853   $2,445,770   $3,040,955   $417,194   $1,228,621
                                        ==========   ==========   ==========   ========   ==========
LONG-LIVED ASSETS:
Foreign...............................               $       --   $   14,962              $   23,006
United States.........................                  662,967    1,337,580               1,467,457
                                                     ----------   ----------              ----------
                                                     $  662,967   $1,352,542              $1,490,463
                                                     ==========   ==========              ==========


Foreign revenues include all sales made to customers outside the United States, including those generated by the UK subsidiary.

                        INTERACTIVE PICTURES CORPORATION

11. COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases certain office space under noncancelable operating leases. Future minimum lease payments with remaining terms in excess of one year are as follows:

                                                              ----------
1999........................................................  $  536,567
2000........................................................     419,488
2001........................................................     376,143
2002........................................................     328,968
2003........................................................      55,530
                                                              ----------
                                                              $1,716,696
                                                              ==========

Rental expense for operating leases was $46,378, $152,120 and $430,010 for 1996, 1997 and 1998, respectively.

The Company is subject to claims in the ordinary course of business. Management believes the ultimate resolution of these matters will have no material impact on the financial condition, results of operations or cash flows of the Company.

12. RESEARCH AND DEVELOPMENT ARRANGEMENTS


The Company performs certain research and development activities under various third party contracts under which the Company receives payments upon achieving certain targets in the development process. One of these contracts provided for receipt of royalties under a license agreement. The remaining contract for which information is disclosed below included no such arrangements. Both of these contracts expired prior to December 31, 1998.


Total revenue earned and costs incurred under third party research and development contracts, excluding contracts with government agencies, at December 31, is as follows:

                                                              ----------------------------
                                                                 1996       1997      1998
                                                              -------   --------   -------
Revenue earned..............................................  $79,750   $104,500   $62,700
Cost incurred...............................................   44,693    208,168        --


13. SUBSEQUENT EVENTS



On July 2, 1999, the Board of Directors approved a 0.34009-for-1 reverse stock split. All references to number of shares, per share amounts, stock option data, and warrant exercise prices have been restated for all periods presented.



Unaudited



In April and May of 1999, the Company issued options to employees and directors to purchase 795,130 shares of common stock at $7.70 per share. The Company recorded deferred stock compensation totalling approximately $1,034,000 during these time periods which represents the difference between the deemed fair market value of the Company's common stock for accounting purposes and the exercise price of the options at the date of grant. The deferred stock compensation will be presented as a reduction of shareholders' equity and will be amortized over the three year vesting period of the options.



In October 1998, a lawsuit was filed against the Company. This lawsuit alleged that the Company breached a duty of confidence, made misrepresentations and misappropriated trade secrets. The Company removed this action to arbitration and cross-claimed alleging various affirmative claims. The plaintiffs dismissed the lawsuit in May 1999. However, arbitration is expected to take place in the fall of 1999. In May 1999, one of the original plaintiffs filed a second lawsuit against the Company alleging patent infringement. Management believes that the claims are without merit and intends to vigorously defend against such claims. If the Company does not

                        INTERACTIVE PICTURES CORPORATION
effectively defend against the claims, the Company's financial condition, results of operations and cash flows could be materially adversely affected.



By letter dated June 7, 1999, the NASD informed the Company that it would consider a portion of the redeemable convertible preferred stock and redeemable common stock to be underwriting compensation received in connection with the proposed initial public offering in excess of the amounts allowable under the NASD's Conduct Rules (Note 6). In order to comply with the NASD's Conduct Rules, the Company will repurchase the requisite number of shares of common stock, including shares representing the redeemable convertible preferred stock and the redeemable common stock, immediately following the consummation of the initial public offering. The number of shares that the Company will be required to repurchase will not be known until the offering price has been determined and the underwriters have exercised or waived their over-allotment option.

                  (LOGO IPIX INTERACTIVE PICTURES CORPORATION)

                              [INSIDE BACK COVER]


                              -------------------

                                CURRENT PRODUCTS

                              -------------------


                             Film for the Internet


                                   IPIX Keys



                                  Camera Kits


                             Kodak, Nikon & Olympus



                              In-house Studio Work


                      IPIX Photography and Web Development


                                IPIX Stockhouse


                             IPIX Stock Photography


                         ------------------------------

                            NEW PRODUCT DEVELOPMENT

                         ------------------------------


                            The Eyes of the Internet


                                  IPIX Webcam



                            [IPIX Webcam logo image]



                              V630 Steerable Video



                               [V360 logo image]



                                IPIX On Location

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:


SEC Registration Fee........................................  $ 18,800
NASD Fees...................................................     7,262
NASDAQ Listing Fees.........................................    95,000
Printing and Engraving Expenses.............................   120,000
Legal Fees and Expenses.....................................   250,000
Accountants' Fees and Expenses..............................   150,000
Transfer Agent and Registrar's Fees.........................    10,000
Miscellaneous Costs.........................................    98,938
                                                              --------
          Total.............................................  $750,000
                                                              ========



ITEM 14.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES


The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interests, and, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) the director or officer in connection with any criminal proceeding had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

Our amended and restated charter and bylaws will provide that we will indemnify from liability, and advance expenses to, any present or former director or officer to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule, or regulation adopted in lieu thereof.

Additionally, our charter will provide that no director will be personally liable to us or any of our shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or
(iii) any unlawful distributions.

The proposed form of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement contains certain provisions relating to our indemnification and our controlling persons by the Underwriters and relating to the indemnification of the Underwriters by us, our controlling persons and the selling shareholders.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of the transactions by the Registrant during the past three years involving sales of the Registrant's securities that were not registered under the Securities Act.


Within the past three years, the Registrant has issued options to purchase 2,205,585 shares of its common stock to various employees, officers, directors, consultants and advisors with exercise prices ranging from $.03 to $7.70 per share. Within the past three years, we have issued 240,593 shares of common stock pursuant to stock option exercises for an aggregate consideration of $132,674, at an average exercise price of $.56 per share.



In December 1996, the Registrant issued to each of Motorola, Inc. and Discovery Communications, Inc. an aggregate of 674,279 shares of common stock for an aggregate purchase price of $4,000,000.


In October 1997, the Registrant issued to a private investor a $3,000,000 aggregate principal amount, 8% convertible debenture.


On April 9, 1998, the Registrant issued to Motorola 1,495,177 shares of Series A preferred stock and 337,139 shares of Series B preferred stock in exchange for 1,832,316 shares of common stock of the Registrant. No cash consideration was paid in connection with this exchange.



On April 9, 1998, the Registrant issued to Discovery 337,139 shares of Series B preferred stock in exchange for a like number of shares of common stock of the Registrant. No cash consideration was paid in connection with this exchange.



From April to July 1998, the Registrant issued to eight private investors an aggregate of 2,188,698 shares of Series C preferred stock for an aggregate purchase price of $13,000,000. In connection with such sale, the Registrant issued to these investors warrants to purchase an aggregate of 547,175 shares of Series C preferred stock at an exercise price of $5.94 per share. Morgan Keegan & Company, Inc. acted as the Registrant's placement agent in this transaction and received cash commissions of $265,450 and warrants to purchase 62,285 shares of Series C preferred stock for an exercise price of $7.12 per share.



In May 1998, the Registrant issued to two shareholders an aggregate of 149,640 shares of Series A preferred stock in exchange for a like number of shares of common stock of the Registrant. No cash consideration was paid in connection with this exchange.



In August 1998, the Registrant issued to 17 private investors an aggregate of 229,561 shares of common stock of the Registrant for an aggregate consideration of $1,363,500. Morgan Keegan acted as the Registrant's placement agent for this transaction and received cash commissions of $81,810 and a warrant to purchase 22,956 shares of common stock at an exercise price of $7.12 per share.



From January to March 1999, the Registrant issued to 16 private investors an aggregate of 3,504,744 shares of Series D preferred stock for an aggregate purchase price of $27,000,000. In connection with this transaction, the Registrant issued to one of the investors a warrant to purchase an aggregate of 221,059 shares of Series D preferred stock at an exercise price of $9.23 per share. J.P. Morgan & Co. acted as placement agent for the Registrant to this transaction and received a commission of $1,620,000, half of which was paid in cash and the remainder with 105,142 shares of common stock.



In April 1999, the Registrant issued to a software provider a warrant to purchase 6,802 shares of common stock at an exercise price of $9.23 per share.



In July 1999, the Registrant entered into an agreement with one private investor to issue $1,000,000 of common stock at the initial public offering price at a future date.


The issuance of securities described in Item 15 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuance of securities described under the first paragraph of Item 15 was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1*     --   Form of the Underwriting Agreement among Interactive
               Pictures Corporation, the selling shareholders and the
               underwriters
 3.1      --   Form of Amended and Restated Charter of Interactive Pictures
               Corporation
 3.2      --   Form of Amended and Restated Bylaws of Interactive Pictures
               Corporation
 4.1*     --   Form of certificate representing the common stock, $.001 par value per share of Interactive Pictures Corporation
 4.2**    --   Amended and Restated Registration Rights Agreement dated
               December 23, 1996, between Interactive Pictures Corporation,
               Motorola, Inc. and Discovery Communications, Inc.
 4.3**    --   Rights Agreement dated April 9, 1998, between Interactive
               Pictures Corporation and purchasers of Series C Preferred
               Stock
 4.4**    --   Amended and Restated Rights Agreement dated March 22, 1999, between Interactive Pictures Corporation and purchasers of
               Series D Preferred Stock
 5.1*     --   Opinion of Baker, Donelson, Bearman and Caldwell as to the
               legality of the common stock being offered
10.1**    --   Executive Employment Agreement dated January 24, 1997,
               between Interactive Pictures Corporation and James M.
               Phillips, as amended
10.2**    --   Employment and Noncompetition Agreement dated June 20, 1997, between Interactive Pictures Corporation and John M. Murphy
10.3**    --   Employment and Noncompetition Agreement dated August 17,
               1998, between Interactive Pictures Corporation and Jeffrey
               D. Peters
10.4**    --   Employment and Noncompetition Agreement dated August 24,
               1998, between Interactive Pictures Corporation and John J.
               Kalec
10.5**    --   Employment Agreement dated June 23, 1997, between
               Interactive Pictures Corporation and Steven D. Zimmermann
10.6**    --   License Agreement dated January 17, 1997, between
               Interactive Pictures Corporation and Discovery
               Communications, Inc.
10.7**    --   Patent License Agreement dated January 17, 1997, between
               Interactive Pictures Corporation and Motorola, Inc.
10.8**    --   1997 Equity Compensation Plan
10.9**    --   Marketing Agreement dated March 22, 1999, between
               Interactive Pictures Corporation and GE Capital Equity
               Investments, Inc.
10.10**   --   Warrant Agreement dated March 22, 1999, between Interactive
               Pictures Corporation and GE Capital Equity Investments, Inc.
23.1      --   Consent of PricewaterhouseCoopers LLP
23.2*     --   Consent of Baker, Donelson, Bearman & Caldwell (included in opinion filed as Exhibit 5.1)
24.1**    --   Power of Attorney (included on page II-5)
27.1**    --   Financial Data Schedule (for SEC use only)


---------------

 * To be filed by amendment

** Previously filed

Schedules

SCHEDULE II  VALUATION AND QUALIFYING ACCOUNTS

All schedules have been omitted because either they are not required, or not applicable or the information is otherwise set forth in the consolidated financial statements and notes thereto.

ITEM 17.  UNDERTAKINGS

The Registrant hereby undertakes:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) To provide the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant, Interactive Pictures Corporation, has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Ridge, State of Tennessee, on this 13th day of July, 1999.


                                          INTERACTIVE PICTURES CORPORATION


                                          By: /s/             *

                                            ------------------------------------
                                                     James M. Phillips
                                                 Chairman of the Board and

                                                  Chief Executive Officer



PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



                    SIGNATURES                                      TITLE                      DATE
                    ----------                                      -----                      ----

                        /s/                          Chairman of the Board of Directors    July 13, 1999
                         *                             and Chief Executive Officer
---------------------------------------------------
                 James M. Phillips

                        /s/                          President and Chief Operating         July 13, 1999
                         *                             Officer
---------------------------------------------------
                 Jeffrey D. Peters

                        /s/                          Vice President and Chief Financial    July 13, 1999
                   JOHN J. KALEC                       Officer (Principal Accounting
---------------------------------------------------    Officer)
                   John J. Kalec

                        /s/                          Director                              July 13, 1999
                         *
---------------------------------------------------
                 John S. Hendricks

                        /s/                          Director                              July 13, 1999
                         *
---------------------------------------------------
                    Doug Holmes

                        /s/                          Director                              July 13, 1999
                         *
---------------------------------------------------
               Laban P. Jackson, Jr.

                        /s/                          Director                              July 13, 1999
                         *
---------------------------------------------------
                  Randall Battat

              *By: /s/ JOHN J. KALEC
   ---------------------------------------------
                 James M. Phillips
                 Power of Attorney

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1*     --   Form of the Underwriting Agreement among Interactive
               Pictures Corporation, the selling shareholders and the
               underwriters
 3.1      --   Form of Amended and Restated Charter of Interactive Pictures
               Corporation
 3.2      --   Form of Amended and Restated Bylaws of Interactive Pictures
               Corporation
 4.1*     --   Form of certificate representing the common stock, $.001 par value per share of Interactive Pictures Corporation
 4.2**    --   Amended and Restated Registration Rights Agreement dated
               December 23, 1996, between Interactive Pictures Corporation,
               Motorola, Inc. and Discovery Communications, Inc.
 4.3**    --   Rights Agreement dated April 9, 1998, between Interactive
               Pictures Corporation and purchasers of Series C Preferred
               Stock
 4.4**    --   Amended and Restated Rights Agreement dated March 22, 1999, between Interactive Pictures Corporation and purchasers of
               Series D Preferred Stock
 5.1*     --   Opinion of Baker, Donelson, Bearman and Caldwell as to the
               legality of the common stock being offered
10.1**    --   Executive Employment Agreement dated January 24, 1997,
               between Interactive Pictures Corporation and James M.
               Phillips, as amended
10.2**    --   Employment and Noncompetition Agreement dated June 20, 1997, between Interactive Pictures Corporation and John M. Murphy
10.3**    --   Employment and Noncompetition Agreement dated August 17,
               1998, between Interactive Pictures Corporation and Jeffrey
               D. Peters
10.4**    --   Employment and Noncompetition Agreement dated August 24,
               1998, between Interactive Pictures Corporation and John J.
               Kalec
10.5**    --   Employment Agreement dated June 23, 1997, between
               Interactive Pictures Corporation and Steven D. Zimmermann
10.6**    --   License Agreement dated January 17, 1997, between
               Interactive Pictures Corporation and Discovery
               Communications, Inc.
10.7**    --   Patent License Agreement dated January 17, 1997, between
               Interactive Pictures Corporation and Motorola, Inc.
10.8**    --   1997 Equity Compensation Plan
10.9**    --   Marketing Agreement dated March 22, 1999, between
               Interactive Pictures Corporation and GE Capital Equity
               Investments, Inc.
10.10**   --   Warrant Agreement dated March 22, 1999, between Interactive
               Pictures Corporation and GE Capital Equity Investments, Inc.
23.1      --   Consent of PricewaterhouseCoopers LLP
23.2*     --   Consent of Baker, Donelson, Bearman & Caldwell (included in opinion filed as Exhibit 5.1)
24.1**    --   Power of Attorney (included on page II-5)
27.1**    --   Financial Data Schedule (for SEC use only)


---------------

 * To be filed by amendment

** Previously filed